    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 OHIO                                  5122                               31-0958666
   (State or Other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
    Incorporation or Organization)         Classification Code Number)               Identification No.)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT D. WALTER
                                    CHAIRMAN
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                 WITH COPIES TO

                  DAVID A. KATZ, ESQ.                                   RICHARD M. SANDLER, ESQ.
             WACHTELL, LIPTON, ROSEN & KATZ                 LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.
                  51 WEST 52ND STREET                                     65 LIVINGSTON AVENUE
                NEW YORK, NY 10019-6150                                    ROSELAND, NJ 07068
                     (212) 403-1000                                          (973) 992-8700

                            ------------------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
----------------------------------------------------------------------------------------------------------
                                        AMOUNT       PROPOSED MAXIMUM  PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  TO BE       OFFERING PRICE PER     AGGREGATE        AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED         SHARE(1)     OFFERING PRICE(1)  REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Common Shares, without par
  value........................... 41,280,599 shares       $50.12       $2,069,023,531    $610,361.95(2)
==========================================================================================================

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $2,069,023,531, which equals the average of the high and low prices of the Class A common stock, par value $1.50 per share, of Bergen Brunswig Corporation ("Bergen Common Stock"), of $38.84375, as reported on the New York Stock Exchange on January 13, 1998, multiplied by the total number of shares of Bergen Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Bergen Common Stock and pursuant to the Bergen Elective Savings Retirement Plan) to be canceled in the merger (the "Merger") of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Bergen Brunswig Corporation ("Bergen"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Cardinal common shares, without par value, that could be issued in the Merger based on an exchange ratio of 0.775.
(2) $413,490.96 of which was paid in connection with the filing by Cardinal and Bergen on January 15, 1998 of preliminary proxy materials on Schedule 14A in connection with the Merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

[BERGEN LOGO]
--------------------------------------------------------------------------------
             4000 Metropolitan Drive, Orange, California 92868    (714) 385-4000

                                                                January 21, 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Bergen Brunswig Corporation ("Bergen") to be held at Bergen's corporate headquarters at 4000 Metropolitan Drive, Orange, California, on Friday, February 20, 1998, at 10:00 a.m., local time.

     At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Bergen. Upon consummation of the Merger, Bergen will become a wholly owned subsidiary of Cardinal, and Bergen shareholders will be entitled to receive 0.775 of a Cardinal common share for each share of Bergen common stock held by them (the "Exchange Ratio").

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     The Board of Directors of Bergen has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Cardinal, the Board of Directors of Bergen has received a written opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Bergen common stock. A copy of Merrill Lynch's written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B and Bergen shareholders are urged to read carefully the opinion in its entirety.

     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN AND THE BERGEN SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT BERGEN SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the votes cast by the holders of the shares of Bergen common stock entitled to vote and voting at the meeting. As of January 20, 1998, the executive officers and directors of Bergen, other than the Chairman, may be deemed to be beneficial owners of approximately 2.3% of the outstanding Bergen common stock and each such person has advised Bergen that such person intends to vote in favor of the Merger. In addition, as further described in the Joint Proxy Statement/Prospectus, the Chairman has agreed to vote or direct the vote of all Bergen common stock over which he has voting power or control in favor of the Merger Agreement and the Merger (as of January 20, 1998, he beneficially owned approximately 5.4% of the outstanding Bergen common stock).

     In view of the significance of the action to be taken at this important Special Meeting of Bergen shareholders, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Bergen. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

Sincerely,

/s/ Robert E. Martini                            /s/ Donald R. Roden
ROBERT E. MARTINI                                DONALD R. RODEN
Chairman                                         President and Chief Executive Officer

                          BERGEN BRUNSWIG CORPORATION
                            4000 METROPOLITAN DRIVE
                            ORANGE, CALIFORNIA 92868
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 20, 1998
                            ------------------------

To the Shareholders of Bergen Brunswig Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), will be held at Bergen's corporate headquarters at 4000 Metropolitan Drive, Orange, California, on Friday, February 20, 1998 at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Bergen Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), by and among Bergen, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Bergen, if any, which will be canceled) of Bergen Class A common stock, par value $1.50 per share ("Bergen Common Stock"), will be converted into 0.775 of a Cardinal common share, without par value.

          2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal (the "Adjournment Proposal").

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 20, 1998, as the record date for the determination of the holders of Bergen Common Stock entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Each of the Bergen Merger Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of Bergen Common Stock entitled to vote and voting at the Special Meeting. The executive officers and directors of Bergen who beneficially own approximately 7.3% of the outstanding Bergen Common Stock have either agreed or expressed an intention to vote in favor of the Bergen Merger Proposal and the Adjournment Proposal. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Bergen shareholders. Bergen shareholders will not be entitled to dissenters' appraisal rights under New Jersey law or any other statute in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (I) FILING WITH THE SECRETARY OF BERGEN AT OR BEFORE THE TAKING OF THE VOTE AT THE MEETING A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES OR (II) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS OF BERGEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN AND THE BERGEN SHAREHOLDERS. ACCORDINGLY, THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE BERGEN MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

                                      By Order of the Board of Directors

                                      /s/ Milan A. Sawdei
                                      MILAN A. SAWDEI
                                      Secretary
Orange, California
January 21, 1998

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                        [LETTERHEAD OF CARDINAL HEALTH]
--------------------------------------------------------------------------------

                                                                January 21, 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Cardinal Health, Inc. ("Cardinal") to be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, on Friday, February 20, 1998, at 1:00 p.m., local time.

     At the Special Meeting you will be asked to vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt an Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal with and into Bergen Brunswig Corporation ("Bergen"). Upon consummation of the Merger, Bergen will become a wholly owned subsidiary of Cardinal, and Bergen shareholders will be entitled to receive 0.775 of a Cardinal common share for each share of Bergen common stock held by them (the "Exchange Ratio"). In connection with the Merger, you will also be asked to vote on proposals to approve, authorize and adopt amendments to the Articles of Incorporation of Cardinal, as amended and restated, to increase the number of Cardinal common shares authorized and to change the corporate name of Cardinal to "Cardinal Bergen Health, Inc." (the "Articles Amendments"), such name change being subject to the consummation of the Merger. Consummation of the Merger is conditioned upon approval and adoption of the Merger Agreement and the amendment to the Articles of Incorporation of Cardinal to increase the number of Cardinal common shares authorized. As a result of the Merger and the transactions contemplated by the Merger Agreement, it is currently contemplated that Cardinal will issue approximately 42 million additional Cardinal common shares in connection with the Merger, including the assumption of outstanding Bergen stock options.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE ARTICLES AMENDMENTS) ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL AND ADOPTION OF THE ARTICLES AMENDMENTS.

     Approval and adoption of each of the Cardinal Merger Proposal and the Articles Amendments require the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon.

     In view of the importance of the action to be taken at this important Special Meeting of Cardinal Shareholders, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Bergen. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,

                                          /s/ Robert D. Walter
                                          ROBERT D. WALTER
                                          Chairman

                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 20, 1998
                            ------------------------

To the Shareholders of Cardinal Health, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio on Friday, February 20, 1998, at 1:00 p.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt the Agreement and Plan of Merger, dated as of August 23, 1997 (the "Merger Agreement"), by and among Cardinal, Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), pursuant to which, among other things, (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Bergen, which will be canceled) of Bergen Class A common stock, par value $1.50 per share, will be converted into 0.775 of a Cardinal common share, without par value ("Cardinal Common Shares"). A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

          2. To consider and vote on a proposal (the "Authorized Shares Proposal") to approve, authorize and adopt an amendment to the Articles of Incorporation of Cardinal, as amended and restated to date (the "Cardinal Articles"), to increase the number of authorized Cardinal Common Shares from 150,000,000 to 300,000,000. The Authorized Shares Proposal will be presented at the Special Meeting and will be adopted if approved whether or not the Cardinal Merger Proposal is approved, but its adoption is a condition to consummation of the Merger. This proposed amendment to the Cardinal Articles is included in the resolution attached to the Joint Proxy Statement/Prospectus as Annex C.

          3. If the Cardinal Merger Proposal is approved, to consider and vote upon a proposal (the "Name Change Proposal") to approve, authorize and adopt an amendment to the Cardinal Articles to change Cardinal's name from "Cardinal Health, Inc." to "Cardinal Bergen Health, Inc." Adoption of the Name Change Proposal is not a condition to the Merger, but the Name Change Proposal will not be adopted unless and until the Merger is consummated. This proposed amendment to the Cardinal Articles is included in the resolution attached to the Joint Proxy Statement/Prospectus as Annex C.

          4. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve either the Cardinal Merger Proposal or the Authorized Shares Proposal (the "Adjournment Proposal").

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on January 20, 1998, as the record date for the determination of the holders of Cardinal Common Shares entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. Each of the Cardinal Merger Proposal, the Authorized Shares Proposal and the Name Change Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Special Meeting. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Cardinal shareholders. Cardinal shareholders will be entitled to dissenters' appraisal rights under Ohio law in connection with the Merger.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING. YOU MAY REVOKE YOUR PROXY BY (I) FILING WITH THE SECRETARY OF CARDINAL AT OR BEFORE THE TAKING OF THE VOTE AT THE MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, (II) GIVING NOTICE OF REVOCATION IN OPEN MEETING OR (III) ATTENDING THE MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE CARDINAL MERGER PROPOSAL, THE AUTHORIZED SHARES PROPOSAL, THE NAME CHANGE PROPOSAL AND THE ADJOURNMENT PROPOSAL.

                                          By Order of the Board of Directors

                                          /s/ George H. Bennett, Jr.
                                          GEORGE H. BENNETT, JR.
                                          Secretary

Dublin, Ohio
January 21, 1998

[CARDINAL LOGO]                                                    [BERGEN LOGO]
                             CARDINAL HEALTH, INC.
                                      AND
                          BERGEN BRUNSWIG CORPORATION
                             JOINT PROXY STATEMENT
                            ------------------------
                             CARDINAL HEALTH, INC.

                                   PROSPECTUS
                            ------------------------
    This Joint Proxy Statement/Prospectus is being furnished to holders of common shares, without par value ("Cardinal Common Shares"), of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), in connection with the solicitation of proxies by the Board of Directors of Cardinal (the "Cardinal Board") for use at the Special Meeting of Cardinal Shareholders to be held on Friday, February 20, 1998, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, commencing at 1:00 p.m., local time, and at any adjournment or postponement thereof (the "Cardinal Special Meeting").
    This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of Class A common stock, $1.50 par value per share ("Bergen Common Stock"), of Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), in connection with the solicitation of proxies by the Board of Directors of Bergen (the "Bergen Board") for use at the Special Meeting of Bergen Shareholders to be held on Friday, February 20, 1998, at Bergen's corporate headquarters at 4000 Metropolitan Drive, Orange, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Bergen Special Meeting").
    At the Cardinal Special Meeting and the Bergen Special Meeting, holders of Cardinal Common Shares ("Cardinal Shareholders") and holders of Bergen Common Stock ("Bergen Shareholders") as of the close of business on the Cardinal Record Date and Bergen Record Date (each as hereinafter defined), respectively, will be asked to consider and vote on proposals relating to the Agreement and Plan of Merger, dated as of August 23, 1997 (together with the exhibits and schedules thereto, the "Merger Agreement"), providing for the merger (the "Merger") of Bruin Merger Corp. ("Subcorp"), a New Jersey corporation and a wholly owned subsidiary of Cardinal, with and into Bergen. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Bergen will become a wholly owned subsidiary of Cardinal and
(ii) Bergen Shareholders will be entitled to 0.775 of a Cardinal Common Share for each outstanding share of Bergen Common Stock held by them (with cash in lieu of fractional shares) (the "Exchange Ratio"). See "The Merger
Agreement -- Merger Consideration." At the Cardinal Special Meeting, Cardinal Shareholders also will be asked to consider and vote on proposals to approve, authorize and adopt amendments to the Articles of Incorporation of Cardinal, as amended and restated to date (the "Cardinal Articles"), to increase the number of authorized Cardinal Common Shares from 150,000,000 to 300,000,000 (the adoption of which amendment is a condition to, but not dependent on, the consummation of the Merger), to change Cardinal's name from "Cardinal Health, Inc." to "Cardinal Bergen Health, Inc." (the adoption of which amendment is not a condition to, but is conditioned upon, the consummation of the Merger), to adjourn the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve the Merger and the other proposals presented at the Cardinal Special Meeting. At the Bergen Special Meeting, Bergen Shareholders also will be asked to consider and vote on a proposal for the adjournment of the Bergen Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Bergen Special Meeting to approve the Merger. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Bergen Shareholders and Cardinal Shareholders.
    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Cardinal with respect to the Cardinal Common Shares to be issued by Cardinal in the Merger described herein in exchange for the outstanding shares of Bergen Common Stock. Cardinal Common Shares are quoted on the New York Stock Exchange (the "NYSE") under the symbol "CAH." On January 20, 1998, the closing price of Cardinal Common Shares on the NYSE Composite Tape was $71.50. Bergen Common Stock is quoted on the NYSE under the symbol "BBC." On January 20, 1998, the last sale price of Bergen Common Stock on the NYSE Composite Tape was $41.00. Cardinal Shareholders and Bergen Shareholders should obtain current quotes for the Cardinal Common Shares and Bergen Common Stock.

     SEE "RISK FACTORS" ON PAGE 24 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY CARDINAL SHAREHOLDERS AND BERGEN SHAREHOLDERS IN CONNECTION WITH THE MERGER.

      THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY
STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Cardinal has been supplied by Cardinal. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Bergen has been supplied by Bergen.
    This Joint Proxy Statement/Prospectus, the Letter to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to Cardinal Shareholders on or about January 22, 1998. This Joint Proxy Statement/Prospectus, the Letter to Bergen Shareholders, the Notice of the Bergen Special Meeting and the form of proxy for use at the Bergen Special Meeting are first being mailed to Bergen Shareholders on or about January 22, 1998. Any shareholder who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meetings -- Voting of Proxies."
                            ------------------------
     The date of this Joint Proxy Statement/Prospectus is January 21, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CARDINAL COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CARDINAL OR BERGEN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of Bergen, Cardinal and Subcorp, relating to, among other matters, analyses of value, including an opinion from an independent financial advisor to Bergen's Board of Directors as to the fairness from a financial point of view of the Exchange Ratio to Bergen Shareholders in the Merger, forecasts of future results, and estimates of amounts (including Merger-related expenses) that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "Risk Factors," "The Merger," "Certain Federal Income Tax Consequences," "The Companies," "Unaudited Pro Forma Combined Financial Information" and other sections of this Joint Proxy Statement/Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested in this Joint Proxy Statement/Prospectus, including, among others, fluctuations in Bergen's and Cardinal's quarterly operating results, Bergen's and Cardinal's dependence on their current management, potential conflicts of interests of certain persons, competition in the pharmaceutical distribution industry and ability to achieve synergies, as well as other factors described elsewhere in this Joint Proxy Statement/Prospectus. The most significant of such risks, uncertainties and other factors are described in Exhibit 99.01 to the 1997 Cardinal Form 10-K (as defined below) and Exhibit 99(a) to the 1997 Bergen Form 10-K (as defined below).

                             AVAILABLE INFORMATION

     Each of Cardinal and Bergen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Cardinal or Bergen with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www.sec.gov). The Cardinal Common Shares and the Bergen Common Stock are listed on the NYSE, and such reports, proxy statements and other information concerning Cardinal or Bergen are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Cardinal has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Cardinal Common Shares to be issued in the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Cardinal, Bergen and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and, in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     CARDINAL SHAREHOLDERS AND BERGEN SHAREHOLDERS WHO HAVE ANY QUESTIONS ABOUT EXECUTING, CHANGING OR REVOKING A PROXY, SHOULD CONTACT THE FOLLOWING:

       CARDINAL SHAREHOLDERS                   BERGEN SHAREHOLDERS
-----------------------------------    -----------------------------------
MORROW & CO., INC.                     MORROW & CO., INC.
909 THIRD AVENUE                       909 THIRD AVENUE
20TH FLOOR                             20TH FLOOR
NEW YORK, NEW YORK 10022               NEW YORK, NEW YORK 10022
(800) 662-5200                         (800) 662-5200

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cardinal with the Commission pursuant to the Exchange Act (Commission File No. 0-12591) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. The description of Cardinal Common Shares contained in Cardinal's Registration Statement on Form 8-A dated August 19, 1994, and any amendment or report filed for the purpose of updating such description;

          2. Cardinal's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed with the Commission on September 29, 1997, as amended by Form 10-K/A (Amendment No. 1) filed with the Commission on January 7, 1998 (the "1997 Cardinal Form 10-K");

          3. Cardinal's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, filed with the Commission on November 14, 1997, as amended by Form 10-Q/A (Amendment No. 1) filed with the Commission on January 7, 1998 (the "September 1997 Cardinal Form 10-Q");

          4. The information contained in Cardinal's Proxy Statement dated October 13, 1997 for its Annual Meeting of Shareholders held on November 5, 1997 that has been incorporated by reference in the 1997 Cardinal Form 10-K and was filed with the Commission on Schedule 14A on October 14, 1997;

          5. Cardinal's Current Report on Form 8-K dated August 23, 1997 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on August 27, 1997); and

          6. The financial statements for MediQual Systems, Inc. included in the proxy statement/prospectus filed as part of Amendment No. 2 to Cardinal's Registration Statement on Form S-4 (Registration No. 333-30889), filed with the Commission on January 9, 1998.

     The following documents filed by Bergen with the Commission pursuant to the Exchange Act (Commission File No. 1-5110) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. The description of Bergen Common Stock contained in Bergen's Registration Statement on Form 8-A filed with the Commission on October 20, 1993, and any amendment or report filed for the purpose of updating such description;

          2. The description of Bergen Preferred Share Purchase Rights (the "Rights") contained in Bergen's Registration Statement on Form 8-A filed with the Commission on February 14, 1994, and any amendment or report filed for the purpose of updating such description;

          3. Bergen's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 24, 1997 (the "1997 Bergen Form 10-K"); and

          4. Bergen's Proxy Statement dated April 30, 1997 for its Annual Meeting of Shareholders held on May 23, 1997 that was filed with the Commission on Schedule 14A on April 30, 1997.

     All reports and other documents filed with the Commission by Cardinal or Bergen pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Cardinal Special Meeting and the Bergen Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CARDINAL AND BERGEN THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

        CARDINAL DOCUMENTS                        BERGEN DOCUMENTS
-----------------------------------      -----------------------------------
CARDINAL HEALTH, INC.                    BERGEN BRUNSWIG CORPORATION
5555 GLENDON COURT                       4000 METROPOLITAN DRIVE
DUBLIN, OHIO 43016                       ORANGE, CALIFORNIA 92868
ATTENTION: DAVID BEARMAN                 ATTENTION: LISA RIORDAN
           EXECUTIVE VICE PRESIDENT                 DIRECTOR, INVESTOR
           AND CHIEF FINANCIAL OFFICER              RELATIONS & PUBLIC
                                                    RELATIONS
TELEPHONE: (614) 717-5000                TELEPHONE: (714) 385-4000

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY FEBRUARY 12, 1998.

                               TABLE OF CONTENTS

PROSPECTUS.......................          i
FORWARD-LOOKING STATEMENTS.......         ii
AVAILABLE INFORMATION............         ii
INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE.........        iii
INDEX OF DEFINED TERMS...........       viii
SUMMARY..........................          1
RISK FACTORS.....................         24
  Fixed Exchange Ratio Despite
     Change in Relative Stock
     Prices......................         24
  Uncertainties in Integrating
     Business Operations.........         24
  Risks Generally Associated with
     Acquisitions................         24
  Interests of Certain Persons in
     the Merger..................         24
THE SPECIAL MEETINGS.............         25
  General........................         25
  Matters to Be Considered at the
     Special Meetings............         25
  Record Date; Vote Required;
     Voting at the Meetings......         26
  Voting of Proxies..............         27
  Solicitation of Proxies........         28
  Recommendations of the Boards
     of Directors................         28
  Appraisal Rights...............         28
THE MERGER.......................         29
  Background of the Merger.......         29
  Reasons for the Merger;
     Recommendations of the
     Boards of Directors.........         31
  Opinion of Bergen's Financial
     Advisor.....................         34
  Interests of Certain Persons in
     the Merger..................         37
  Accounting Treatment...........         42
  Regulatory Approvals...........         42
  Federal Securities Law
     Consequences................         43
  Stock Option Agreement.........         44
  Support/Voting Agreement.......         45
  Bergen Rights Agreement
     Amendment...................         46
THE MERGER AGREEMENT.............         46
  The Merger.....................         46
  Merger Consideration...........         47
  Exchange Procedures............         47
  Representations and
     Warranties..................         48
  Covenants......................         49
  No Negotiations or
     Solicitations...............         56
  Conditions.....................         58
  Bergen Stock Options...........         61
  Employee Benefits..............         61
  Termination; Effect of
     Termination.................         61
  Amendment and Waiver...........         63
  Expenses.......................         64
RIGHTS OF DISSENTING
  SHAREHOLDERS...................         64
  Cardinal Shareholders..........         64
  Bergen Shareholders............         66
CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES...................         66
THE COMPANIES....................         68
  Business of Bergen.............         68
  Business of Cardinal...........         69
  Subcorp........................         70
UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION..........         71
UNAUDITED PRO FORMA COMBINED
  BALANCE SHEET..................         72
UNAUDITED PRO FORMA COMBINED
  STATEMENTS OF EARNINGS.........         73
COMPARISON OF SHAREHOLDER
  RIGHTS.........................         80
  Amendment of Charter
     Documents...................         80
  Amendment and Repeal of Bylaws
     and Regulations.............         80
  Removal of Directors...........         81
  Vacancies on the Board.........         81
  Right to Call Special Meetings
     of Shareholders.............         81

  Shareholder Action Without a
     Meeting.....................         82
  Cumulative Voting..............         82
  Mergers, Acquisitions and
     Certain Other
     Transactions................         82
  Provisions Affecting Control
     Share Acquisitions and
     Business Combinations.......         83
  Rights of Dissenting
     Shareholders................         84
  Dividends......................         84
  Preemptive Rights of
     Shareholders................         85
  Director and Officer Liability
     and Indemnification.........         85
  Rights Agreement...............         87
DESCRIPTION OF CARDINAL CAPITAL
  STOCK..........................         89
OTHER ACTION TO BE TAKEN AT THE
  BERGEN SPECIAL MEETING.........         90
  Bergen Adjournment Proposal....         90
OTHER ACTION TO BE TAKEN AT THE
  CARDINAL SPECIAL MEETING.......         91
  Authorized Shares Proposal.....         91
  Name Change Proposal...........         92
  Cardinal Adjournment
     Proposal....................         92
LEGAL MATTERS....................         93
EXPERTS..........................         93
OTHER MATTERS....................         94
SHAREHOLDER PROPOSALS............         94
Agreement and Plan of Merger,
  dated August 23, 1997, by and
  among Cardinal Health, Inc.,
  Bruin Merger Corp. and Bergen
  Brunswig Corporation...........    Annex A
Opinion of Merrill Lynch, Pierce,
  Fenner & Smith, dated August
  23, 1997.......................    Annex B
Form of Amendments to the Amended
  and Restated Articles of
  Incorporation of Cardinal
  Health, Inc., as amended.......    Annex C
Section 1701.85 of the Ohio
  Revised Code...................    Annex D

                             INDEX OF DEFINED TERMS

1997 Bergen Form 10-K..................   iii
1997 Cardinal Form 10-K................   iii
Acquiring Person.......................    87
Acquisition Agreement..................    57
Additional Vested Benefit..............    39
Affiliate Letters......................    42
Affiliated Companies...................    40
Antitrust Division.....................    11
Antitrust Laws.........................    50
APB No. 16.............................    51
ASD....................................    69
Attributable Change....................    49
Authorized Shares Proposal.............     3
Base Case Synergies....................    35
Bergen.................................     i
Bergen Adjournment Proposal............     1
Bergen Board...........................     i
Bergen Bylaws..........................    14
Bergen Certificate.....................    14
Bergen Common Stock....................     i
Bergen Merger Proposal.................     1
Bergen Option..........................     5
Bergen Record Date.....................     2
Bergen Shareholders....................     i
Bergen Special Meeting.................     i
Business Combination...................    63
CAP....................................    39
Cardinal...............................     i
Cardinal Adjournment Proposal..........     3
Cardinal Articles......................     i
Cardinal Board.........................     i
Cardinal Common Shares.................     i
Cardinal Demand........................    64
Cardinal Exchange Option...............     5
Cardinal Merger Proposal...............     3
Cardinal Record Date...................     3
Cardinal Regulations...................    14
Cardinal Repurchase Period.............    44
Cardinal Shareholders..................     i
Cardinal Special Meeting...............     i
Certificates...........................    47
Closing Date...........................     5
Code...................................     5
Commission.............................    ii
Common Pleas Court.....................    65
Competing Transaction..................    13
Competitive Activity...................    40
Consulting Agreement...................    41
Continuation Period....................    38
Continuing Directors...................    88
Contributed Synergies..................    36
control share acquisition..............    83
Conversion Date........................    39
corporate agents.......................    85
Costs..................................    62
Dissenter's Cardinal Shares............    64
Dissenting Cardinal Shareholder........    64
Distribution Date......................    87
Distribution Group.....................    35
Drug Company...........................    68
Effective Time.........................     5
Employment Agreements..................    38
EBIT...................................    36
EBITDA.................................    36
EPS....................................    36
Exchange Act...........................    ii
Exchange Ratio.........................     i
Flip-In Events.........................    88
Forgiveness Provision..................    39
FTC....................................    11
HSR Act................................     6
HSR Authority..........................    62
IntePlex...............................    69
interested stockholder.................    83
IVAX...................................    29
Joint Proxy Statement/Prospectus.......     1
Junior Preferred Stock.................    87
Lowenstein, Sandler....................    14
LTM....................................    35
Market/Tender Offer Price..............    45

Material Adverse Effect................    48
Medical................................    69
MediQual...............................    17
MediQual Merger........................    17
Merger.................................     i
Merger Agreement.......................     i
Merger Expenses........................    18
Merrill Lynch Opinion..................    11
MSI....................................    16
MSI Merger.............................    16
NAAGVPC................................    12
Name Change Proposal...................     3
New Jersey Law.........................    80
New Jersey Shareholders' Protection
  Act..................................    83
Non-Attributable Change................    49
Non-Recurring Non-Attributable
  Change...............................    49
Noncompetition Period..................    40
Notes..................................    39
NYSE...................................     i
Ohio Law...............................    80
Option.................................    12
Owen...................................    16
Owen Merger............................    16
P/E....................................    35
P/E to Growth..........................    36
PCI....................................    16
PCI Merger.............................    16
Peer Company Executives................    38
Per Share Repurchase Price.............    45
Permitted Change.......................    49
Preferred Shares.......................    89
Purchase Event.........................    44
Purchase Price.........................    87
Pyxis..................................    16
Pyxis Merger...........................    16
resident domestic corporation..........    83
Registration Statement.................    ii
Rights.................................   iii
Rights Agent...........................    13
Rights Agreement.......................    13
Rights Agreement Amendment.............    13
ROM Plan...............................    39
Securities Act.........................    ii
September 1997 Cardinal Form 10-Q......   iii
SERP...................................    39
Severance Agreements...................    38
Stock Acquisition Date.................    87
Stock Option Agreement.................    12
Subcorp................................     i
Supplemental Agreements................    38
Support/Voting Agreement...............    13
Supporting Shareholder Shares..........    45
Surviving Corporation..................    11
Termination Fee........................    63
Tier 1 Executives......................    38
Tier 2 Employment Agreements...........    40
Tier 2 Executives......................    40
Tier 2 Supplemental Agreements.........    40
Triggering Events......................    88
Unit...................................    87
Vested Benefits........................    39
Whitmire...............................    16
Whitmire Merger........................    16

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and the Annexes hereto (the "Joint Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Cardinal Shareholders and Bergen Shareholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

BERGEN

     Bergen is a diversified drug and health care distribution organization and is one of the nation's leading suppliers of healthcare products and services to the managed care and retail pharmacy markets. Bergen offers innovative logistics management programs to all healthcare venues that help its customers grow efficiently, improve their cost effectiveness and further support their focus on patient/consumer care. The principal executive offices of Bergen are located at 4000 Metropolitan Drive, Orange, California 92868, and its telephone number is
(714) 385-4000. See "The Companies -- Business of Bergen."

CARDINAL AND SUBCORP

     Cardinal is a leading health care service provider which offers an array of value-added pharmaceutical distribution services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Cardinal also provides a variety of related healthcare service offerings, including pharmacy automation, pharmacy management and information services, retail pharmacy franchising, and integrated packaging services for pharmaceutical manufacturers.

     Subcorp is a newly formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

     The principal executive offices of Cardinal and Subcorp are located at 5555 Glendon Court, Dublin, Ohio 43016, and their telephone number is (614) 717-5000. See "The Companies -- Business of Cardinal."

                              THE SPECIAL MEETINGS

BERGEN SPECIAL MEETING

     Date, Time and Place of Bergen Special Meeting. The Bergen Special Meeting will be held at Bergen's corporate headquarters at 4000 Metropolitan Drive, Orange, California, on Friday, February 20, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Bergen Merger Proposal") to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Bergen, if any, which will be canceled) of Bergen Common Stock will be converted into 0.775 of a Cardinal Common Share. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

          2. To adjourn the Bergen Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Bergen Special Meeting to approve the foregoing proposal (the "Bergen Adjournment Proposal").

          3. Such other matters as may properly come before the Bergen Special Meeting.

     Record Date; Required Vote. Only Bergen Shareholders of record at the close of business on January 20, 1998 (the "Bergen Record Date"), will be entitled to notice of and to vote at the Bergen Special Meeting. On the Bergen Record Date, there were 50,428,925 shares of Bergen Common Stock outstanding held by approximately 2,270 holders of record. Each of the Bergen Merger Proposal and the Bergen Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of Bergen Common Stock entitled to vote and voting at the Bergen Special Meeting. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Bergen."

     If, in a proxy submitted on behalf of a Bergen Shareholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to the Bergen Merger Proposal or the Bergen Adjournment Proposal, then such proxy will be counted as present for the purpose of establishing a quorum at the Bergen Special Meeting, and, because such proposal requires the affirmative vote of a majority of the votes cast, such "non-votes" will have no effect with respect to such proposal. Additionally, proxies submitted abstaining with respect to the Bergen Merger Proposal or the Bergen Adjournment Proposal will be counted as present for the purpose of establishing a quorum at the Bergen Special Meeting, and such abstentions will have no effect on such proposals.

     In the event that Bergen has the right to terminate the Merger Agreement for any reason, the Bergen Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Bergen Merger Proposal. See "The Merger Agreement -- Termination; Effect of Termination."

     Bergen Common Stock Owned by Directors and Executive Officers of
Bergen. As of the Bergen Record Date, the directors and executive officers of Bergen, other than the Chairman, may be deemed to be beneficial owners of approximately 2.3% of the outstanding Bergen Common Stock and each such person has advised Bergen that such person intends to vote in favor of the Bergen Merger Proposal and the Bergen Adjournment Proposal. In addition, Robert E. Martini, Chairman of Bergen, who as of the Bergen Record Date beneficially owned in the aggregate approximately 5.4% of the outstanding Bergen Common Stock, has agreed to vote or direct the vote of all Bergen Common Stock over which he has voting power or control in favor of the Bergen Merger Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Bergen" and "The Merger -- Support/Voting Agreement."

     Proxies. All shares of Bergen Common Stock that are entitled to vote and are represented at the Bergen Special Meeting by properly executed proxies received prior to the vote at the Bergen Special Meeting, and not duly and timely revoked, will be voted at the Bergen Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the Bergen Merger Proposal and the Bergen Adjournment Proposal.

     If any other matters incidental to the Merger are properly presented for consideration at the Bergen Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Bergen, before the taking of the vote at the Bergen Special Meeting, a written notice of revocation bearing a later date than the date of the proxy,
(ii) duly executing a later-dated proxy relating to the same shares and causing such later-dated proxy to be voted at the Bergen Special Meeting or (iii) attending the Bergen Special Meeting and voting in person. Bergen Shareholders who require assistance in changing or revoking a proxy should contact Bergen's proxy solicitor, Morrow & Co., Inc., by mail at 909 Third Avenue, 20th Floor, New York, New York, 10022 or by telephone at (800) 662-5200.

     Appraisal Rights. Bergen Shareholders will not be entitled to any appraisal rights in connection with the Merger. See "Rights of Dissenting Shareholders -- Bergen Shareholders" and "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

     Recommendation of the Board of Directors. THE BOARD OF DIRECTORS OF BERGEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN AND THE BERGEN SHAREHOLDERS. ACCORDINGLY, THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT BERGEN SHAREHOLDERS VOTE FOR THE BERGEN MERGER PROPOSAL AND THE BERGEN ADJOURNMENT PROPOSAL.

CARDINAL SPECIAL MEETING

     Date, Time and Place of Cardinal Special Meeting. The Cardinal Special Meeting will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, on Friday, February 20, 1998, at 1:00 p.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt the Merger Agreement which provides, among other things, that (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and
     (ii) each outstanding share (other than shares held in the treasury of Bergen, which will be canceled) of Bergen Common Stock will be converted into 0.775 of a Cardinal Common Share. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

          2. To consider and vote on a proposal (the "Authorized Shares Proposal") to approve, authorize and adopt an amendment to Article Fourth of the Cardinal Articles to increase the number of Cardinal Common Shares authorized from 150,000,000 to 300,000,000 shares. The Authorized Shares Proposal will be presented at the Cardinal Special Meeting and will be adopted if approved whether or not the Cardinal Merger Proposal is approved, but its adoption is a condition to consummation of the Merger. This proposed amendment to the Cardinal Articles is included in the resolution attached to this Joint Proxy Statement/Prospectus as Annex C.

          3. If the Cardinal Merger Proposal is approved, to consider and vote upon a proposal (the "Name Change Proposal") to approve, authorize and adopt an amendment to Article First of the Cardinal Articles to change Cardinal's name from "Cardinal Health, Inc." to "Cardinal Bergen Health, Inc." Adoption of the Name Change Proposal is not a condition to the Merger, but the Name Change Proposal will not be adopted unless and until the Merger is consummated. This proposed amendment to the Cardinal Articles is included in the resolution attached to this Joint Proxy Statement/Prospectus as Annex C.

          4. To adjourn the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve either the Cardinal Merger Proposal or the Authorized Shares Proposal (the "Cardinal Adjournment Proposal").

          5. Such other matters as may properly come before the Cardinal Special Meeting.

     Record Date; Required Vote. Only Cardinal Shareholders of record at the close of business on January 20, 1998 (the "Cardinal Record Date"), will be entitled to notice of and to vote at the Cardinal Special Meeting. On the Cardinal Record Date, there were 109,634,461 Cardinal Common Shares outstanding held by approximately 2,570 holders of record. Each of the Cardinal Merger Proposal, the Authorized Shares Proposal and the Name Change Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Cardinal."

     If, in a proxy submitted on behalf of a Cardinal Shareholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to any of the Cardinal Merger Proposal, the Authorized Shares Proposal, the Name Change Proposal or the Cardinal Adjournment Proposal, then such proxy will be counted as present for the purpose of establishing a quorum at the Cardinal Special Meeting, and, because such proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding (or in the case of the Cardinal Adjournment Proposal, a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting), such "non-votes" will have the effect of a negative vote with respect to such proposal. Additionally, proxies submitted abstaining with respect to any of the Cardinal Merger Proposal, the Authorized Shares Proposal, the Name Change Proposal or the Cardinal Adjournment Proposal will be counted as present for the purpose of establishing a quorum at the Cardinal Special Meeting, and such abstentions will have the effect of a vote against such proposal.

     In the event that Cardinal has the right to terminate the Merger Agreement for any reason, the Cardinal Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Cardinal Merger Proposal and the Name Change Proposal. See "The Merger Agreement -- Termination; Effect of Termination."

     Cardinal Common Shares Owned by Directors and Executive Officers of Cardinal. As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial owners of approximately 6% of the outstanding Cardinal Common Shares and each such person has advised Cardinal that he, she or it intends to vote in favor of each of the Cardinal Merger Proposal, the Authorized Shares Proposal, the Name Change Proposal and the Cardinal Adjournment Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Cardinal."

     Proxies. All Cardinal Common Shares that are entitled to vote and are represented at the Cardinal Special Meeting by properly executed proxies received prior to the vote at the Cardinal Special Meeting, and not duly and timely revoked, will be voted at the Cardinal Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR each of the Cardinal Merger Proposal, the Authorized Shares Proposal, the Name Change Proposal and the Cardinal Adjournment Proposal.

     If any other matters incidental to the Merger are properly presented for consideration at the Cardinal Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Cardinal, before the taking of the vote at the Cardinal Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation in open meeting, (ii) duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or telecopy) it to the Secretary of Cardinal before the taking of the vote at the Cardinal Special Meeting or (iii) attending the Cardinal Special Meeting and voting in person. Cardinal Shareholders who require assistance in changing or revoking a proxy should contact Cardinal's proxy solicitor, Morrow & Co., Inc., by mail at 909 Third Avenue, 20th Floor, New York, New York 10022, or by telephone at (800) 662-5200.

     Appraisal Rights. Cardinal Shareholders will be entitled to dissenters' appraisal rights in connection with the Merger. See "Rights of Dissenting Shareholders -- Cardinal Shareholders" and "Comparison of Shareholder
Rights -- Rights of Dissenting Shareholders."

     Recommendation of the Board of Directors. THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE CARDINAL MERGER PROPOSAL AND FOR THE APPROVAL AND ADOPTION OF THE NAME CHANGE PROPOSAL (SUBJECT TO CONSUMMATION OF THE MERGER), THE AUTHORIZED SHARES PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, each share of Bergen Common Stock issued and outstanding immediately prior to the Effective Time (as hereinafter defined), other than shares held in the treasury of Bergen, if any, which will be canceled, will be converted into and represent 0.775 of a Cardinal Common Share.

BERGEN OPTIONS

     At the Effective Time, each unexpired and unexercised option to purchase shares of Bergen Common Stock in effect on the date of the Merger Agreement which has been issued by Bergen (each, a "Bergen Option") will be automatically converted into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Bergen Common Stock issuable immediately prior to the Effective Time upon exercise of the Bergen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Bergen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bergen Option immediately before the Effective Time; provided that with respect to any Bergen Option that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Bergen Record Date, 2,836,363 shares of Bergen Common Stock were issuable upon the exercise of outstanding Bergen Options, which options, if not exercised or canceled prior to the Effective Time, will be converted to become approximately 2,198,181 Cardinal Exchange Options at the Effective Time. The weighted average exercise price per share of all Bergen Options outstanding as of the Bergen Record Date is $23.26 per share. Following the Merger and based on an Exchange Ratio of 0.775 and the Bergen Options outstanding as of the Bergen Record Date, the weighted average exercise price per share of Cardinal Exchange Options will be approximately $30.01 per share. Substantially all of the executive officers and directors of Bergen currently hold Bergen Options which will become Cardinal Exchange Options. See "The Merger -- Interests of Certain Persons in the
Merger -- Bergen Options" and "The Merger Agreement -- Bergen Stock Options."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the New Jersey Secretary of State or at such later time as is specified in the certificate of merger. This filing will be made on a date (the "Closing Date") specified by Cardinal and Bergen, which date will be as soon as practicable, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as Cardinal and Bergen may mutually agree. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things, (i) the approval by Bergen Shareholders of the Bergen Merger Proposal and by Cardinal Shareholders of the Cardinal Merger Proposal; (ii) the approval by Cardinal Shareholders of an amendment to the Cardinal Articles to increase the number of authorized Cardinal Common Shares; (iii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (iv) the absence of any provision of any applicable law or regulation and the absence of any judgment, injunction, order or decree prohibiting or enjoining the consummation of the Merger; (v) the absence of any pending action by any governmental authority seeking to prevent the Merger, prohibit or limit the ownership or operation by Cardinal, Bergen or their respective subsidiaries of any material portion of the business or assets of Cardinal, Bergen or their respective subsidiaries, compel Cardinal, Bergen or their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Cardinal, Bergen or their respective subsidiaries, impose limitations on the ability of Cardinal to acquire, own or hold the capital stock of Bergen as the surviving corporation in the Merger, or prohibit Cardinal from effectively controlling in any material respect the business or operations of Cardinal; (vi) the declaration by the Commission of the effectiveness of the Registration Statement filed in connection with this Joint Proxy Statement/Prospectus, and, at the Effective Time, the absence of any stop order or similar restraining order threatened or entered by the Commission or any state securities administrator; (vii) the receipt by Bergen of a legal opinion to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (viii) the approval for listing on the NYSE of the Cardinal Common Shares to be issued in the Merger; and (ix) the receipt by Cardinal of a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP with respect to the qualification of the Merger as a pooling-of-interests for accounting and financial reporting purposes.

     In addition, consummation of the Merger by any party to the Merger Agreement is conditioned upon (i) each of the representations and warranties of the other party (a) which is qualified by materiality or contains references to Material Adverse Effect (as hereinafter defined) being true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), subject to certain qualifications as set forth in the Merger Agreement and described below; and (b) which is not qualified by materiality and does not contain any reference to Material Adverse Effect being true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); (ii) the representations and warranties of the other party being true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on such other party (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty), subject to certain qualifications as set forth in the Merger Agreement and described below; (iii) the other party having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, except, in all such cases, for acts and omissions of such party which, in the aggregate, do not have a Material Adverse Effect on such other party; (iv) the absence of any pending action which is reasonably likely to have a Material Adverse Effect on the other party; and (v) since the date of the Merger Agreement, the absence of any change in the assets, liabilities, results of operations or financial condition of the other party which would constitute a Material Adverse Effect on such other party (subject to certain qualifications set forth in the Merger Agreement) or any event, occurrence or development which would have a material adverse effect on the ability of such other party to consummate the transactions contemplated by the Merger Agreement.

     Cardinal's obligation to consummate the Merger is also subject to the conditions that there shall not have been a material breach of the Stock Option Agreement (as defined below) and that certain supplemental agreements between Bergen and certain specified employees of Bergen (as described below) shall be in full force and effect and shall not have been terminated.

     See "The Merger -- Accounting Treatment," "-- Interests of Certain Persons in the Merger," and "-- Regulatory Approvals" and "The Merger
Agreement -- Representations and Warranties," "-- Covenants" and
"-- Conditions."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Bergen Shareholders and Cardinal Shareholders, by mutual consent of Cardinal and Bergen, or by either Cardinal or Bergen (a) if any law or regulation makes consummation of the Merger illegal or otherwise prohibited, or if any final and nonappealable judgment, injunction, order or decree of a court or other competent governmental authority enjoins Cardinal or Bergen from consummating the Merger; (b) if the Merger has not been consummated before April 30, 1998 (provided that the party terminating the Merger Agreement did not cause a delay as a result of a failure to perform any material covenant under the Merger Agreement); (c) if at the Bergen Special Meeting the requisite vote of the Bergen Shareholders to approve the Merger and the transactions contemplated by the Merger Agreement has not been obtained; (d) if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger or the increase in the number of authorized Cardinal Common Shares have not been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose; (e) if (i) there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in the failure to satisfy one or more of the conditions to the Merger with respect to representations, warranties, covenants and agreements or would result in a material adverse effect on the ability of Cardinal and/or Bergen to consummate the transactions contemplated by the Merger Agreement, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or (ii) the condition to the Merger with respect to the absence of certain changes is not satisfied; or (f) on one business day's prior notice if either party has received any communication from the FTC or the Antitrust Division (each as hereinafter defined) indicating that such entity has authorized the institution of litigation challenging the transactions contemplated by the Merger Agreement under the Antitrust Laws (as hereinafter defined), which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this particular provision will only be exercisable within 10 business days after the receipt by either party of the first such communication.

     In addition, the Merger Agreement may be terminated by Cardinal (a) if the Board of Directors of Bergen withdraws, modifies or changes the Bergen Board's recommendation in favor of the Merger in a manner adverse to Cardinal, or if the Board of Directors of Bergen has refused to affirm such recommendation as reasonably requested by Cardinal; (b) if Bergen has breached in any material respect any of its obligations under the Stock Option Agreement or if Mr. Robert
E. Martini has breached in any material respect any of his obligations under the Support/Voting Agreement (as hereinafter defined) with Cardinal; and (c) if at any time the representations and warranties of Bergen to the effect that neither Bergen nor any of its affiliates has taken or agreed to take any action that would prevent Cardinal from accounting for the Merger as a pooling-of-interests for accounting and financial reporting purposes shall not be true and correct and Cardinal has been advised that Deloitte & Touche LLP will not confirm in writing as of the Effective Time that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes.

     Bergen may also terminate the Merger Agreement (a) pursuant to Section 5.3(e) of the Merger Agreement (relating to a Competing Transaction (as defined below)); or (b) if at any time the representations and warranties of Cardinal to the effect that neither Cardinal nor any of its affiliates has taken or agreed to take any action that would prevent Cardinal from accounting for the Merger as a pooling-of-interests for accounting and financial reporting purposes shall not be true and correct and Cardinal has been advised that Deloitte & Touche LLP will not confirm in writing as of the Effective Time that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes.

     In the event that either Bergen or Cardinal has the right to terminate the Merger Agreement pursuant to any of the foregoing, each of the Bergen Board and the Cardinal Board may have to make determinations whether or not to terminate the Merger Agreement or waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, and (in the event of any such waiver of a condition giving rise to such right to terminate) whether or not to resolicit the approval and adoption of the Merger Agreement and the authorization of the Merger and the other transactions contemplated thereby by the Bergen Shareholders or the Cardinal Shareholders, as the case may be. See "The Merger Agreement -- Termination; Effect of Termination."

EFFECT OF TERMINATION

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, in addition to any other remedies available, the breaching party shall indemnify and hold harmless the other parties thereto for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and shareholders' meetings and consents.

     Under circumstances described in detail below (see "The Merger
Agreement -- Termination; Effect of Termination"), if Bergen terminates the Merger Agreement, Bergen will pay to Cardinal in cash an amount up to but not greater than $12 million in the aggregate in reimbursement for Cardinal's expenses and a termination fee in an amount equal to $75 million.

     Pursuant to the Merger Agreement, in the event that the Board of Directors of Cardinal withdraws or changes in a manner adverse to Bergen its recommendation of the Merger Agreement, and the Merger Agreement is terminated in accordance with the terms of the Merger Agreement as a result thereof, then Cardinal will pay to Bergen in cash, as liquidated damages in reimbursement for Bergen's expenses, an amount of cash equal to the aggregate amount of Bergen's costs up to but not greater than $12 million in the aggregate and an additional amount equal to $75 million.

     In addition, under certain circumstances involving a termination of the Merger Agreement by either Cardinal or Bergen (as described below), one party will pay in cash, as liquidated damages, to the other party an amount equal to $50 million or $75 million, as applicable. See "The Merger
Agreement -- Termination; Effect of Termination."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP to the effect that the Merger will qualify as a pooling-of-interests. See "The Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Bergen. The Bergen Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Bergen's legal and financial advisors as well as with Bergen's management and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

     - The fact that the per share consideration to be received by Bergen Shareholders in the Merger represents a premium of approximately 61% over the closing price of Bergen's common stock on the last trading day prior to the announcement of the signing of the Merger Agreement (based upon the Cardinal Common Share price on such date);

     - The potential enhancements in earnings that could be achieved by:

        - Consolidating the combined companies' 57 distribution centers (many of which are not automated) into a smaller number of fully automated, high volume state-of-the-art distribution centers that will be able to attain greater economies of scale and lower transportation costs than non-automated centers;

        - Centralizing management and administrative functions, thereby reducing general administrative expenses; and

        - Employing Cardinal's purchasing practices to reduce product procurement costs;

     - The ability to leverage such enhanced profitability, given the historic growth in Cardinal's price earnings ratio and the opportunity to associate Cardinal's price earnings ratio with the increased earnings potential of the combined company;

     - The opportunity to achieve enhanced purchasing power through the combined company's expanded customer base, enabling management to negotiate greater price discounts for the combined company's customers;

     - The opportunity to combine the two companies' product lines, enabling Cardinal's customers to benefit from Bergen's medical and surgical supply product offerings, enabling Bergen's customers to benefit from Cardinal's diverse healthcare service offerings and improving one-stop shopping opportunities for the customers of both companies;

     - The opportunity to improve customer service by implementing the best practices of each company in a variety of service-oriented aspects of the combined companies' business;

     - The demonstrated ability of the managements of Cardinal and Bergen to understand, and carve out a profitable niche in, the rapidly changing healthcare industry;

     - The opportunity of Bergen Shareholders to continue as shareholders of a combined organization with greater financial and market strength than Bergen on a stand-alone basis, and having strategic goals and an operating philosophy similar to and compatible with those of Bergen, stressing growth within the healthcare industry;

     - The presentations of Merrill Lynch and the opinion of Merrill Lynch that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Bergen Shareholders from a financial point of view.

     - The assessment of Bergen's strategic alternatives to the Merger;

     - The terms and conditions of the Merger Agreement and the Stock Option Agreement; and

     - The fact that the Merger is expected to be a tax-free transaction to Bergen Shareholders and that it is expected to qualify as a pooling-of-interests transaction for accounting and financial reporting purposes.

     The Bergen Board also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks and disadvantages (the order does not necessarily reflect the relative significance):

     - the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger might not be fully achieved;

     - the risk that the Merger would not be consummated;

     - the substantial expenses expected to be incurred by Bergen and Cardinal in connection with the Merger; and

     - the anticipated reduction in the dividend rate and book value per share associated with the Cardinal Common Shares to be received by Bergen Shareholders upon consummation of the Merger.

     The Bergen Board believed that these potential risks and disadvantages were greatly outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors and potential material risks and disadvantages considered by the Bergen Board is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with its evaluation of the Merger, the Bergen Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Bergen."

     THE BOARD OF DIRECTORS OF BERGEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN AND THE BERGEN SHAREHOLDERS. ACCORDINGLY, THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT BERGEN SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE BERGEN MERGER PROPOSAL AND THE BERGEN ADJOURNMENT PROPOSAL.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal advisors as well as with Cardinal's management, and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

     - management's expectation that efficiencies from the proposed merger would have an accretive effect on the earnings of the combined company;

     - the opportunity to reduce marginal operating costs for the combined company below levels which either party could achieve independently, enabling it to share these savings in the form of lower prices and enhanced services to its customers, while maintaining an acceptable level of profitability;

     - the creation of a network of high-volume, state-of-the-art distribution centers in geographic areas which today are serviced by lower volume, less efficient distribution centers;

     - the opportunity to build more effective pharmaceutical purchasing alliances with a larger customer base, making the combined company a more attractive trading partner to pharmaceutical manufacturers and enabling it to negotiate more favorable merchandising programs and price discounts on behalf of its customers;

     - the complementary nature of Cardinal's broader service offerings and Bergen's broader product offerings, enabling the combined company to offer a broader choice to its customers;

     - the addition of Bergen's seasoned management team;

     - the opportunity to achieve the benefits of scale and leverage with respect to investments in new technology, systems and services, which is expected to enhance the combined company's software systems and substantially increase its customer efficiencies in the areas of order-entry and inventory management systems; and

     - that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet.

     Although Cardinal's Board has determined that the Merger is fair to, and in the best interests of, Cardinal Shareholders, all business combinations, including the Merger, also include disadvantages. With respect to the Merger, material disadvantages to Cardinal Shareholders identified by the Cardinal Board and management include (the order does not necessarily reflect the relative significance):

     - the significant time and expense required to obtain necessary regulatory approval and complete the Merger, with no assurance that the Merger will be completed;

     - the difficulties inherent in combining and integrating the two companies; and

     - the distraction caused by a transaction of this magnitude and the attendant lost opportunities resulting from management's focus on completing the Merger and integrating Cardinal's and Bergen's businesses.

     The foregoing discussion of the material factors considered by the Cardinal Board is not intended to be exhaustive. In view of the wide variety of factors and risks considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative or specific weights to the specific factors considered in reaching its determinations. In addition, individual directors may have given different weights to different factors. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Cardinal."

     THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE CARDINAL MERGER PROPOSAL, THE NAME CHANGE PROPOSAL (SUBJECT TO CONSUMMATION OF THE MERGER), THE AUTHORIZED SHARES PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

OPINION OF BERGEN'S FINANCIAL ADVISOR

     On August 23, 1997, Merrill Lynch delivered to the Bergen Board its written opinion (the "Merrill Lynch Opinion") relating to the fairness, from a financial point of view, to the holders of Bergen Common Stock (other than Cardinal and its affiliates) of the Exchange Ratio. A copy of the Merrill Lynch Opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Annex B and Bergen Shareholders are urged to read carefully the opinion in its entirety. See "The Merger -- Opinion of Bergen's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Bergen's Board of Directors with respect to the Merger Agreement, Bergen Shareholders should be aware that certain officers and directors of Bergen (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Bergen Shareholders generally. These interests include, but are not limited to, the fact that (i) each of the executive officers and directors of Bergen currently holds Bergen Options, which will be converted into Cardinal Exchange Options in the Merger based on the Exchange Ratio which applies to the Bergen Common Stock;
(ii) Bergen and Cardinal have executed supplemental agreements to existing employment agreements Bergen had with eight key employees of Bergen or its subsidiaries; (iii) Bergen and Cardinal have proposed certain modifications to those supplemental agreements; (iv) Bergen and Cardinal have proposed entering into similar supplemental agreements with three other key employees of Bergen and its subsidiaries, one new employment agreement with another employee of a Bergen subsidiary and an amendment to a consulting agreement with Robert E. Martini (Bergen's Chairman); (v) Robert E. Martini, Donald R. Roden (Bergen's President and Chief Executive Officer) and two other Bergen directors designated by Robert E. Martini will become directors of Cardinal upon consummation of the Merger; (vi) Robert E. Martini will become Chairman of the Board of Cardinal;
(vii) Messrs. Martini and Roden will become members of Cardinal's six-member Executive Committee; and (viii) Cardinal has agreed, from and after the Effective Time, to cause Bergen, as the surviving corporation (the "Surviving Corporation"), to indemnify present and former officers and directors of Bergen and to perform under indemnification agreements currently in effect between Bergen and certain of its officers and directors, and has agreed to use all reasonable efforts to cause the Surviving Corporation to maintain in effect for six years after the Effective Time policies of directors' and officers' liability insurance with substantially the same coverage and containing substantially similar terms and conditions as Bergen's current policies, in each case in respect of acts, omissions or matters occurring prior to the Effective Time and subject to certain limitations. The Board of Directors of Bergen was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "The
Merger -- Interests of Certain Persons in the Merger" and "-- Support/Voting Agreement."

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On August 25, 1997, Cardinal and Bergen submitted the required filings to the FTC and the Antitrust Division. On September 25, 1997, the parties received second requests from the FTC for additional information and documents, and the parties substantially complied with such requests on November 28, 1997. Pursuant to the HSR Act, the waiting period with respect to the Merger would have expired on December 13, 1997. In order to permit the FTC time to complete its review of the Merger, Cardinal and Bergen each agreed to an extension of the waiting periods and to give the FTC and the Antitrust Division notice prior to consummation of the Merger.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Bergen or Cardinal. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. In response to a request from certain states which are members of the National Association of Attorneys General Voluntary Premerger Compact (the "NAAGVPC"), Cardinal and Bergen each waived certain confidentiality protections under the HSR Act solely for the purpose of facilitating confidential communications between the Federal Trade Commission and the member states of the NAAGVPC. Bergen and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any Federal or state agency. Certain state and Federal filings will be required in connection with consummation of the Merger.

EXCHANGE PROCEDURES

     If the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Bergen Shareholder to be used in forwarding certificates evidencing such holder's shares of Bergen Common Stock for surrender and exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Cardinal Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Bergen Common Stock should surrender such certificates to ChaseMellon Shareholder Services LLC, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Cardinal Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. BERGEN SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Bergen entered into a Stock Option Agreement, dated August 23, 1997 (the "Stock Option Agreement"), pursuant to which Bergen granted to Cardinal an irrevocable option (the "Option") to purchase up to 10,028,163 shares of Bergen Common Stock (representing 19.9% of the outstanding shares of Bergen Common Stock as of July 31, 1997, which number may be increased to up to 19.9% of the outstanding shares of Bergen Common Stock at any time) at an exercise price per share of $48.29. The Option is exercisable upon the occurrence of certain events and provides Cardinal the right to require Bergen to, or permits Bergen at its election to, under certain circumstances, purchase for cash the unexercised portion of the Option and all shares of Bergen Common Stock purchased pursuant to the Option. The Option, which Cardinal required that Bergen grant as a condition to Cardinal's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger. See "The Merger -- Stock Option Agreement."

SUPPORT/VOTING AGREEMENT

     Concurrently with the execution of the Merger Agreement, Mr. Robert E. Martini, Chairman of Bergen, who as of the Bergen Record Date beneficially owned in the aggregate approximately 5.4% of the outstanding Bergen Common Stock, executed a Support/Voting Agreement with Cardinal (the "Support/Voting Agreement") pursuant to which he agreed, among other things, to vote or direct the vote of all shares of Bergen Common Stock beneficially owned by him, or over which he has voting power or control, directly or indirectly, to approve the Merger and the Merger Agreement and the transactions contemplated thereby and not to vote for any Competing Transaction. Mr. Martini also agreed, among other things, to not and to not permit any company, trust or other entity controlled by him to, (i) contract to sell, sell or otherwise transfer or dispose of any shares of Bergen Common Stock, other than pursuant to the Merger or to the extent contractually required, without Cardinal's prior written consent or (ii) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Bergen, or acquisition of any capital stock from Bergen (other than upon exercise of outstanding Bergen Options and other than to the extent specifically permitted pursuant to the Merger Agreement), or acquisition of 15% or more of the assets of Bergen and its subsidiaries, taken as a whole, or any acquisition by Bergen of any material assets or capital stock of any other person (other than to the extent specifically permitted pursuant to the Merger Agreement), or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in the Support/Voting Agreement prevents Mr. Martini from taking any action or omitting to take any action as a member of the Board of Directors of Bergen necessary so as not to violate his fiduciary obligations as a director of Bergen. The Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) the termination of the Merger Agreement and (ii) the Effective Time. See "The Merger -- Support/Voting Agreement."

BERGEN RIGHTS AGREEMENT AMENDMENT

     In connection with the execution of the Merger Agreement, Bergen and ChaseMellon Shareholder Services, LLC, as rights agent (the "Rights Agent"), executed the Second Amendment to Rights Agreement, dated as of August 21, 1997 (the "Rights Agreement Amendment"), amending the Rights Agreement, dated as of February 7, 1997, as amended by Amendment No. 1 dated as of November 10, 1996 (the "Rights Agreement"), between Bergen and the Rights Agent, so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Bergen Common Stock by Cardinal pursuant to the Stock Option Agreement. Bergen also represented and warranted under the Merger Agreement that the Rights Agreement will remain so amended and that no replacement plan will be adopted. Further, Bergen has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Bergen will not, without the prior written consent of Cardinal, take any action that could result in the representations and warranties of Bergen with respect to the Rights Agreement Amendment becoming false or inaccurate. See "The Merger -- Bergen Rights Agreement Amendment" and "Comparison of Shareholder Rights -- Rights Agreement."

RISK FACTORS

     Cardinal Shareholders and Bergen Shareholders should consider carefully the factors discussed under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus in evaluating the proposed Merger and the transactions contemplated thereby. These risks include the fact that the Exchange Ratio is fixed, uncertainties in integrating the business operations of Cardinal and Bergen, risks relating to future acquisitions and the interests of certain Bergen directors and executive officers in the Merger.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Bergen has received an opinion from Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. ("Lowenstein, Sandler") to the effect that if the Merger is consummated in accordance with the terms of the Merger Agreement, no gain or loss will be recognized by Bergen or the Bergen Shareholders (except to the extent such holders receive cash in lieu of fractional Cardinal Common Shares) for federal income tax purposes. This opinion is based upon and is subject to, among other things, customary representations made to Lowenstein, Sandler. See "Certain Federal Income Tax Consequences."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, shares of Bergen Common Stock, which are governed by New Jersey Law (as hereinafter defined) and Bergen's Amended and Restated Certificate of Incorporation (the "Bergen Certificate") and Amended and Restated Bylaws (the "Bergen Bylaws"), will be converted into the right to receive Cardinal Common Shares, which are governed by Ohio Law (as hereinafter defined), the Cardinal Articles and Cardinal's Restated Code of Regulations, as amended (the "Cardinal Regulations"). There are differences between the rights of Bergen Shareholders and the rights of Cardinal Shareholders. These differences result from differences between New Jersey Law and Ohio Law, and differences between the governing instruments of Bergen and Cardinal. For a discussion of the various differences between the rights of Bergen Shareholders and Cardinal Shareholders, see "Comparison of Shareholder Rights."

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

BERGEN SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Bergen set forth below has been derived from and should be read in conjunction with the 1997 Bergen Form 10-K and other financial information of Bergen incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                                AT OR FOR THE YEAR ENDED(1)
                                            -------------------------------------------------------------------
                                                                              SEPTEMBER 30,
                                            AUGUST 31,     ----------------------------------------------------
                                               1993         1994(3)          1995         1996         1997
                                            ----------     ----------     ----------   ----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net sales and other revenues..............  $6,823,552     $7,483,801     $8,447,607   $9,942,697   $11,660,496
Earnings from continuing operations.......      28,607(4)      56,120(5)      63,942       73,533        81,679(6)
Earnings from continuing operations per
  common and common equivalent share
  (fully diluted)(2)......................  $     0.60(4)  $     1.16(5)  $     1.29   $     1.46   $      1.61(6)
Cash dividends declared per share(2):
  Class A Common..........................       0.305          0.350          0.379        0.384         0.432
  Class B Common..........................       2.904          1.597             --           --            --
BALANCE SHEET DATA:
Book value per common share(2)............        8.74           9.93          10.43        11.56         12.79
Total assets..............................   1,772,337      1,995,057      2,405,530    2,489,826     2,707,123
Working capital...........................     186,072        254,256        515,475      440,624       531,169
Long-term obligations, less current
  portion.................................     309,781        342,094        557,771      419,275       437,956
Shareholders' equity......................     417,800        461,851        519,349      578,966       644,861

---------------
(1) Amounts include the following businesses acquired by purchase since the respective acquisition dates: substantially all of the net assets of Oncology Supply Company on August 7, 1996; Colonial Healthcare Supply Co. on August 2, 1995; Biddle & Crowther Company on January 10, 1995; substantially all of the net assets of Professional Medical Supply Co. on August 31, 1994; Southeastern Hospital Supply Corporation on April 29, 1994; Healthcare Distributors of Indiana, Inc. on January 29, 1993; Dr. T.C. Smith Company on November 18, 1992; and Durr-Fillauer Medical, Inc. and subsidiaries on September 18, 1992.

(2) Gives effect to the five-for-four stock split paid June 2, 1997 and the 5% stock dividend paid March 1, 1995. On February 24, 1994, each outstanding share of Class B Common Stock of Bergen was converted into 9.5285 shares of Bergen Common Stock and all shares of Class B Common Stock of Bergen were subsequently canceled.

(3) Reflects a change in Bergen's fiscal year from a twelve-month period ending August 31 to a twelve-month period ending September 30. Operating results for the twelve months ended September 30, 1994 exclude the one-month period ended September 30, 1993. Net sales and other revenues and earnings from continuing operations for the one-month period ended September 30, 1993 were $598.1 million and $1.5 million, respectively.

(4) Includes provision for probable losses recorded in connection with credit extended to certain customers of $8.0 million ($5.1 million, net of tax) or $0.08 per share.

(5) Includes gain recognized from the sale of investment securities of $5.1 million ($2.9 million, net of tax) or $0.06 per share. Also includes a provision for an earthquake-related charge of $1.4 million ($0.8 million, net of tax) or $0.02 per share.

(6) Includes provision for merger-related expenses of $5.8 million ($3.4 million, net of tax) or $0.07 per share, relating to the terminated merger with IVAX Corporation.

CARDINAL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Cardinal set forth below has been derived from and should be read in conjunction with the 1997 Cardinal Form 10-K and other financial information of Cardinal incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                            FISCAL YEAR ENDED(1)(2)                         THREE MONTHS ENDED
                                        ---------------------------------------------------------------     SEPTEMBER 30,(1)(3)
                                        MARCH 31,     JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,     -----------------------
                                           1993         1994         1995         1996         1997          1996         1997
                                        ----------   ----------   ----------   ----------   -----------   ----------   ----------
EARNINGS STATEMENT DATA:
Net revenues..........................  $5,102,513   $6,374,734   $8,472,302   $9,407,591   $10,968,042   $2,535,476   $2,869,971
Earnings available for Common Shares
  before cumulative effect of change
  in accounting principle.............      73,124       88,884      146,587      127,240       184,599       39,326       54,040
Earnings per Common Share before
  cumulative effect of change in
  accounting principle(4):
    Primary...........................  $     0.83   $     0.91   $     1.41   $     1.20   $      1.69   $     0.37   $     0.49
    Fully diluted.....................        0.80         0.90         1.40         1.19          1.69         0.37         0.49
Cash dividends declared per Common
  Share(4)............................  $     0.05   $     0.07   $     0.08   $     0.08   $     0.095   $     0.02   $    0.025
BALANCE SHEET DATA:
Total assets..........................  $1,411,323   $1,789,455   $2,363,752   $2,959,401   $ 3,091,750   $2,979,124   $3,259,489
Long-term obligations, less current
  portion.............................     305,337      247,715      267,677      320,327       277,766      263,655      277,882
Redeemable preferred stock............      20,400           --           --           --            --           --           --
Shareholders' equity..................     444,291      617,464      866,474    1,095,225     1,334,730    1,101,304    1,397,493

---------------
(1) Amounts reflect business combinations in fiscal 1994, 1995, 1996 and 1997. The most significant of these business combinations have been accounted for as poolings-of-interests transactions and, accordingly, prior period amounts have been restated to retroactively reflect all such material combinations. For those business combinations which were accounted for as purchase transactions, the pro forma effect as if these transactions had occurred at the beginning of the respective periods would not have been significantly different.

(2) The Summary results for fiscal 1993, 1994, 1996 and 1997 include the impact of certain merger-related costs and restructuring charges as follows: In fiscal 1997, Cardinal recorded merger-related costs associated with the business combinations with PCI Services, Inc. ("PCI") in October 1996 (the "PCI Merger") and Owen Healthcare, Inc. ("Owen") in March 1997 (the "Owen Merger") ($46.2 million) and additional integration costs related to the mergers with Pyxis Corporation ("Pyxis") in May 1996 (the "Pyxis Merger") and Medicine Shoppe International, Inc. ("MSI") in November 1995 (the "MSI Merger") ($4.7 million). In fiscal 1996, Cardinal recorded merger-related costs of approximately $49.2 million ($36.9 million, net of tax) in connection with the MSI and Pyxis mergers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of "Notes to Consolidated Financial Statements" in the 1997 Cardinal Form 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus, for analysis of the impact of these merger-related costs. In fiscal 1994, Cardinal recorded merger-related costs of approximately $35.9 million ($28.2 million, net of tax) in connection with the business combination of Cardinal and Whitmire Distribution Corporation ("Whitmire") in February 1994 (the "Whitmire Merger"). During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the restructuring of certain distribution operations. In addition, the modifications of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million.

(3) The Summary results for the three months ended September 30, 1996 and 1997 include costs related to integrating the operations of the merged companies as a result of the various mergers effected in fiscal 1996 and 1997. These costs totaled approximately $0.2 million ($0.1 million, net of tax) and $2.2 million ($1.3 million, net of tax) for the three months ended September 30, 1996 and 1997, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of "Notes to Consolidated Financial Statements" in the September 1997 Cardinal Form 10-Q, incorporated by reference in this Joint Proxy Statement/Prospectus, for analysis of the impact of these merger-related costs.

(4) Earnings and cash dividends per share have been adjusted to give retroactive effect for stock splits, including the three-for-two split paid on December 16, 1996.

UNAUDITED PRO FORMA COMBINED SUMMARY FINANCIAL INFORMATION

     The impact of Cardinal's proposed merger (the "MediQual Merger") with MediQual Systems, Inc. ("MediQual") on a historical basis is not significant and prior period financial statements will not be restated upon consummation of the MediQual Merger. See "The Companies -- Business of Cardinal." Upon consummation of the Merger, prior period financial statements will be restated for the historical results of MediQual and Bergen (assuming that the MediQual Merger is consummated prior to the Merger).

     Cardinal's historical fiscal year ends on June 30, MediQual's historical fiscal year ends on December 31, and Bergen's historical fiscal year ends on September 30. For purposes of combining MediQual's and Bergen's historical financial information with Cardinal's in the pro forma combined statements of earnings herein, the financial information of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 have been combined with MediQual's financial information for the twelve months ended June 30, 1997 and fiscal years ended December 31, 1996 and 1995, and Bergen's financial information for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Cardinal's financial information for the three months ended September 30, 1997 and 1996 have been combined with MediQual's financial information for the three months ended September 30, 1997 and 1996 and Bergen's financial information for the three months ended September 30, 1997 and December 31, 1996, respectively. As a result, the financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma data for both fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $.9 million, respectively. In addition, the financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma data for both the fiscal year ended June 30, 1997 and the three months ended September 30, 1997. Bergen's net revenues and net earnings for the three months ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the MediQual Merger or the Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Joint Proxy Statement/Prospectus. The unaudited pro forma combined summary financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses (the "Merger Expenses"), as discussed in Note 2 to the "Unaudited Pro Forma Combined Financial Information" below and in Note 6 below.

                                        FISCAL YEAR ENDED(1)                     THREE MONTHS ENDED
                              -----------------------------------------    ------------------------------
                               JUNE 30,       JUNE 30,       JUNE 30,      SEPTEMBER 30,    SEPTEMBER 30,
                                 1995          1996(2)        1997(2)         1996(2)          1997(2)
                              -----------    -----------    -----------    -------------    -------------
EARNINGS STATEMENT DATA:
Net revenues................  $16,930,883    $19,361,290    $22,639,784     $ 5,360,478      $ 5,893,362
Net earnings, excluding
  estimated merger
  expenses..................      209,067        203,072        268,666          58,250           76,003
Earnings per Common Share
  excluding estimated merger
  expenses(3)(4):
  Primary...................  $      1.46    $      1.39    $      1.80     $      0.40      $      0.50
  Fully diluted.............         1.45           1.39           1.80            0.40             0.50
Cash dividends declared per
  Common Share(5):..........  $      0.08    $      0.08    $     0.095     $      0.02      $     0.025
BALANCE SHEET DATA:
Total assets................                                                                 $ 5,973,732
Long-term obligations, less
  current portion...........                                                                     696,059
Shareholders' equity(6).....                                                                   2,047,342

---------------
(1) Amounts reflect business combinations in fiscal 1995, 1996 and 1997.

(2) Amounts include the effect of merger-related costs recorded by Cardinal in the fiscal years ended June 30, 1996 and 1997 and the three-month periods ended September 30, 1996 and 1997 as discussed in Notes 2 and 3 of "-- Summary Historical and Unaudited Pro Forma Financial
    Information -- Cardinal Summary Historical Financial Information" and by Bergen in the fiscal year ended September 30, 1997 as discussed in Note 6 of "-- Summary Historical and Unaudited Pro Forma Financial Information -- Bergen Summary Historical Financial Information." The impact of the merger-related costs is to reduce pro forma earnings available for Common Shares by $36.9 million and $40.0 million in fiscal 1996 and 1997, respectively, and to reduce pro forma net earnings by $0.1 million and $1.3 million for the three-month periods ended September 30, 1996 and 1997, respectively. The impact was also to reduce pro forma fully diluted earnings per Cardinal Common Share by $.25, $.27 and $.01 in fiscal 1996 and 1997, and the three months ended September 30, 1997, respectively.

(3) Earnings per Common Share have been adjusted to give retroactive effect for stock splits, including the three-for-two stock split paid by Cardinal in December 1996.

(4) Earnings per Common Share amounts assume the conversion of each share of Bergen Common Stock into 0.775 Cardinal Common Shares, based on the Exchange Ratio. See "The Merger Agreement -- Merger Consideration."

(5) Cash dividends declared per Common Share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by entities with which Cardinal has merged. Cash dividends declared per Common Share have been adjusted to give retroactive effect to the three-for-two stock split paid by Cardinal in December 1996.

(6) Amount does not reflect the pro forma effect of Merger Expenses. Cardinal and MediQual will incur transaction and other costs as a result of the MediQual Merger. The amount of this charge is not expected to be significant and will be charged to expense in the period in which the MediQual Merger is consummated, or in subsequent periods, when incurred.

    In connection with the Merger, the companies expect to incur investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. Based on information currently available, the total amount of merger-related charges to be recognized in connection with the Merger is estimated to be between $100 and $130 million, after tax. These merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods, when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

    The accounting policies of Cardinal, MediQual and Bergen are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests accounting method.

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Cardinal and Bergen on both historical and pro forma combined bases and on a per share equivalent pro forma basis for Bergen. Pro forma combined earnings per share are derived from the Unaudited Pro Forma Combined Financial Information presented elsewhere in this Joint Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method, including the restatement for the historical results of MediQual which will occur upon consummation of the Merger (assuming that the MediQual Merger is consummated prior thereto). Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated and exclude all dividends paid by all entities with which Cardinal has merged. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal Common Shares, adjusted to include Cardinal Common Shares to be issued in the Merger for outstanding shares of Bergen Common Stock at the Effective Time. The per share equivalent pro forma combined data for shares of Bergen Common Stock is based on the assumed conversion of each share of Bergen Common Stock into 0.775 Cardinal Common Shares based upon the Exchange Ratio. See "The Merger Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Cardinal and Bergen incorporated by reference in this Joint Proxy Statement/Prospectus and the "Unaudited Pro Forma Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference."

                                                                        FISCAL YEAR ENDED
                                                                          SEPTEMBER 30,
                                                                  -----------------------------
                                                                   1995       1996       1997
                                                                  ------     ------     -------
BERGEN -- HISTORICAL(1)(2)
Earnings per share:
     Fully diluted..............................................  $ 1.29     $ 1.46     $  1.61
Cash dividends declared per share...............................   0.379      0.384       0.432
Book value per share............................................                          12.79

                                                                                   THREE MONTHS
                                                      FISCAL YEAR ENDED                ENDED
                                                           JUNE 30,                SEPTEMBER 30,
                                                  --------------------------     -----------------
                                                  1995      1996       1997       1996       1997
                                                  -----     -----     ------     ------     ------
CARDINAL -- HISTORICAL(2)
Earnings per Common Share:
     Primary....................................  $1.41     $1.20     $ 1.69     $ 0.37     $ 0.49
     Fully diluted..............................   1.40      1.19       1.69       0.37       0.49
Cash dividends declared per Common Share........   0.08      0.08      0.095       0.02      0.025
Book value per share............................                       12.26                 12.79
CARDINAL AND BERGEN -- PRO FORMA
  COMBINED(2)(3)(4):
Earnings per Common Share, excluding estimated
  Merger Expenses:
     Primary....................................  $1.46     $1.39     $ 1.80     $ 0.40     $ 0.50
     Fully diluted..............................   1.45      1.39       1.80       0.40       0.50
Cash dividends declared per Common Share(5).....   0.08      0.08      0.095       0.02      0.025
Book value per share(3).........................                       13.36                 13.75
EQUIVALENT PRO FORMA COMBINED PER BERGEN
  SHARE(2)(3)(4):
Earnings per Common Share, excluding estimated
  Merger Expenses:
     Primary....................................  $1.13     $1.08     $ 1.40     $ 0.31     $ 0.39
     Fully diluted..............................   1.12      1.08       1.40       0.31       0.39
Cash dividends declared per Common Share(5).....   0.06      0.06       0.07      0.016       0.02
Book value per share(3).........................                       10.35                 10.66

---------------
(1) Earnings per Common Share and cash dividends declared per Common Share have been adjusted to give retroactive effect to a five-for-four stock split paid by Bergen in June 1997 and a 5% stock dividend paid by Bergen in March 1995.

(2) Bergen's Historical Earnings per Common Share, Cardinal's Historical Earnings per Common Share, the Pro Forma Combined Earnings per Common Share and the Equivalent Pro Forma Combined Earnings Per Common Share reflect the effect of merger-related costs recorded by Cardinal in the fiscal years ended June 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997, and Bergen in the fiscal year ended September 30, 1997. See a discussion of these items in Notes 2 and 3 of "Summary -- Summary Historical and Unaudited Pro Forma Financial Information -- Cardinal Summary Historical Financial Information," Note 6 of "Summary -- Summary Historical and Unaudited Pro Forma Financial Information -- Bergen Summary Historical Financial Information" and Note 2 of "Summary -- Summary Historical and Unaudited Pro Forma Financial Information -- Unaudited Pro Forma Combined Summary Financial Information." The effect of such merger-related costs is to reduce the Equivalent Pro Forma Combined Per Bergen Share, fully diluted Earnings Per Common Share by $.19 and $.21 in fiscal 1996 and 1997, respectively. There is no measurable impact for the three months ended September 30, 1996 and 1997.

(3) The pro forma combined and the equivalent pro forma combined information (excluding the book value per share information) presents the combination of Cardinal for the fiscal years ended June 30, 1995, June 30, 1996 and June 30, 1997 combined with Bergen for the fiscal years ending September 30, 1995, September 30, 1996 and September 30, 1997, respectively. The book value per share information as of June 30, 1997 is calculated based on the Cardinal balance sheet as of June 30, 1997 and Bergen's balance sheet as of September 30, 1997. The book value per share information as of September 30, 1997 is calculated based on the Cardinal and Bergen balance sheets as of September 30, 1997

(4) In connection with the Merger, the companies expect to incur investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. Based on information currently available, the total amount of merger-related charges to be recognized in connection with the Merger is estimated to be between $100 and $130 million, after tax. These merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods, when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

    The accounting policies of Cardinal, MediQual and Bergen are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests accounting method.

(5) Pro Forma Combined Cash Dividends declared per Common Share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by entities with which Cardinal has merged. Pro Forma Combined Cash Dividends declared per Common Share have been adjusted to give retroactive effect to a three-for-two stock split paid by Cardinal in December 1996.

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low closing sale prices of Cardinal Common Shares on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low closing sale prices of Bergen Common Stock on the NYSE Composite Tape and the per share dividends paid thereon, in each case for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                               CARDINAL                             BERGEN
                                             COMMON SHARES                       COMMON STOCK
                                    -------------------------------     -------------------------------
          CALENDAR YEAR              HIGH       LOW       DIVIDENDS      HIGH       LOW       DIVIDENDS
----------------------------------  ------     ------     ---------     ------     ------     ---------
1995:
  First quarter...................  $33.92     $29.50      $  0.02      $23.10     $15.62      $ 0.096
  Second quarter..................   31.67      28.17         0.02       22.10      17.10        0.096
  Third quarter...................   37.67      29.17         0.02       19.20      15.70        0.096
  Fourth quarter..................   38.58      34.08         0.02       20.70      16.40        0.096
1996:
  First quarter...................  $42.83     $35.00      $  0.02      $21.60     $19.30      $ 0.096
  Second quarter..................   50.17      40.17         0.02       22.70      20.50        0.096
  Third quarter...................   55.08      44.67         0.02       26.20      19.90        0.096
  Fourth quarter..................   58.38      51.92         0.02       26.20      21.10        0.096
1997:
  First quarter...................  $64.13     $54.38      $ 0.025      $26.30     $22.30      $ 0.096
  Second quarter..................   62.00      51.63        0.025       30.87      22.80         0.12
  Third quarter...................   71.06      54.63        0.025       45.69      28.00         0.12
  Fourth quarter..................   77.81      70.00        0.025       45.25      37.69         0.12
1998:
  First quarter
     (through January 20, 1998)...  $77.75     $70.94      $ 0.025      $42.94     $38.44      $    --

     On August 22, 1997, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Cardinal Common Shares was $62.313 per share and the closing price of the Bergen Common Stock was $29.937 per share, as reported on the NYSE Composite Tape. The value of Bergen Common Stock at August 22, 1997, on an equivalent per share basis, was $48.29 (based on an Exchange Ratio of 0.775). On January 20, 1998, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the last sale prices of Cardinal Common Shares and Bergen Common Stock were $71.50 per share and $41.00 per share, respectively, as reported on the NYSE Composite Tape. Cardinal Shareholders and Bergen Shareholders are encouraged to obtain current market quotations for Cardinal Common Shares and Bergen Common Stock.

     Cardinal has applied for the listing of the Cardinal Common Shares to be issued in the Merger on the NYSE.

     On November 5, 1997, Cardinal's Board of Directors declared a dividend on Cardinal Common Shares of $0.025 per share, payable on January 15, 1998 to holders of record on January 1, 1998. Cardinal anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Cardinal Board of Directors and will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

     On November 14, 1997, Bergen's Board of Directors declared a dividend on shares of Bergen Common Stock of $.12 per share, paid on December 8, 1997 to holders of record on November 24, 1997. Bergen anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Bergen Board of Directors and will depend on Bergen's future earnings, financial condition, capital requirements and other factors. Pursuant to the Merger Agreement, Bergen has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Bergen will not make, declare or pay any dividend or distribution on the Bergen Common Stock other than regular quarterly dividends on Bergen Common Stock of $0.12 per share with record and payment dates consistent with past practice.

                                  RISK FACTORS

     In considering whether to vote in favor of the Cardinal Merger Proposal or the Bergen Merger Proposal, as the case may be, the Cardinal Shareholders and Bergen Shareholders should consider, in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus, the following matters (which Cardinal and Bergen are not able to quantify):

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

     The Exchange Ratio is a fixed ratio and will not be adjusted in the event of any increase or decrease in the price of either Cardinal Common Shares or Bergen Common Stock. The price of Cardinal Common Shares at the Effective Time may be higher or lower than its price at the date of this Joint Proxy Statement/Prospectus or at the date of the Cardinal Special Meeting or the Bergen Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Cardinal or Bergen, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions or other factors. Most of such factors are beyond the control of Cardinal or Bergen. Because the Effective Time will occur subsequent to the Cardinal Special Meeting and the Bergen Special Meeting, there can be no assurance that the price of Cardinal Common Shares on the date of the special meetings will be indicative of its price at the Effective Time. Cardinal Shareholders and Bergen Shareholders are urged to obtain current market quotations for Cardinal Common Shares and Bergen Common Stock.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS

     In determining that the Merger is in the best interests of Cardinal or Bergen, as the case may be, each of the Cardinal Board and the Bergen Board considered the potential complementary effects of combining the respective companies' assets, personnel and operational expertise. The integration of businesses, however, involves a number of special risks, including the diversion of management's attention from regular business concerns to the assimilation of the combined operations, difficulties in the integration of operations and systems, delays or difficulties in opening and operating larger distribution centers in an integrated distribution network, the assimilation and retention of the personnel of the acquired company, challenges in retaining the customers of the combined businesses and potential adverse short-term effects on operating results.

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An important element of Cardinal's growth strategy is the pursuit of strategic acquisitions that either expand or complement its business, and Cardinal routinely reviews such potential acquisition opportunities. Acquisitions involve a number of special risks, including the risks pertaining to integration of the business acquired that are noted above under "-- Uncertainties in Integrating Business Operations." In addition, Cardinal may incur debt to finance future acquisitions, and Cardinal may issue securities in connection with future acquisitions which may have a dilutive effect on current and future Cardinal Shareholders. The inability of Cardinal to successfully complete and integrate strategic acquisitions in a timely manner could adversely impact Cardinal's growth strategy.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Merger by the Bergen Board, the Cardinal Shareholders and the Bergen Shareholders should be aware that certain directors and executive officers of Bergen may be deemed to have conflicts of interest with respect to the Merger in that, pursuant to the Merger Agreement, and, in the case of certain executives, pursuant to new employment arrangements entered into with Cardinal and Bergen concurrently with or subsequent to the execution of the Merger Agreement, they will have positions with Cardinal or Bergen after the Effective Time. In addition, certain executives of Bergen have employment agreements pursuant to which they may receive benefits after the Merger. Such interests, together with other relevant factors, were considered by the Bergen Board in recommending the Merger to the Bergen Shareholders and approving the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to Cardinal Shareholders in connection with the solicitation of proxies by the Board of Directors of Cardinal for use at the Cardinal Special Meeting to be held on Friday, February 20, 1998, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, commencing at 1:00 p.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to Bergen Shareholders in connection with the solicitation of proxies by the Board of Directors of Bergen for use at the Bergen Special Meeting to be held on Friday, February 20, 1998, at Bergen's corporate headquarters at 4000 Metropolitan Drive, Orange, California, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus, the Letter to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to Cardinal Shareholders on or about January 22, 1998. This Joint Proxy Statement/Prospectus, the Letter to Bergen Shareholders, the Notice of the Bergen Special Meeting and the form of proxy for use at the Bergen Special Meeting are first being mailed to Bergen Shareholders on or about January 22, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Bergen Special Meeting. At the Bergen Special Meeting, Bergen Shareholders will consider and vote on:

          1. The Bergen Merger Proposal, which is a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Bergen, if any, which will be canceled) of Bergen Common Stock will be converted into
     0.775 of a Cardinal Common Share. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. The Bergen Adjournment Proposal, which is a proposal for the adjournment of the Bergen Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Bergen Special Meeting to approve the foregoing proposal.

          3. Such other business as may properly come before the Bergen Special Meeting.

     Cardinal Special Meeting. At the Cardinal Special Meeting, Cardinal Shareholders will consider and vote on:

          1. The Cardinal Merger Proposal, which is a proposal to approve, authorize and adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Bergen with the result that Bergen will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held in the treasury of Bergen, if any, which will be canceled) of Bergen Common Stock will be converted into 0.775 of a Cardinal Common Share. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. The Authorized Shares Proposal, which is a proposal to approve, authorize and adopt an amendment to the Cardinal Articles to increase the number of Cardinal Common Shares authorized from 150,000,000 to 300,000,000 shares. The Authorized Shares Proposal will be presented at the Cardinal Special Meeting and will be adopted if approved whether or not the Cardinal Merger Proposal is approved, but its adoption is a condition to consummation of the Merger. This proposed amendment to the Cardinal Articles is included in the resolution attached to this Joint Proxy Statement/Prospectus as Annex C.

          3. The Name Change Proposal, if the Cardinal Merger Proposal is approved, which is a proposal to approve, authorize and adopt an amendment to the Cardinal Articles to change Cardinal's name from "Cardinal Health, Inc." to "Cardinal Bergen Health, Inc.", subject to consummation of the Merger.

     Adoption of the Name Change Proposal is not a condition to the Merger, but the Name Change Proposal will not be adopted unless and until the Merger is consummated. This proposed amendment to the Cardinal Articles is included in the resolution attached to this Joint Proxy Statement/Prospectus as Annex C.

          4. The Cardinal Adjournment Proposal, which is a proposal for the adjournment of the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve either the Cardinal Merger Proposal or the Authorized Shares Proposal.

          5. Such other business as may properly come before the Cardinal Special Meeting.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

     Cardinal. The Board of Directors of Cardinal has fixed January 20, 1998 as the Cardinal Record Date for determination of Cardinal Shareholders entitled to notice of and to vote at the Cardinal Special Meeting. Accordingly, only holders of Cardinal Common Shares of record at the close of business on the Cardinal Record Date, will be entitled to notice of and to vote at the Cardinal Special Meeting. Each holder of record of Cardinal Common Shares on the Cardinal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Cardinal Special Meeting. As of the Cardinal Record Date, there were 109,634,461 Cardinal Common Shares outstanding and entitled to vote which were held by approximately 2,570 holders of record.

     Pursuant to the Cardinal Articles, the Cardinal Regulations and applicable law, (i) the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon is required to approve, authorize and adopt each of the Cardinal Merger Proposal, the Name Change Proposal and the Authorized Shares Proposal, and (ii) the affirmative vote of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting is required to approve the Cardinal Adjournment Proposal. As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial owners of approximately 6% of the outstanding Cardinal Common Shares and each such person has advised Cardinal that such person intends to vote in favor of the Merger Proposal, the Authorized Shares Proposal, the Name Change Proposal and the Cardinal Adjournment Proposal.

     In the event that Cardinal has the right to terminate the Merger Agreement for any reason, the Cardinal Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Cardinal Merger Proposal and the Name Change Proposal. See "The Merger Agreement -- Termination; Effect of Termination."

     Bergen. The Board of Directors of Bergen has fixed January 20, 1998 as the Bergen Record Date for determination of Bergen Shareholders entitled to notice of and to vote at the Bergen Special Meeting. Accordingly, only holders of Bergen Common Stock of record at the close of business on the Bergen Record Date, will be entitled to notice of and to vote at the Bergen Special Meeting. Each holder of record of Bergen Common Stock on the Bergen Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Bergen Special Meeting. As of the Bergen Record Date, there were 50,428,925 shares of Bergen Common Stock outstanding and entitled to vote which were held by approximately 2,270 holders of record.

     Pursuant to the Bergen Certificate, the Bergen Bylaws and applicable law, the affirmative vote of a majority of the votes cast by the holders of shares of Bergen Common Stock entitled to vote and voting thereon is required to approve and adopt the Bergen Merger Proposal and to approve the Bergen Adjournment Proposal. As of the Bergen Record Date, the directors and executive officers of Bergen (other than its Chairman) may be deemed to be beneficial owners of 2.3% of the outstanding shares of Bergen Common Stock and each such person has advised Bergen that such person intends to vote in favor of the Bergen Merger

Proposal and the Bergen Adjournment Proposal. In addition, Mr. Robert E. Martini, who as of the Bergen Record Date beneficially owned in the aggregate approximately 5.4% of the outstanding Bergen Common Stock, has agreed to vote or direct the vote of all Bergen Common Stock over which he has voting power or control in favor of the Bergen Merger Proposal.

     In the event that Bergen has the right to terminate the Merger Agreement for any reason, the Bergen Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Bergen Merger Proposal. See "The Merger Agreement -- Termination; Effect of Termination."

VOTING OF PROXIES

     All Cardinal Shareholders and Bergen Shareholders who are entitled to vote and are represented at the Cardinal Special Meeting (in the case of Cardinal Shareholders) or at the Bergen Special Meeting (in the case of Bergen Shareholders) by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted, in the case of Bergen Shareholders, FOR approval and adoption of the Bergen Merger Proposal and the Bergen Adjournment Proposal or, in the case of Cardinal Shareholders, FOR approval and adoption of each of the Cardinal Merger Proposal, the Name Change Proposal (subject to consummation of the Merger), the Authorized Shares Proposal and the Cardinal Adjournment Proposal.

     If any other matters are properly presented at the Cardinal Special Meeting (in the case of Cardinal Shareholders) or at the Bergen Special Meeting (in the case of Bergen Shareholders) for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Cardinal nor Bergen is aware of any matters expected to be presented at its respective meetings other than as described in its respective Notices of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Cardinal or the Secretary of Bergen, as the case may be, before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy or in the case of Cardinal by giving notice of revocation in open meeting, (ii) in the case of Cardinal, duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or telecopy) it to the Secretary of Cardinal before the taking of the vote at the Cardinal Special Meeting, and in the case of Bergen, duly executing a later-dated proxy relating to the same shares and causing such later-dated proxy to be voted at the Bergen Special Meeting, or (iii) attending the relevant meeting and voting in person. In order to vote in person at either the Cardinal Special Meeting or the Bergen Special Meeting, Cardinal Shareholders and Bergen Shareholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

          (i) in the case of Cardinal Shareholders, to Cardinal Health, Inc., 5555 Glendon Court, Dublin, Ohio 43016, Telecopy: (614) 717-8919,
     Attention: Secretary; and

          (ii) in the case of Bergen Shareholders, to Bergen Brunswig Corporation, 4000 Metropolitan Drive, Orange, California 92868, Telecopy:
     (714) 978-1148, Attention: Secretary.

     Cardinal Shareholders and Bergen Shareholders who require assistance in changing or revoking a proxy should contact Morrow & Co., Inc. at the address or phone number provided in this Joint Proxy Statement/Prospectus under the caption "Available Information."

     Pursuant to the Cardinal Articles and applicable law, broker non-votes and abstaining votes will not be counted in favor of any of the Cardinal Merger Proposal, the Authorized Shares Proposal, the Name Change

Proposal or the Cardinal Adjournment Proposal and will not be treated as votes cast on such proposals. Since each of the Cardinal Merger Proposal, the Authorized Shares Proposal and the Name Change Proposal requires the affirmative vote of a majority of the outstanding Cardinal Common Shares, abstentions and broker non-votes will have the same effect as votes against each such proposal. Since the Cardinal Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting, abstentions and broker non-votes will have the same effect as votes against the Cardinal Adjournment Proposal.

     Pursuant to the Bergen Certificate and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Bergen Merger Proposal or the Bergen Adjournment Proposal and will not be treated as votes cast with respect to such proposals. Since the Bergen Merger Proposal and the Bergen Adjournment Proposal require the affirmative vote of a majority of the votes cast by the holders of shares of Bergen Common Stock entitled to vote and voting at the Bergen Special Meeting, abstentions and broker non-votes will have no effect with respect to the Bergen Merger Proposal or the Bergen Adjournment Proposal, provided that a quorum (including such abstentions and broker non-votes) is present.

SOLICITATION OF PROXIES

     The expenses of the respective solicitations for the Cardinal and Bergen Special Meetings will be borne by Cardinal and Bergen, subject to each party's obligation to reimburse the other for its expenses under certain circumstances and subject to the parties' obligations to share the costs of filing, printing and mailing this Joint Proxy Statement/Prospectus. See "The Merger
Agreement -- Termination; Effect of Termination," and "-- Amendment and Waiver." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cardinal and Bergen in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Cardinal has retained Morrow & Co., Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Bergen has retained Morrow & Co., Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Cardinal and Bergen with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Cardinal and Bergen will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Cardinal. The Board of Directors of Cardinal has determined that the terms of the Merger Agreement and the transactions contemplated thereby (including the Name Change Proposal (subject to consummation of the Merger) and the Authorized Shares Proposal) are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders. Accordingly, the Cardinal Board of Directors recommends that Cardinal Shareholders vote FOR the approval and adoption of each of the Cardinal Merger Proposal, the Name Change Proposal (subject to consummation of the Merger), the Authorized Shares Proposal and the Cardinal Adjournment Proposal.

     Bergen. The Board of Directors of Bergen has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Bergen and the Bergen Shareholders. Accordingly, the Bergen Board of Directors recommends that Bergen Shareholders vote FOR the approval and adoption of the Bergen Merger Proposal and the Bergen Adjournment Proposal.

APPRAISAL RIGHTS

     Cardinal Shareholders. Pursuant to Section 1701.84 of the Ohio Revised Code, Cardinal Shareholders at the record date for the Cardinal Special Meeting who follow certain statutory procedures set forth in Section 1701.85 of the Ohio Revised Code have the right to demand payment of the "fair cash value" of their Cardinal Common Shares if the Merger is consummated. See "Rights of Dissenting Shareholders -- Cardinal

Shareholders." Section 1701.85 of the Ohio Revised Code is set forth in Annex D to this Joint Proxy Statement/Prospectus.

     Bergen Shareholders. Bergen Shareholders will not be entitled to any appraisal rights under New Jersey law or any other statute in connection with the Merger. See "Rights of Dissenting Shareholders -- Bergen Shareholders."

                                   THE MERGER

BACKGROUND OF THE MERGER

     As part of their respective current strategies, each of Cardinal and Bergen continually maintains a variety of contacts with potential candidates for combination within the drug distribution industry and other segments of the health services and healthcare industry generally. In recent years, from time to time, representatives of Cardinal have attempted to initiate discussions with Bergen regarding the possibility of a potential business combination between Cardinal and Bergen. In the spring of 1997, following Cardinal's acquisition of Owen and Bergen's termination of its merger agreement with IVAX Corporation ("IVAX"), each of Cardinal and Bergen reviewed possible candidates for business combinations, including potential combinations with other companies in the drug distribution industry.

     In the second week of June 1997, Cardinal Chairman, Robert D. Walter, telephoned Donald R. Roden, President and Chief Executive Officer of Bergen, regarding the possibility of a potential business combination between Cardinal and Bergen. Shortly after this discussion, Mr. Walter and Brendan A. Ford, Senior Vice President-Corporate Development of Cardinal, met with Robert E. Martini, Chairman of Bergen, and Mr. Roden to further discuss the possibility of a potential business combination. These preliminary discussions included an examination of the strategic implications of such a business combination and respective business and management philosophies and goals and a preliminary review of the opportunities such a business combination would afford the combined companies and their respective customers. In addition, Cardinal and Bergen each separately began to identify the potential efficiencies and cost savings that could be achieved through a combination of Cardinal's and Bergen's drug distribution businesses. The parties also discussed certain potential challenges associated with such a combination, including integration of the two management teams, retaining and motivating key personnel, explaining to customers the benefits of such a combination, identifying and implementing best practices of the two companies, combining management information systems and distribution centers and effectively managing the significantly larger organization and business operations that would result from a combination of the two companies. These discussions continued in person and by telephone throughout the remainder of June, July and August and involved senior executives at each of Cardinal and Bergen as well as legal representatives and Bergen's financial advisor. In late July, Bergen retained Merrill Lynch, its financial advisor, to begin assisting Bergen in its evaluation of a possible business combination with Cardinal.

     In early July 1997, Cardinal and Bergen began to have more extensive discussions regarding the potential fit between the two companies and set a proposed schedule to conduct certain due diligence in advance of any substantive discussions regarding a potential exchange ratio. Beginning in mid-June and continuing through the execution of the Merger Agreement in late August, representatives of Cardinal and Bergen management, as well as their legal advisors, and Bergen's financial advisor, began addressing potential legal and financial issues that could arise from a business combination involving Cardinal and Bergen. In addition, each of Cardinal and Bergen continued their extensive examination of potential efficiencies, synergies and cost savings that could result from a combination of the two companies.

     In the latter part of June and early July, senior executives of Cardinal and Bergen met on several occasions to discuss further the possibility of a business combination and begin the process of organizing and undertaking comprehensive financial, legal and operational due diligence of each of the companies. On July 9, 1997, a special meeting of the Cardinal Board was held at which the potential for a business combination between Cardinal and Bergen was discussed. At this meeting, Cardinal's senior management and its legal advisors provided the Cardinal Board with an overview of Bergen and its operations and outlined the preliminary structure of a possible business combination then being discussed by the companies, as well as certain legal issues that would be involved in any such transaction. During June and July, Bergen's Executive Committee and Board conducted a total of eight meetings at which Bergen's Board members, management and advisors reviewed, among other matters, the due diligence information collected with respect to Cardinal, the synergies and savings achievable from the proposed combination, Bergen's strategic alternatives, the anticipated exchange ratio, the long-term potential for the stock of the combined company and the status of negotiations.

     On July 23, 1997, Bergen and Cardinal executed a mutual confidentiality agreement. Beginning in late July, extensive comprehensive financial, legal and operational due diligence was conducted by each of Cardinal and Bergen and their representatives. This due diligence continued through August until execution of the definitive Merger Agreement and related documentation on August 23, 1997. Beginning in early August, Cardinal and Bergen began negotiating the terms of a definitive merger agreement, as well as a draft stock option agreement and support/voting agreement that Cardinal indicated were requirements for any transaction between the parties. During this period, there were a series of discussions among Mr. Walter, Mr. Roden and Mr. Martini concerning, among other matters, an appropriate exchange ratio for a possible business combination. In addition, the parties and their representatives conducted their due diligence and negotiated the terms of such a business combination.

     On August 12 and 13, 1997, respectively, a special meeting of the Bergen Board and a regularly scheduled quarterly meeting of the Cardinal Board were held at which the status of the negotiations regarding a potential business combination between Cardinal and Bergen was discussed and the Boards authorized their respective management teams and representatives to continue discussions concerning a possible business combination. At the Bergen Board meeting, representatives of Merrill Lynch presented their analyses of the financial aspects of the proposed transaction and Bergen's legal advisors reviewed various legal issues as well as business issues that were being negotiated between Cardinal and Bergen.

     Beginning in the third week of August, certain senior executives of Cardinal and Bergen contacted on a confidential basis a limited number of senior executives of certain selected Cardinal and/or Bergen customers and customer representatives to discuss with them generally the concept of a possible business combination between Cardinal and Bergen. On August 20, 1997, a special meeting of the Cardinal Board was held to consider the terms of a possible transaction which were still under negotiation. At that meeting, the Cardinal Board discussed in detail the terms of a possible transaction and delegated to the executive committee of the Cardinal Board the authority to approve the exchange ratio and other terms of the transaction, as well as the final documentation. On August 21, 1997, in a special meeting of the executive committee of the Cardinal Board, the executive committee received an update from Cardinal management and Cardinal's legal representatives and approved a proposed exchange ratio and other terms of the merger and related transactions subject to the finalization of the remaining documentation. The Cardinal Board determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders and resolved to recommend that the Cardinal Shareholders vote for the approval and adoption of the Merger Agreement, the Authorized Shares Proposal and the Name Change Proposal (subject to consummation of the Merger), at a special meeting of Cardinal Shareholders to be held for such purpose.

     At a special meeting on August 20, 1997, the Bergen Board received a report from management regarding the status of negotiations on the Merger Agreement and related agreements and on the issues subject to further negotiation between the parties. No formal action was taken, however, other than to schedule a subsequent meeting to discuss the Merger. At a special meeting held on August 23, 1997, the Bergen Board received detailed reports of the status of the continuing negotiations with Cardinal and the terms and provisions of the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreement as negotiated by Bergen's representatives, including the Exchange Ratio. At that special meeting, Bergen's Board, after receiving presentations from Bergen's financial and legal advisors, received the Merrill Lynch Opinion that the Exchange Ratio was fair, from a financial point of view, to the Bergen Shareholders. The Bergen Board then determined that the terms of the Merger Agreement and the transactions contemplated thereby were fair to, and in the best interests of, Bergen and the Bergen Shareholders, and accordingly, the

Bergen Board unanimously approved the Rights Agreement Amendment, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreement and resolved to recommend that the Bergen Shareholders vote for the approval and adoption of the Merger Agreement at a special meeting of Bergen Shareholders to be held for that purpose. See "-- Reasons for the Merger; Recommendations of the Boards of Directors -- Bergen."

     Later on August 23, 1997, the Merger Agreement, the Stock Option Agreement and the Support/Voting Agreement were executed. On such date, certain amendments to Bergen benefit plans were executed as well as amendments to existing employment arrangements with a number of Bergen senior executives. See
"-- Interests of Certain Persons in the Merger." On August 24, 1997, the parties issued a joint press release announcing the Merger. In addition, prior to the execution of the Merger Agreement and the Stock Option Agreement, Bergen and the Rights Agent entered into the Rights Agreement Amendment.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Bergen. The Bergen Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Bergen's legal and financial advisors as well as with Bergen's management and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

          (i) The fact that the per share consideration to be received by Bergen Shareholders in the Merger represents a premium of approximately 61% over the closing price of the Bergen Common Stock on the last trading day prior to the announcement of the signing of the Merger Agreement (based upon the Cardinal Common Share price on such date);

          (ii) The potential enhancements in earnings that could be achieved by:

           - Consolidating the combined companies' 57 distribution centers (many of which are not automated) into a smaller number of fully automated, high volume state-of-the-art distribution centers that will be able to attain greater economies of scale and lower transportation costs than non-automated centers;

           - Centralizing management and administrative functions, thereby reducing general administrative expenses; and

           - Employing Cardinal's purchasing practices to reduce product procurement costs;

          (iii) The ability to leverage such enhanced profitability, given the historic growth in Cardinal's price earnings ratio and the opportunity to associate Cardinal's price earnings ratio with the increased earnings potential of the combined company;

          (iv) The opportunity to achieve enhanced purchasing power through the combined company's expanded customer base, enabling management to negotiate greater price discounts for the combined company's customers;

          (v) The opportunity to combine the two companies' product lines, enabling Cardinal's customers to benefit from Bergen's medical and surgical supply product offerings, enabling Bergen's customers to benefit from Cardinal's diverse healthcare service offerings and improving one-stop shopping opportunities for the customers of both companies;

          (vi) The opportunity to improve customer service by implementing the best practices of each company in a variety of service-oriented aspects of the combined companies' business;

          (vii) The demonstrated ability of the managements of Cardinal and Bergen to understand, and carve out a profitable niche in, the rapidly changing healthcare industry;

          (viii) The opportunity of Bergen Shareholders to continue as shareholders of a combined organization with greater financial and market strength than Bergen on a stand-alone basis, and having strategic goals and an operating philosophy similar to and compatible with those of Bergen, stressing growth within the healthcare industry;

          (ix) The presentations of Merrill Lynch and the Merrill Lynch Opinion that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Bergen Shareholders from a financial point of view. See "-- Opinion of Bergen's Financial Advisor." The Merrill Lynch Opinion, which is subject to certain limitations, qualifications and assumptions, is included as Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety;

          (x) The assessment of Bergen's strategic alternatives to the Merger, including remaining an independent public company, continuing its pursuit of acquisitions or merging or consolidating with a party or parties other than Cardinal;

          (xi) The terms and conditions of the Merger Agreement and the Stock Option Agreement, including in particular the "no-solicitation" and fiduciary responsibility provisions of the Merger Agreement, the fees and expense reimbursement payable, in certain circumstances, to Cardinal, and in other circumstances, to Bergen, the termination sections of the Merger Agreement, the provisions relating to Bergen's ability to continue to operate its business during the period between the execution of the Merger Agreement and Closing (see "The Merger Agreement -- Termination; Effect of Termination"), the conditions to closing and the representations and warranties of each of the parties in the Merger Agreement;

          (xii) The fact that the Merger is expected to be a tax-free transaction to Bergen Shareholders and that it is expected to qualify as a pooling-of-interests transaction for accounting and financial reporting purposes; and

          (xiii) The Board considered Bergen's employment contracts with certain executive officers which provide for certain payments in the event such employees leave Bergen following a change in control. See "-- Interests of Certain Persons in the Merger." The Bergen Board considered the agreement of such executives to enter into employment arrangements with the Surviving Corporation, effective upon consummation of the Merger, and the particular terms thereof.

     The Bergen Board also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks and disadvantages (the order does not necessarily reflect the relative significance): (i) the difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the synergies and benefits sought in the Merger might not be fully achieved;
(ii) the risk that the Merger would not be consummated; (iii) the substantial expenses expected to be incurred by Bergen and Cardinal in connection with the Merger; and (iv) the anticipated reduction in the dividend rate and book value per share associated with the Cardinal Common Shares to be received by Bergen Shareholders upon consummation of the Merger (see "Comparative Per Share Data"). Other than these risks and disadvantages which the Bergen Board considered in its decision to enter into the Merger Agreement, the Bergen Board did not identify any other particular material risks or material adverse effects on Bergen Shareholders. The Bergen Board believed that these potential risks and disadvantages were greatly outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors and potential material risks and disadvantages considered by the Bergen Board is not intended to be exhaustive. In view of the wide variety of factors, risks and disadvantages considered in connection with its evaluation of the Merger, the Bergen Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF BERGEN HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, BERGEN AND THE BERGEN SHAREHOLDERS. ACCORDINGLY, THE BERGEN BOARD OF DIRECTORS RECOMMENDS THAT BERGEN SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE BERGEN MERGER PROPOSAL AND THE BERGEN ADJOURNMENT PROPOSAL.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Cardinal consulted with Cardinal's legal advisors as well as with Cardinal's management, and considered a number of factors, including the following material factors(the order does not necessarily reflect the relative significance):

          (i) management's expectation that efficiencies from the proposed merger would have an accretive effect on the earnings of the combined company, as compared to Cardinal's stand-alone earnings expectations, resulting in the creation of significant value for Cardinal's shareholders;

          (ii) the opportunity to reduce marginal operating costs for the combined company below levels which either party could achieve independently, enabling it to share these savings in the form of lower prices and enhanced services to its customers, while maintaining an acceptable level of profitability;

          (iii) the creation of a network of high-volume, state-of-the-art distribution centers in geographic areas which today are serviced by lower volume, less efficient distribution centers;

          (iv) the opportunity to build more effective pharmaceutical purchasing alliances with a larger customer base, making the combined company a more attractive trading partner to pharmaceutical manufacturers and enabling it to negotiate more favorable merchandising programs and price discounts on behalf of its customers;

          (v) the complementary nature of Cardinal's broader service offerings (such as pharmacy automation, pharmacy management, and specialty packaging) and Bergen's broader product offerings (such as medical-surgical supplies), enabling the combined company to offer a broader choice to its customers and accelerating the number of meaningful opportunities to cross-sell these ancillary products and services;

          (vi) the addition of Bergen's seasoned management team; and

          (vii) the opportunity to achieve the benefits of scale and leverage with respect to investments in new technology, systems and services, which is expected to enhance the combined company's software systems and substantially increase its customer efficiencies in the areas of order-entry and inventory management systems.

     The Cardinal Board also considered the fact that it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet.

     Although the Cardinal Board has determined that the Merger is fair to, and in the best interests of, Cardinal Shareholders, all business combinations, including the Merger, also include disadvantages. With respect to the Merger, material disadvantages to Cardinal Shareholders identified by the Cardinal Board and management include (the order does not necessarily reflect the relative significance): (i) the significant time and expense required to obtain necessary regulatory approval and complete the Merger, with no assurance that the Merger will be completed; (ii) the difficulties inherent in combining and integrating the two companies, including management teams, information systems, customer programs, and other programs, systems and services; and (iii) the distraction caused by a transaction of this magnitude and the attendant lost opportunities resulting from management's focus on completing the Merger and integrating Cardinal's and Bergen's businesses. Other than these disadvantages which the Cardinal Board considered in its decision to enter into the Merger Agreement, the Cardinal Board did not identify any other particular material risks or material adverse effects on Cardinal Shareholders. The Cardinal Board believed that these risks were greatly outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors considered by the Cardinal Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE CARDINAL MERGER PROPOSAL, THE NAME CHANGE PROPOSAL (SUBJECT TO CONSUMMATION OF THE MERGER), THE AUTHORIZED SHARES PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

OPINION OF BERGEN'S FINANCIAL ADVISOR

     Bergen retained Merrill Lynch to act as its exclusive financial advisor in connection with a possible business combination. On August 12, 1997, Merrill Lynch reported to the Board its preliminary analyses of the Merger. On August 23, 1997, Merrill Lynch rendered to the Bergen Board the Merrill Lynch Opinion that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair from a financial point of view to the holders of shares of Bergen Common Stock, other than Cardinal and its affiliates.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BERGEN SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE BERGEN BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF BERGEN COMMON STOCK, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY BERGEN TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BERGEN SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE PROPOSED MERGER.

     The Exchange Ratio was determined through negotiations between Cardinal and Bergen and was approved by the Bergen Board. Merrill Lynch provided advice to Bergen during the course of such negotiations.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentations made by Merrill Lynch to the Bergen Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, Bergen or Cardinal. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was among several factors taken into consideration by the Bergen Board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses performed by Merrill Lynch described below should not be viewed as determinative of the decision of the Bergen Board or Bergen's management with respect to the fairness of the Exchange Ratio.

     In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information relating to Bergen and Cardinal which Merrill Lynch deemed to be relevant, (ii) reviewed certain information, including financial forecast information from certain publicly available analysts' forecasts with respect to Bergen and Cardinal, identified and reviewed by Bergen and Cardinal, respectively, and provided to Merrill Lynch as reasonable forecasts appropriate for use in rendering its opinion, relating to the business, earnings, cash flow, assets, liabilities and prospects of Bergen and Cardinal, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Base Case Synergies"), furnished to Merrill Lynch by Bergen, (iii) conducted discussions with members of senior management of Bergen and Cardinal concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Base Case Synergies, (iv) reviewed the market prices and valuation multiples for Bergen Common Stock and Cardinal Common Shares and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (v) reviewed the results of operations of Bergen and Cardinal and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, (vii) reviewed the potential pro forma impact of the Merger, before and after giving effect to the Base Case Synergies, (viii) reviewed the Merger Agreement and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Bergen or Cardinal or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Bergen or Cardinal. With respect to the financial forecast information and the Base Case Synergies furnished to or discussed with Merrill Lynch by Bergen or Cardinal, Merrill Lynch assumed that they have been reasonably prepared or reviewed and reflect the best currently available estimates and judgment of Bergen's or Cardinal's management as to the expected future financial performance of, or expenses or benefits to, Bergen or Cardinal, as the case may be, and the Base Case Synergies. Merrill Lynch also assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Bergen or the Bergen Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of Bergen.

     The following is a brief summary of the material analyses presented by Merrill Lynch to the Bergen Board in connection with the rendering of the Merrill Lynch Opinion.

     Historical Stock Price Analysis. Merrill Lynch analyzed the high and low stock prices of Bergen for the 52 weeks ending August 8, 1997, which were $31.00 and $20.69, respectively. The current price as of August 8, 1997 of $29.19 was 94.2% of the 52 week high of $31.00.

     Comparable Public Companies Analysis. Merrill Lynch compared the trading multiples for Bergen to corresponding multiples of a selected group of drug distribution companies consisting of AmeriSource Health Corporation, Cardinal Health, Inc., Bindley Western Industries, Inc. and McKesson Corporation (the "Distribution Group"). Bergen's price to earnings ("P/E") ratios for the last twelve months ("LTM"), calendar year 1997 and calendar year 1998 were 17.9x, 16.7x and 14.3x, respectively. The mean P/E ratios for the Distribution Group were 24.6x, 22.1x and 18.3x, respectively. Bergen's P/E to five year estimated future growth rate ("P/E to Growth") ratios for the LTM, calendar year 1997 and calendar year 1998 were 116.0%, 107.9% and 92.4%, respectively. The mean P/E to Growth ratios for the Distribution Group were 149.6%, 133.9% and 111.5%, respectively. This analysis resulted in a valuation range from $33.00 to $38.00 per share.

     No company used in the above analysis as a comparison is identical to Bergen. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Bergen and the companies to which it is compared.

     Comparable Transaction Analysis. Merrill Lynch compared the transaction multiples for the Bergen transaction with multiples from comparable deals. The implied offer price as a multiple of LTM earnings per share ("EPS") multiple was 27.7x compared to the mean multiple for comparable transactions of 23.0x. The transaction value as a multiple of LTM revenues, LTM earnings before income tax, depreciation and amortization ("EBITDA") and LTM earnings before income tax ("EBIT") were .24x, 13.0x and 16.0x, respectively, as compared to the mean multiples for comparable transactions of .25x, 10.4x and 12.6x, respectively. This analysis resulted in a valuation range of $32.00 to $37.00 per share.

     No company or transaction used in the above analysis as a comparison is identical to Bergen or the Merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Bergen and the companies to which it is compared.

     Discounted Cash Flow Analysis. Merrill Lynch calculated, using a discounted cash flow methodology, a range of implied per share values for Bergen based on publicly available analyst projections for the years 1998 to 2002 and a range of 2002 terminal EBITDA multiples of 9.0x to 10.0x and a range of discount rates from 10.0% to 12.0%. The range of implied per share values for Bergen resulting from this analysis was $34.94 to $43.17.

     Historical Exchange Ratio Analysis. Merrill Lynch compared the Exchange Ratio to the relative daily closing stock prices of Bergen and Cardinal from July 30, 1994 to August 8, 1997. The mean historical implied exchange ratio calculated as of August 8, 1997 for (i) the previous three-year period was 0.497, (ii) the previous two-year period was 0.472, (iii) the previous one-year period was 0.445 and (iv) the previous six-month period was 0.452.

     Relative Contribution Analysis. Merrill Lynch compared the pro forma relative equity interests (based on the Exchange Ratio) of 26.8% for the shareholders of Bergen and 73.2% for the shareholders of Cardinal to the pro forma relative contributions of each of Bergen and Cardinal to the net income of the combined company, Cardinal Bergen Health, Inc., for the years 1998 through 2000, assuming no synergies. The calculations indicated that Bergen's contributions to the pro forma net income of Cardinal Bergen Health, Inc. would be 26.4%, 25.3% and 23.8% for the years 1998, 1999 and 2000, respectively. The implied exchange ratios with corresponding levels of Bergen ownership were .759,
 .718 and .663 for 1998, 1999 and 2000, respectively. For analytical purposes, Merrill Lynch also calculated the amount of synergies for which Cardinal will effectively be paying Bergen (the "Contributed Synergies"), in order to reconcile the pro forma ownership structure with the relative contribution analysis. Merrill Lynch calculated the Contributed Synergies to be $3.3 million in 1998, $15.2 million in 1999 and $37.7 million in 2000, which represent 16.4%, 30.6% and 37.7% of the Base Case Synergies, respectively.

     Relative Discounted Cash Flow Analysis. Using a relative discounted cash flow methodology, Merrill Lynch also calculated a range of implied Bergen/Cardinal exchange ratios based on publicly available analyst projections for the years 1998 to 2002 and the following ranges of 2002 terminal EBITDA multiples and ranges of relative discounted rates: (i) for Bergen, a range of 2002 terminal EBITDA multiples of 9.0x to 10.0x and a range of discount rates from 10.0% to 12.0% and (ii) for Cardinal, a range of 2002 EBITDA multiples form 10.0x to 11.0x and a range of discount rates from 10.0% to 12.0%. The implied Ber-gen/Cardinal exchange ratios resulting from the Relative Discounted Cash Flow Analysis ranged from 0.551 to 0.570.

     Pro Forma Analysis. Merrill Lynch analyzed the impact of the Merger for shareholders of Bergen and Cardinal on the pro forma fully diluted EPS, based on publicly available analyst projections and synergies ranging from $0 to $20 million, $0 to $50 million and $0 to $100 million for the fiscal years ending on June 30, 1998, 1999 and 2000, respectively. This analysis indicated that, for the Bergen shareholders, the Merger would result in ranges of EPS accretion of 0.2% to 3.5% in 1998, 5.3% to 12.4% in 1999 and 12.4% to 24.8% in 2000. For the
Cardinal shareholders, the Merger would result in ranges of EPS accretion/(dilution) of (1.0%) to 2.3% in 1998, (1.7%) to 4.9% in 1999 and
(3.5%) to 7.1% in 2000.

     Pursuant to a letter agreement between Bergen and Merrill Lynch, Bergen agreed to pay Merrill Lynch (i) a fee of $1,000,000 contingent and payable upon the execution of the Merger Agreement, (ii) a fee of $6,000,000 payable upon the closing of the Merger or certain other comparable transactions involving Bergen and Cardinal, provided that any fee paid pursuant to this clause (ii) will be reduced by (A) the portion of any fee paid to Merrill Lynch pursuant to clause
(i) and (B) any amounts reimbursed to Merrill Lynch for its out-of-pocket expenses. Pursuant to such letter agreement, Bergen also agreed that in certain circumstances in which there is a Competing Transaction, Bergen and Merrill Lynch will mutually agree on fees to be paid by Bergen. Additionally, Bergen agreed to reimburse Merrill Lynch for certain reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Bergen has also agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

     Bergen retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch has, in the past, provided financial advisory and financing services to Bergen and may provide such services to the combined companies following the Merger and/or their affiliates and may receive fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of Bergen for their own account and for the accounts of customers and, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Bergen Board with respect to the Merger Agreement, Bergen Shareholders should be aware that certain officers and directors of Bergen (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Bergen Shareholders generally. The Board of Directors of Bergen was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

     Bergen Options. Prior to the Effective Time, Cardinal and Bergen will take all such actions as may be necessary to cause each unexpired and unexercised Bergen Option outstanding on the date of the Merger Agreement granted by Bergen to be automatically converted at the Effective Time into a Cardinal Exchange Option to purchase that number of Cardinal Common Shares equal to the number of shares of Bergen Common Stock issuable immediately prior to the Effective Time upon exercise of the Bergen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Bergen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bergen Option immediately before the Effective Time; provided that with respect to any Bergen Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. As of the Bergen Record Date, 2,836,363 shares of Bergen Common Stock were issuable upon the exercise of outstanding Bergen Options, which options, based on an Exchange Ratio of 0.775, will be converted to become approximately 2,198,181 Cardinal Exchange Options at the Effective Time. The weighted average exercise price per share of all Bergen Options outstanding as of the Bergen Record Date is $23.26 per share. Following the Merger and based on an Exchange Ratio of 0.775, the weighted average exercise price per share of Cardinal Exchange Options will be approximately $30.01 per share. Assuming that such Bergen Options remain outstanding until the Effective Time and that all Cardinal Exchange Options are exercised immediately after the Effective Time and based on an Exchange Ratio of 0.775, the holders thereof would hold approximately 1.5% of all Cardinal Common Shares issued and outstanding immediately after the Effective Time (without including any Cardinal Common Shares otherwise held by such holders and excluding Cardinal Common Shares to be issued pursuant to the MediQual Merger). Substantially all of the executive officers and directors of Bergen currently hold Bergen Options which will become Cardinal Exchange Options.

     Cardinal has agreed under the Merger Agreement to file with the Commission, within 15 business days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

     Supplemental Agreements. In connection with the Merger, Cardinal, Bergen and eight senior management employees of Bergen (the "Tier 1 Executives") entered into supplemental agreements (the "Supplemental Agreements") to amend and supplement employment agreements (as in effect prior to the amendment thereof, the "Employment Agreements") and to terminate certain severance agreements (as in effect prior to the termination thereof, the "Severance Agreements") between Bergen and such persons. The Tier 1 Executives consist of Linda M. Burkett, Charles J. Carpenter, Neil F. Dimick, William A. Elliott, Brent R. Martini, Donald R. Roden, Milan A. Sawdei and Carol E. Scherman. Each of the Supplemental Agreements provides for amendments to the Tier 1 Executive's Employment Agreement and for other changes to the terms and conditions of the Executive's employment, in some respects more favorable to the Executive than existed under the Employment Agreements before such amendments, and in some respects more favorable to Bergen and Cardinal. The Supplemental Agreements will be void and terminate ab initio if the Merger is not consummated, except as provided below.

     Each of the Tier 1 Executives' Employment Agreements, as amended by their Supplemental Agreements, has a term that will expire on the third anniversary of the Merger, if not terminated earlier. Each of such Employment Agreements, as amended by such Supplemental Agreements, provides (i) for the base salaries of the Tier 1 Executive in effect at the Effective Time to be reviewed annually and increased as necessary to be substantially comparable to the base salaries of other executives of the same level of importance, responsibility and performance within Cardinal ("Peer Company Executives"); (ii) for the equivalent of three annual bonuses for the Tier 1 Executive over the remaining term of the Employment Agreement, with each such bonus to be in such amount as may be determined by Bergen in its discretion, in accordance with the criteria used by Cardinal for Peer Company Executives; provided, however, that in no event will such annual bonus for any year be less than 50% of the average of the two most recent annual bonuses received by the Tier 1 Executive before the Effective Time, and the Tier 1 Executive's target bonus will in each case be at least equal to the Tier 1 Executive's target bonus in effect at the Effective Time; and (iii) that following the Effective Time, the Tier 1 Executive will be eligible to be considered for grants of stock options pursuant to the Cardinal Equity Incentive Plan on the standard terms and conditions applicable to option grants thereunder to similarly situated Cardinal executives.

     Pursuant to each such Employment Agreement, as amended by such Supplemental Agreement, if the Tier 1 Executive is terminated by Bergen without "Cause" (as defined), or if the Tier 1 Executive terminates his or her own employment for "Good Reason" (as defined), Bergen will provide the Tier 1 Executive with the following compensation and benefits: (i) base salary until the end of the term of the agreement (the "Continuation Period"); (ii) annual bonus amounts during the Continuation Period; (iii) car allowance or use of a company car and group health benefits during the Continuation Period; and (iv) arrangements relating to vesting and exercisability with respect to employee stock options held by the Tier 1 Executive that remain outstanding but have not vested and not become exercisable as of the date of such termination. In addition, the Employment Agreements, as amended by such Supplemental Agreements, provide for vesting and/or participation by the Executives in Bergen's Retired Officers Medical Plan (the "ROM Plan") in connection with certain terminations of employment.

     All of the Tier 1 Executives have agreed in the Supplemental Agreements that in lieu of receiving benefits under the Bergen Capital Accumulation Plan (the "CAP") and Bergen Amended and Restated Supplemental Executive Retirement Plan (the "SERP"), their benefits that were fully vested under the SERP and the CAP as of the date that is ninety days before the date of the Effective Time (the "Conversion Date"), without giving effect to the provisions of Section 5.1(b) of the SERP, as in effect before the amendment thereto dated as of August 23, 1997 (the "Vested Benefits"), and the additional benefit that would have been accrued and vested for them as of the Conversation Date pursuant to said
Section 5.1(b) before such amendment (the "Additional Vested Benefit"), will be credited to a deferral account for their benefit, which account will earn interest at the rate of 6.25% per annum, compounded quarterly, from the Conversion Date. Upon termination of the Tier 1 Executive's employment, these amounts will be paid in a single lump sum or in annual installments over a specified period of years, at the option of the Tier 1 Executive. Notwithstanding the foregoing, if the Tier 1 Executive's employment with Bergen is terminated before the expiration date of such Employment Agreement, as amended by such Supplemental Agreement, by Bergen for Cause or by the Tier 1 Executive without Good Reason, then the Additional Vested Benefit will not be paid as described above, but will instead be paid without interest (i) to the Tier 1 Executive on the Tier 1 Executive's 65th birthday or (ii) if the Tier 1 Executive dies before the Tier 1 Executive's 65th birthday, to the Tier 1 Executive's designated beneficiary (or, if the Tier 1 Executive had not designated a beneficiary, to the Tier 1 Executive's estate) on the 65th anniversary of the Tier 1 Executive's birth.

     Pursuant to such Supplemental Agreements, effective as of the Effective Time, Cardinal has agreed to provide certain guarantees with respect to the obligations of Bergen under such Employment Agreements as amended by such Supplemental Agreements.

     In addition to any other payment required pursuant to such Supplemental Agreement or such Employment Agreement as amended by such Supplemental Agreement, Bergen has agreed to pay each Tier 1 Executive an amount necessary for the Tier 1 Executive, on an after-tax basis, to pay any excise tax (including any payments made for the purpose of grossing up for excise tax purposes) for which the Tier 1 Executive is liable under Section 4999 of the Code.

     The Severance Agreements with the Tier 1 Executives, which would have provided for certain severance benefits in addition to the benefits under the Employment Agreements, in the event of a voluntary or involuntary termination of employment within three years following a "Change of Control" of Bergen (as defined in the Severance Agreements, which would include the Merger), have been terminated under such Supplemental Agreements.

     Such Supplemental Agreements also amended certain promissory notes (the "Notes") evidencing loans to each of the Tier 1 Executives such that, as amended, the Merger will not be deemed to constitute a "Change of Control" (as defined in such Notes) and the provisions of such Notes providing for forgiveness and cancellation of such Notes upon a Change in Control shall be null and void and of no further force or effect. Each such Supplemental Agreement also contains a provision (the "Forgiveness Provision") that states that if either (A) the Tier 1 Executive remains in continuous employment with Bergen until the expiration date of the Tier 1 Executive's Employment Agreement, as amended by such Tier 1 Executive's Supplemental Agreement, or (B) the Tier 1 Executive's employment with Bergen is terminated before such expiration date by Bergen without Cause or by the Tier 1 Executive with Good Reason or as a result of the Tier 1 Executive's death or disability, then upon such expiration date or the date of such termination, as applicable, the entire unpaid principal balance of the loan will be automatically forgiven and canceled with no interest due.

     Pursuant to such Supplemental Agreements, each of the Tier 1 Executives has agreed that he or she will not, without the prior written consent of the Board of Directors of Bergen, engage in or become associated with a "Competitive Activity" (as defined below) during the "Noncompetition Period" (as defined below). Each Tier 1 Executive has agreed that if the Tier 1 Executive commits any material breach of this noncompetition covenant and fails to cure such breach within 15 days after receiving notice from Bergen thereof, the Tier 1 Executive will forfeit all of his or her rights to any unpaid pay or benefits pursuant to his or her Employment Agreement, as amended by the Supplemental Agreement, other than the Tier 1 Executive's rights with respect to his or her benefits under the CAP or the SERP as described above. The "Noncompetition Period" means the period during which the Tier 1 Executive is employed by Bergen or any of its affiliates, plus any Continuation Period. A "Competitive Activity" means any business or other endeavor, in any county of any state of the United States, of a kind being conducted by Bergen or any of its affiliates (the "Affiliated Companies") in such jurisdiction as of the Effective Time or at any time thereafter through such date of termination, if and only if the Tier 1 Executive performed services in such business or endeavor during the Tier 1 Executive's employment by Bergen; provided, that no business or endeavor shall be deemed to be a Competitive Activity if it is not a Competitive Activity at the time the Tier 1 Executive begins participating in such business or endeavor. The Tier 1 Executive shall be considered to have become "associated with a Competitive Activity" if the Tier 1 Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Tier 1 Executive may make and retain investments during the Noncompetition Period in less than four and nine-tenths percent (4.9%) of the equity of any entity engaged in a Competitive Activity, if such equity security is listed on a national securities exchange or regularly traded in an over-the-counter market.

     In connection with the execution of the Merger Agreement, each of the SERP, the CAP and the Master Trust Agreement for Bergen Brunswig Corporation Executive Deferral Plans dated as of December 27, 1994, between Bergen and Wachovia Bank of North Carolina, N.A., has been amended effective as of August 23, 1997. Such amendments provide that, except as set forth in the immediately following sentence, (i) the consummation of the Merger will not effectuate a "Change in Control" within the meaning thereof, and (ii) effective as of the Effective Time, all provisions thereof that relate to a "Change in Control" will be null and void and of no further effect, as if deleted. Notwithstanding the foregoing, the consummation of the Merger will effectuate a "Change in Control" solely for purposes of giving effect to (A) the provisions of Section 5.1(b)(i) of the SERP that call for full vesting of the "Accrued Benefit" of each "Participant" upon a "Change in Control" (as those terms are defined in the SERP, as amended to exclude from participation, contingent upon consummation of the Merger, each of the Tier 1 Executives), and (B) the provisions of Section 5.4(a)(F) of the CAP that call for the benefit of a "Participant" that is "Accrued" as of a "Change in Control" (as those terms are defined in the CAP, as similarly amended to exclude from participation, contingent upon consummation of the Merger, each of the Tier 1 Executives). As noted above, under the Supplemental Agreements, the Tier 1 Executives are no longer entitled to any of the benefits, rights or entitlements under the CAP or the SERP effective as of the Conversion Date.

     Bergen and Cardinal have proposed entering into supplemental agreements (the "Tier 2 Supplemental Agreements") with three other senior management employees of Bergen (William G. Allen, Larry E. Burch and David W. Neu, collectively referred to as the "Tier 2 Executives") in order to amend their existing employment agreements (the "Tier 2 Employment Agreements"). It has been proposed by Bergen and Cardinal that the Tier 2 Supplemental Agreements amend the Tier 2 Employment Agreements in substantially the same manner as the Tier 1 Executives' Supplemental Agreements amend the Tier 1 Executives' Employment Agreements except as follows: (i) the Tier 2 Employment Agreements would be for terms of two years after the Effective Time (if not terminated earlier) and would assure the Tier 2 Executives' the equivalent of two, rather than three, annual bonuses; (ii) the Tier 2 Employment Agreements would provide no assurances regarding Bergen's ROM Plan; and (iii) in lieu of the SERP and CAP arrangements made for the Tier 1 Executives, the Tier 2 Employment Agreements would provide that Messrs. Allen and Neu will continue to accrue benefits under the SERP and, if either of such person's employment with Bergen is terminated by Bergen without Cause (during the term or after the expiration date of his Tier 2 Employment Agreement, as amended by his Tier 2 Supplemental Agreement) or by such Tier 2 Executive for Good Reason (during the term or after the expiration date of his Tier 2 Employment Agreement, as amended by his Tier 2 Supplemental Agreement), then all benefits to which he is entitled under the SERP as a key management employee will be considered to have been accrued as if he had achieved the maximum number of "points" under the SERP and will be paid to him upon such termination in accordance with the term of the

SERP. Bergen and Cardinal have also proposed entering into a two-year employment agreement with Ralph Williamson, a senior management employee of Bergen who previously was not subject to an employment agreement with Bergen. Finally, Bergen and Cardinal have proposed amending the Supplemental Agreements with the Tier 1 Executives, primarily to clarify certain contract matters (among other things, to provide for the pro-ration of bonus amounts for periods of less than twelve months in duration) and to assure the Tier 1 Executives that the Forgiveness Provision will apply even in the event that the Merger Agreement is terminated.

     Consulting Agreement. In connection with the Merger Agreement, Cardinal, Bergen and Robert E. Martini propose to enter into an amendment to an existing Consulting Agreement (the "Consulting Agreement"), pursuant to which Mr. Martini will continue to serve the Company as a consultant, and will be subject to a covenant not to compete and other covenants, in exchange for a fee of $300,000 per year and certain continued benefits. The Consulting Agreement currently provides for a three-year evergreen term; as amended and effective as of the date of the Merger, the term of the Consulting Agreement will be fixed and will expire on the third anniversary of the Merger. From and after the date of the Merger, the benefits to be provided to Mr. Martini will consist of continued participation in the Company's ROM Plan, and the consulting fee will continue to be $300,000 per year. In addition, in exchange for an amended noncompetition covenant applicable through the ninth anniversary of the date of the Merger, the promissory notes evidencing loans to Mr. Martini that are outstanding as of the Transaction Date under the Company's Executive Loan Program will be amended, so that: (a) the Merger will not be deemed to constitute a Change in Control and the provisions of such notes providing for forgiveness and cancellation of such notes upon a Change in Control shall be null and void and of no further force or effect; and (b) the notes are instead automatically forgiven and canceled, as of the ninth anniversary of the Transaction Date or Mr. Martini's death, whichever first occurs, with no interest due, and the Company will pay Mr. Martini or his estate an additional amount to make him or his estate whole for the resulting income and self-employment taxes, in each case contingent upon Mr. Martini's compliance with the noncompetition covenants. The Severance Agreement with Mr. Martini, which would have provided for certain severance benefits following a Change in Control of Bergen, has been terminated, however, Bergen's obligation under the Severance Agreement to pay any excise tax (including excise tax on any payments made for the purpose of grossing up for excise tax purposes) for which Mr. Martini is liable under Section 4999 of the Code, has been continued under the amended Consulting Agreement.

     Indemnification; Insurance. In the Merger Agreement, Cardinal has agreed that, from and after the Effective Time, it will cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to (i) indemnify and hold harmless the present and former officers and directors of Bergen in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Bergen Certificate and Bergen Bylaws in effect on the date of the Merger Agreement and (ii) perform and fulfill all of its obligations under the indemnification agreements between Bergen and certain officers and directors of Bergen in effect as of the date of the Merger Agreement.

     Cardinal has also agreed to collaborate with Bergen in good faith to use all reasonable efforts to cause the Surviving Corporation to obtain and maintain in effect for six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with substantially the same coverage and containing substantially similar terms and conditions as the current policies of directors' and officers' liability insurance maintained by Bergen with respect to acts or omissions occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an aggregate premium for such insurance coverage in excess of 325% of the last annual premium paid prior to the date of the Merger Agreement.

     See "-- Support/Voting Agreement."

     Other. Cardinal and Bergen have also agreed, pursuant to the Merger Agreement, that (i) Robert E. Martini (Bergen's Chairman), Donald R. Roden (Bergen's President and Chief Executive Officer) and two other Bergen directors designated by Robert E. Martini will become directors of Cardinal upon consummation of the Merger, (ii) Robert E. Martini will become Chairman of the Board of Cardinal; and (iii) Messrs. Martini and Roden will become members of Cardinal's six-member Executive Committee.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP, independent auditors of Cardinal and Bergen, dated the date of the Effective Time, to the effect that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes. In addition, the Merger Agreement may be terminated by either party if (i) at any time the other party or any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the terminating party or any of its affiliates) would, or any of the transactions contemplated by the Merger Agreement would, prevent Cardinal from accounting for the Merger as a pooling-of-interests for accounting and financial reporting purposes and (ii) Cardinal has been advised that Deloitte & Touche LLP will not render to Cardinal the letter referred to above.

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and Bergen will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Bergen and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and "Unaudited Pro Forma Combined Financial Information."

     It is a condition to the Merger that Bergen obtain written undertakings ("Affiliate Letters") at least 30 days prior to the Bergen Special Meeting from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Bergen for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Bergen Common Stock or Cardinal Common Shares or Bergen Options beneficially owned by such person during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) beneficially owned by such person as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Cardinal and Bergen for a period of at least 30 days of combined operations of Cardinal and Bergen following the Effective Time. See "The Merger
Agreement -- Conditions."

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On August 25, 1997, Cardinal and Bergen submitted the required filings to the FTC and the Antitrust Division. On September 25, 1997, the parties received second requests from the FTC for additional information and documents, and the parties substantially complied with such requests on November 28, 1997. Pursuant to the HSR Act, the waiting period with respect to the Merger would have expired on December 13, 1997. In order to permit the FTC time to complete its review of the Merger, Cardinal and Bergen each agreed to an extension of the waiting periods and to give the FTC and the Antitrust Division notice prior to consummation of the Merger.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Bergen or Cardinal. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. In response to a request from certain states which are members of the NAAGVPC, Cardinal and Bergen each waived certain confidentiality protections under the HSR Act solely for the purpose of facilitating confidential communications between the FTC and the member states of the NAAGVPC. Bergen and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     For a description of Cardinal's and Bergen's obligations with respect to regulatory approvals, see "The Merger Agreement -- Covenants" and for a description of the related circumstances under which Cardinal or Bergen may terminate the Merger Agreement, see "The Merger Agreement -- Termination; Effect of Termination."

     Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any Federal or state agency. Certain state and Federal filings will be required in connection with consummation of the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Cardinal or Bergen prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or Bergen, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or Bergen generally include individuals or entities that control, are controlled by or are under common control with Cardinal or Bergen and generally include the executive officers and directors as well as principal shareholders of Cardinal or Bergen.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Two years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date of such sale. See "-- Accounting Treatment."

     Pursuant to the Affiliate Letters, Cardinal has agreed that, for so long as any affiliate that is party to an Affiliate Letter holds any Cardinal Common Shares as to which such affiliate is subject to the limitations of Rule 145, Cardinal will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Cardinal, and to that extent to make available to such affiliate the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Cardinal Common Shares. See "-- Accounting Treatment."

STOCK OPTION AGREEMENT

     In connection with the execution of the Merger Agreement, Cardinal and Bergen entered into the Stock Option Agreement pursuant to which Bergen granted to Cardinal an irrevocable Option to purchase up to 10,028,163 shares of Bergen Common Stock (representing 19.9% of the outstanding shares of Bergen Common Stock as of July 31, 1997, which number may be increased up to 19.9% of the outstanding shares of Bergen Common Stock at any time) at an exercise price per share of $48.29. Cardinal may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of certain "Purchase Events" which are described below. No Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

     The Option terminates upon the earliest to occur of:

          (i) the Effective Time of the Merger;

          (ii) 5:00 p.m. New York City time, on the date which is 180 days following the occurrence of a Purchase Event; and

          (iii) (x) the termination of the Merger Agreement in accordance with its terms (other than (A) pursuant to Section 7.1(g) thereof (which relates to a Competing Transaction) or (B) pursuant to Section 7.1(e) thereof if at the Bergen Special Meeting the requisite vote of the Bergen Shareholders to approve the Merger and the other transactions contemplated by the Merger Agreement shall not have been obtained, and at the time of such failure by Bergen Shareholders to so approve the Merger there is a publicly announced or disclosed Competing Transaction with respect to Bergen) prior to the occurrence of a Purchase Event, or (y) 5:00 p.m. New York City time, on the date which is one year following the termination of the Merger Agreement pursuant to Section 7.1(e) thereof if no Purchase Event has occurred pursuant to clause (ii) below.

     Notwithstanding the foregoing, if the Option cannot be exercised before its date of termination as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 10th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be, but in no event later than 18 months after the occurrence of a Purchase Event.

     Under the Stock Option Agreement, a "Purchase Event" is defined as the occurrence of any of the following:

          (i) the Board of Directors of Bergen shall have withdrawn, modified or changed the Bergen Board's recommendation in a manner adverse to Cardinal, or if the Board of Directors of Bergen shall have refused to affirm such recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Cardinal which request was made on a reasonable basis;

          (ii) if at the Bergen Special Meeting the requisite vote of the Bergen Shareholders to approve the Merger and the other transactions contemplated by the Merger Agreement shall not have been obtained, and at the time of such failure by Bergen Shareholders to so approve the Merger there is a publicly announced or disclosed Competing Transaction with respect to Bergen involving a third party and within 12 months after termination of the Merger Agreement, Bergen shall enter into a letter of intent, agreement-in-principle, business combination or merger agreement or other similar agreement for a Competing Transaction or a Competing Transaction is consummated, in each case with such third party or a national or international wholesale pharmaceutical distributor or any of their respective affiliates;

          (iii) if Bergen shall have breached in any material respect any of its obligations under the Stock Option Agreement; or

          (iv) the Merger Agreement shall have been terminated by Bergen pursuant to Sections 5.3(e) and 7.1(g) of the Merger Agreement (which relates to a Competing Transaction).

     At the request of Cardinal at any time commencing upon the occurrence of a Purchase Event and ending 180 days immediately thereafter (the "Cardinal Repurchase Period"), Bergen (or any successor entity thereof) is required to repurchase the Option from Cardinal together with all (but not less than all) shares of Bergen Common Stock purchased by Cardinal pursuant thereto with respect to which Cardinal then has beneficial ownership, at a price (when calculated on a per share basis, the "Per Share Repurchase Price"), payable in cash, equal to the sum of: (i) the difference between (A) the "Market/Tender Offer Price" for shares of Bergen Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Bergen Common Stock or (y) the highest closing price per share of Bergen Common Stock reported by the NYSE Composite Tape for any day within that portion of the Cardinal Repurchase Period which precedes the date Cardinal gives notice of the required repurchase) and (B) the exercise price, as adjusted pursuant to the Stock Option Agreement, multiplied by the number of shares of Bergen Common Stock with respect to which the Option has not been exercised, but only if such Market/Tender Offer Price is greater than such exercise price; (ii) the exercise price paid by Cardinal for any shares of Bergen Common Stock acquired pursuant to the Option; and (iii) the difference between the Market/Tender Offer Price and the exercise price paid by Cardinal for any shares of Bergen Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if such Market/Tender Offer Price is greater than such exercise price.

     Except to the extent that Cardinal shall have previously exercised its rights described in the preceding paragraph, at the request of Bergen during the six-month period commencing 180 days following the first occurrence of a Purchase Event, Bergen may repurchase from Cardinal, and Cardinal is required to sell to Bergen, all (but not less than all) of the Bergen Common Stock acquired by Cardinal pursuant to the Option and with respect to which Cardinal has beneficial ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share (calculated in the manner described above but utilizing the period beginning on the occurrence of a Purchase Event and ending on the date Bergen exercises its repurchase right), (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate purchase price of the shares so repurchased plus (B) interest on the aggregate purchase price paid for the shares so repurchased from the date of purchase by Cardinal to the date of repurchase at the highest rate of interest announced by Bank One, Columbus, NA as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, which sum shall be divided by the number of shares of Bergen Common Stock to be repurchased by Bergen.

     Pursuant to the Stock Option Agreement, at any time after a Purchase Event, Bergen will be obligated, under certain circumstances, to file a registration statement under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Bergen Common Stock that have been acquired upon exercise of the Option. Bergen is not required to file more than two such registration statements under the Stock Option Agreement.

     The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT/VOTING AGREEMENT

     Concurrently with the execution of the Merger Agreement, Cardinal and Mr. Robert E. Martini executed a Support/Voting Agreement pursuant to which Mr. Martini agreed that, among other things, he (i) will not, and will not permit any company, trust or other entity controlled by him to, contract to sell, sell or otherwise transfer or dispose of any of the shares of the capital stock of Bergen of which he is the record or beneficial owner ("Supporting Shareholder Shares") or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (x) pursuant to the Merger, (y) with Cardinal's prior written consent, or (z) to the extent contractually required; (ii) will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees, or other representatives), solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement, or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing in such Support/Voting Agreement prevents Mr. Martini from taking any action or omitting to take any action as a member of the Board of Directors of Bergen necessary so as not to violate his fiduciary obligations as a Director; and (iii) will vote all of such Supporting Shareholder Shares beneficially owned by him, or over which he has voting power or control, directly or indirectly (including any Bergen Common Stock acquired after the date of the Support/Voting Agreement), at the record date for any meeting of shareholders of Bergen called to consider and vote to approve the Merger and the Merger Agreement and/or the transactions contemplated thereby, in favor thereof and will not vote such Supporting Shareholder Shares in favor of any Competing Transaction. The Support/Voting Agreement may be terminated at the option of any party thereto at any time after the earlier of (i) termination of the Merger Agreement and (ii) the Effective Time.

     The number of shares of Bergen Common Stock beneficially owned by Mr. Martini or over which he had voting control as of the Bergen Record Date is 2,736,023 shares (including 155,827 shares subject to options exercisable within 60 days of the Bergen Record Date).

     The foregoing is a summary of the material provisions of the Support/Voting Agreement, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Support/Voting Agreement which is incorporated herein by this reference.

BERGEN RIGHTS AGREEMENT AMENDMENT

     In connection with the execution of the Merger Agreement, Bergen and the Rights Agent executed the Second Amendment to Rights Agreement, dated as of August 21, 1997, amending the Rights Agreement so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Bergen Common Stock by Cardinal pursuant to the Stock Option Agreement. Bergen also represented and warranted under the Merger Agreement that the Rights Agreement will remain so amended and that no replacement plan will be adopted. Further, Bergen has agreed under the Merger Agreement that, during the period from the date thereof to the Effective Time, Bergen will not, without the prior written consent of Cardinal, take any action that could result in the representations and warranties set forth above becoming false or inaccurate. See "Comparison of Shareholder Rights -- Right Agreement."

     The foregoing is a summary of the material provisions of the Rights Agreement Amendment, a copy of which is filed as an exhibit to the Registration Statement. See "Available Information." This summary is qualified in its entirety by reference to the Rights Agreement Amendment which is incorporated herein by this reference.

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Subcorp will be merged with and into Bergen with the result that Bergen as the Surviving Corporation becomes a wholly owned subsidiary of Cardinal, subject to the requisite approvals of Cardinal Shareholders and Bergen Shareholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the New Jersey Secretary of State or at such later time as shall be specified in the certificate of merger. This filing is to be made on the Closing Date specified by Cardinal and Bergen, which date will be as soon as possible, but in any event within ten business days, following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as the parties may mutually agree. It is currently anticipated that the Effective Time will occur shortly after the later of the date of the Bergen Special Meeting and the date of the Cardinal Special Meeting assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of Bergen Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Bergen, if any, which will be canceled) will be converted into and represent 0.775 of a Cardinal Common Share.

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and to the extent that an outstanding share of Bergen Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate of Bergen Common Stock to the exchange agent designated by Cardinal as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Effective Time) of such fractional interest.

     Conversion of Subcorp Common Stock. Each share of common stock, $0.01 par value per share, of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, $0.01 par value per share, of Bergen as the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

         HOLDERS OF BERGEN COMMON STOCK SHOULD NOT SEND IN THEIR BERGEN STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as practicable after the Effective Time, instructions for effecting the surrender of certificates and a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Bergen Common Stock whose shares were converted into the right to receive Cardinal Common Shares. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which a holder of shares of Bergen Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to ChaseMellon Shareholder Services LLC, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Cardinal Common Shares to which he is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Certificates. Certificates surrendered for exchange by any person constituting an "affiliate" of Bergen for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received written undertakings from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations, warranties and covenants of Cardinal and Bergen. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each party's obligations under the Merger Agreement that:

          (i) Each of the representations and warranties of the other party:

             (a) which is qualified by materiality or contains references to Material Adverse Effect will be true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that

                (x) with respect to any Non-Recurring Non-Attributable Change (as hereinafter defined), the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on such other party from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of such other party will not exceed $30 million (without giving effect to any tax consequences), and

                (y) solely for purposes of Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes (as hereinafter defined) with respect to such other party may be considered in determining whether there has been any Material Adverse Effect on such other party; and

             (b) which is not qualified by materiality and does not contain any reference to Material Adverse Effect will be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and

          (ii) The other party's representations and warranties will be true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on such other party (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to such other party may be considered in determining whether there has been any Material Adverse Effect on such other party.

     Pursuant to Section 7.1(j)(iii) of the Merger Agreement, each of Cardinal and Bergen has the right to terminate the Merger Agreement if the condition with respect to the representations and warranties of the other party is not satisfied solely because the proviso regarding Attributable Changes is considered; provided that the terminating party pays to the other party a sum of $75 million upon such termination.

     For purposes of the Merger Agreement, a "Material Adverse Effect" with respect to any party will be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party will not include:

          (i) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to any decrease in the market price of Cardinal Common Shares in the case of Cardinal or Bergen Common Stock in the case of Bergen (but in either case not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party),

          (ii) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the industries in which Cardinal (and its subsidiaries) and Bergen (and its subsidiaries) operate,

          (iii) except to the extent provided in Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes,

          (iv) (A) a maximum of $30 million in the aggregate (determined without giving effect to any tax consequences) of Non-Recurring Non-Attributable Changes in determining whether the conditions set forth in Sections 6.3(d) or 6.2(f) of the Merger Agreement (relating to absence of certain changes) have been satisfied, and (B) in considering the accuracy of an individual representation and warranty, such $30 million may be allocated among the various representations and warranties so long as the aggregate amount does not exceed $30 million (determined without giving effect to any tax consequences), or

          (v) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly attributable to a Permitted Change (as hereinafter defined).

     For the purposes of the Merger Agreement, a "Permitted Change" with respect to any party means any change specifically contemplated by the provisions of the Merger Agreement; an "Attributable Change" with respect to any party means any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to the loss by such party (and its subsidiaries) of any of its customers (including business of such customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated by the Merger Agreement or the public announcement of the Merger Agreement, in each case arising after the date of the Merger Agreement; a "Non-Attributable Change" with respect to any party means any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries that is not an Attributable Change, in each case arising after the date of the Merger Agreement; and a "Non-Recurring Non-Attributable Change" with respect to any party means any Non-Attributable Change that is a change in or effect upon the results of operations of such party directly attributable to any non-recurring event, occurrence or development that would not materially impact the continuing operations of such party.

COVENANTS

     Mutual Covenants. Pursuant to the Merger Agreement, each of Cardinal and Bergen has agreed that:

          (a) each party will (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by the Merger Agreement (which filings required to date have been made), (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the FTC or the Antitrust Division or any other governmental authority in respect of such filings or such transactions, and
     (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other governmental authority under any Antitrust Laws with respect to any such filing or any such transaction. Each of Cardinal and Bergen has agreed that it: will use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the Merger and the other transactions contemplated by the Merger Agreement; will promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any governmental authority regarding any such filings or any such transaction; will not independently participate in any formal meeting with any governmental authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such governmental authority, the opportunity to attend and/or participate; and will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to the HSR Act or other Antitrust Laws;

          (b) each party will use all reasonable efforts to resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, each of Cardinal and Bergen will cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by the Merger Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Cardinal and Bergen decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of the Merger Agreement, the foregoing shall not limit a party's right to terminate the Merger Agreement pursuant to its terms, so long as such party has up to then complied in all material respects with its obligations set forth in this paragraph. Each of Cardinal and Bergen will use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of the Merger Agreement; and

          (c) each party will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings under the New Jersey Industrial Site Recovery Act, if applicable, and other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by the Merger Agreement or required to prevent a Material Adverse Effect on Cardinal or Bergen from occurring prior to or after the Effective Time, (C) the preparation of this Joint Proxy Statement/Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling-of-interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of
     Section 368(a)(1)(A) of the Code, and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

     Notwithstanding anything to the contrary, neither Cardinal nor Bergen will be required under the Merger Agreement to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, provided, however, that unless Cardinal and Bergen otherwise agree, if required to avoid an HSR Authority (as hereinafter defined) instituting an action challenging the transactions under the Merger Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by the Merger Agreement, Cardinal will and, at the direction of Cardinal, Bergen will, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an action challenging the transactions under the Merger Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by the Merger Agreement unless such action would reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Cardinal combined with the Surviving Corporation after the Effective Time, or would reasonably be expected to substantially impair the overall benefits expected, as of the date of the Merger Agreement, to be realized from consummation of the Merger. Notwithstanding any of the foregoing, neither party will be required to (i) waive any of the conditions to the Merger as they apply to such party, or (ii) divest any of their respective businesses or assets if the divestitures would be required to be consummated prior to the Effective Time.

     Cardinal and Bergen further agreed in the Merger Agreement that:

          (a) each party will not, and will not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Cardinal from accounting, and will use its best efforts to allow Cardinal to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16");

          (b) each party will use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein, Sandler, counsel to Bergen, to such effect; and

          (c) unless otherwise required by applicable laws or requirements of the NYSE (and in that event only if time does not permit), they will consult with each other before issuing any press release with respect to the Merger and will not issue any such press release prior to such consultation.

     Covenants of Cardinal.  Cardinal covenanted in the Merger Agreement:

          (a) to take all action in accordance with the federal securities laws, the Ohio Law and the Cardinal Articles and Cardinal Regulations necessary to obtain the consent and approval of Cardinal Shareholders with respect to the authorization of the issuance of Cardinal Common Shares in the Merger, the approval and adoption of the Name Change Proposal (subject to consummation of the Merger) and the Authorized Shares Proposal and the transactions contemplated by the Merger Agreement;

          (b) to prepare and file this Joint Proxy Statement/Prospectus with the Commission on a confidential basis as soon as is reasonably practicable, to prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of this Joint Proxy Statement/Prospectus by the Commission and use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable, to maintain the effectiveness of the Registration Statement through the Effective Time, to take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger and to use all reasonable efforts to mail at the earliest practicable date to Cardinal Shareholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Cardinal Shareholders in connection with the Merger and the transactions contemplated thereby;

          (c) during the period from the date of the Merger Agreement to the Effective Time, to use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect and not to, and not to cause or permit any of its subsidiaries to:

             (i) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles;

             (ii) take any action that could likely result in its representations and warranties set forth in the Merger Agreement becoming false or inaccurate in any material respect;

             (iii) make any changes in the Cardinal Articles that would adversely affect in any material respect the rights and preferences of the holders of Cardinal Common Shares or make any changes in the Amended and Restated Certificate of Incorporation of Subcorp;

             (iv) acquire a material amount of assets or capital stock of any other person if such acquisition would materially and adversely affect the ability of the condition that any applicable waiting periods under the HSR Act relating to the Merger having been expired or terminated to be satisfied on or prior to April 30, 1998 (and, in any case, Cardinal agreed to give Bergen reasonable prior notice of any acquisition of a material amount of assets or capital stock of any other person); or

             (v) agree in writing or otherwise to take any of the foregoing actions;

          (d) from and after the Effective Time, to cause the Surviving Corporation (including, to the extent required, providing sufficient funding) to (i) indemnify, defend and hold harmless the present and former officers and directors of Bergen in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted under the Bergen Certificate, Bergen Bylaws and the indemnification agreements between Bergen and certain of its officers and directors in effect as of the date of the Merger Agreement and (ii) use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies (provided, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 325% of the last annual premium paid prior to the date of the Merger Agreement);

          (e) from and after the Effective Time to (i) provide to the directors of Bergen who become directors of Cardinal directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Cardinal, and (ii) enter into indemnification agreements with the directors of Bergen who become directors of Cardinal on terms entered into with other directors of Cardinal generally;

          (f) from and after the Effective Time, to treat all service with Bergen and its subsidiaries by employees of Bergen and its subsidiaries as of the Effective Time for all purposes as service with Cardinal (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which such employees participate after the Effective Time, to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements and to provide that any covered expenses incurred on or before the Effective Time by such employees or a covered dependent thereof will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal;

          (g) to use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE prior to the Effective Time;

          (h) to permit, subject to Bergen's compliance with the terms of a confidentiality agreement in effect among the parties, representatives of Bergen to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, documents, customers and suppliers;

          (i) to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Cardinal for purposes of applicable accounting releases of the Commission with respect to pooling-of-interests accounting treatment, to execute and deliver to Bergen no less than 30 days prior to the date of the Cardinal Special Meeting, certain written undertakings with respect thereto; and

          (j) to give prompt notice to Bergen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal or Subcorp representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

     In addition, under the Merger Agreement, Cardinal has agreed that the Board of Directors of Cardinal will take all action necessary immediately following the Effective Time to elect each of Robert E. Martini and Donald R. Roden and two other persons from the Board of Directors of Bergen as of the date of the Merger Agreement (designated by Robert E. Martini and reasonably acceptable to Cardinal) as a director of Cardinal (with Messrs. Robert E. Martini and Donald
R. Roden being assigned to the class of directors whose term of office expires at Cardinal's third annual meeting of shareholders after the Effective Time and second annual meeting of shareholders after the Effective Time, respectively, and the other two persons being assigned to the class or classes of directors with a vacancy (other than those vacancies to be filled by Robert E. Martini and Donald R. Roden) and with the longest term of office available) effective as of the Effective Time, for a term expiring at Cardinal's next annual meeting of shareholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of the Cardinal Board. In addition, the Cardinal Board will take all action necessary immediately following the Effective Time to (i) elect Robert E. Martini as the Chairman of the Board of Cardinal; (ii) elect Robert D. Walter as the Chairman of the Executive Committee of the Board of Directors of Cardinal; (iii) reformulate the Executive Committee of the Cardinal Board of Directors by appointing each of Robert D. Walter, Robert E. Martini, Donald R. Roden and three other members designated by Robert D. Walter to the Executive Committee of the Board of Directors of Cardinal; and (iv) elect Donald R. Roden as Co-President of Cardinal, effective as of the Effective Time, to hold such offices until his successor is elected and qualified, subject to being reelected or reappointed to such positions at the discretion of Cardinal's Board of Directors.

     Cardinal also has agreed under the Merger Agreement to amend the Cardinal Articles as soon as practicable following the Effective Time to change its corporate name to "Cardinal Bergen Health, Inc." subject to approval of the Cardinal Shareholders at the Cardinal Special Meeting of the Name Change Proposal.

     Covenants of Bergen.  Bergen covenants in the Merger Agreement:

          (a) to take all action in accordance with the federal securities laws, New Jersey Law and the Bergen Certificate and Bergen Bylaws necessary to obtain the consent and approval of Bergen Shareholders with respect to the Merger, the Merger Agreement and the transactions contemplated thereby;

          (b) (i) to promptly furnish Cardinal with all information concerning Bergen as may be required for inclusion in the Registration Statement, (ii) to cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable, (iii) if at any time prior to the Effective Time, any information pertaining to Bergen contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, to promptly so inform Cardinal and provide Cardinal with the information necessary to make statements contained therein not false and misleading, (iv) to use all reasonable efforts to cooperate with Cardinal in the preparation and filing of this Joint Proxy Statement/Prospectus with the Commission, and (v) to use all reasonable efforts to mail at the earliest practicable date to Bergen Shareholders this Joint Proxy Statement/Prospectus, which shall include all information required under applicable law to be furnished to Bergen Shareholders in connection with the Merger and the transactions contemplated thereby;

          (c) during the period from the date of the Merger Agreement to the Effective Time, to conduct its operations in the ordinary course except as expressly contemplated by the Merger Agreement and the transactions contemplated thereby and use its reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect;

          (d) to cause each such person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Bergen for purposes of Rule 145 under the Securities Act, to execute and deliver to Cardinal no less than 30 days prior to the date of the Bergen Special Meeting, the written undertakings set forth in an exhibit to the Merger Agreement, and no less than 45 days prior to the date of the Bergen Special Meeting to provide, with the advice of outside counsel, Cardinal with a letter (reasonably satisfactory to counsel to Cardinal) specifying all of the persons or entities who may be deemed to be "affiliates" of Bergen as provided above;

          (e) to permit, subject to Cardinal's compliance with the terms of a confidentiality agreement in effect among the parties, representatives of Cardinal to have appropriate access at all reasonable times to Bergen's premises, properties, books, records, contracts, documents, customers and suppliers;

          (f) to give prompt notice to Cardinal of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any Bergen representation or warranty contained in the Merger Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Bergen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder;

          (g) to consult with Cardinal prior to making publicly available its financial results for any period after the date of the Merger Agreement and prior to filing any documents required to be filed by it with the Commission under the Exchange Act or the Securities Act after the date of the Merger Agreement; and

          (h) to use its reasonable efforts to cause certain of its employees to execute and deliver a Supplemental Agreement with Bergen and Cardinal to amend and supplement the Employee Agreements between such employees and Bergen in effect as of the date of the Merger Agreement.

     Bergen also covenants in the Merger Agreement that, during the period from the date of the Merger Agreement to the Effective Time, Bergen will not, except as otherwise expressly contemplated by the Merger Agreement and the transactions contemplated thereby or as set forth therein (including the schedules thereto), without the prior written consent of Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on Bergen Common Stock of $0.12 per share with record and payment dates consistent with past practice) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (except that Bergen may grant options with a fair market value exercise price to purchase up to 1% of the number of shares of Bergen Common Stock outstanding as of the date of the Merger Agreement to employees of Bergen in the ordinary course consistent with prior practice or in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) below), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of outstanding options to purchase Bergen Common Stock), or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

          (iii) make or propose any changes in the Bergen Certificate or Bergen Bylaws;

          (iv) merge or consolidate with any other person other than as permitted by the Merger Agreement;

          (v) acquire for cash a material amount of assets or capital stock of any other person valued, giving effect to assumed indebtedness, at more than $50 million per transaction and $100 million in the aggregate (and, in each case, Bergen must give Cardinal reasonable prior notice of any such acquisition or agreement to make such an acquisition), provided, that to the extent Cardinal consents to any such acquisition, such acquisition will not be taken into account in computing the dollar limitations in this clause (v), and provided further, that Bergen will not make any acquisition if such acquisition would materially and adversely affect the ability of the condition that any applicable waiting periods under the HSR Act relating to the Merger having been expired or terminated to be satisfied on or prior to April 30, 1998;

          (vi) amend or modify, or propose to amend or modify, the Bergen Rights Agreement, as amended as of the date of the Merger Agreement;

          (vii) except pursuant to existing credit arrangements, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be more burdensome to Bergen in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect);

          (viii) create any subsidiaries other than in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) of this paragraph;

          (ix) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or in the ordinary course of business consistent with past practice, provided, however, that Bergen may implement a stay-bonus program providing for bonuses in an aggregate amount, together with any severance benefits payable to Bergen employees in such program or otherwise, not to exceed $13.75 million for employees of Bergen (other than certain key management employees of Bergen as specified in the Merger Agreement) and will consult with, but need not have the approval of, Cardinal prior to implementing any such plans;

          (x) enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

          (xi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles;

          (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any contract set forth in the Merger Agreement or any other material contract to which Bergen is a party or any confidentiality agreement to which Bergen is a party other than with respect to modifications or amendments to, terminations of, waivers or releases under, or assignments of (A) material contracts with customers or suppliers entered into in the ordinary course of business, (B) contracts relating to existing indebtedness which may be refinanced in compliance with Section 5.3(c)(vii) of the Merger Agreement, (C) contracts relating to the incurrence of or commitment to any capital expenditures up to $1 million individually or $5 million in the aggregate or as set forth in a budget delivered to Cardinal, or (D) without the prior written consent of Cardinal (which consent shall not be unreasonably withheld) any other material contract to which Bergen is a party or any confidentiality agreement to which Bergen is a party;

          (xiii) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

          (xiv) incur or commit to any capital expenditures, individually or in the aggregate, in excess of 120% of the amount set forth in Bergen's capital expenditure budget;

          (xv) make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than amounts paid pursuant to current policies or any policies replacing such policies not in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement;

          (xvi) take any action to exempt or make not subject to (a) the provisions of New Jersey Law or (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xvii) take any action that will likely result in the representations and warranties of Bergen set forth in the Merger Agreement becoming false or inaccurate in any material respect;

          (xviii) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this paragraph;

          (xix) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xx) agree in writing or otherwise to take any of the foregoing actions.

NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, Bergen agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction, or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided that, at any time prior to the approval of the Merger by the Bergen Shareholders, Bergen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of the Merger Agreement if and so long as the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under applicable law and determines that such a proposal is, after consulting with Merrill Lynch (or any other nationally recognized investment banking firm), more favorable to Bergen's Shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction), and Bergen will immediately advise Cardinal, in writing, if the Board of Directors of Bergen shall make any such determination as to any Competing Transaction. Further, pursuant to the Merger Agreement, Bergen agreed to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

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

     Notwithstanding the foregoing, in the event that prior to the approval of the Merger by the Bergen Shareholders the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Bergen Board of Directors under applicable law, the Board of Directors of Bergen may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, its recommendation in favor of the Merger and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed recommendation in connection with a tender or exchange offer for Bergen securities, provided that it uses all reasonable efforts to give Cardinal two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate the Merger Agreement pursuant to
Section 7.1(d) thereof). Bergen has agreed that the Bergen Board of Directors will not, in connection with any such withdrawal, modification or change of the Bergen Board's recommendation, take any action to change the approval of the Board of Directors of Bergen for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement, including the Merger, the Stock Option Agreement or the Support/Voting Agreement. Further, Bergen has agreed that from and after the execution of the Agreement, Bergen will immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Cardinal within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.

     If prior to the approval of the Merger by the Bergen Shareholders, the Board of Directors of Bergen shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date of the Merger Agreement that was not solicited or encouraged by Bergen or any of its subsidiaries or affiliates in violation of the Merger Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under applicable law and that such Competing Transaction is more favorable to the Bergen Shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Bergen Shareholders and Bergen has received (x) the advice of its outside legal counsel as to whether failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) an opinion (a copy of which, if delivered in writing, has been delivered to Cardinal) from Merrill Lynch (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Bergen Shareholders than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Bergen may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction; provided that, prior to any such termination, (i) Bergen has provided Cardinal written notice that it intends to terminate the Merger Agreement pursuant to this particular provision, identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after Bergen has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above will continue in effect without revocation, revision or modification), Bergen delivers to Cardinal (A) a written notice of termination of the Merger Agreement pursuant to Section 5.3(e) of the Merger Agreement, (B) a check in the amount of Cardinal's Costs (as hereinafter defined) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the Termination Fee (as hereinafter defined), (C) a written acknowledgment from Bergen that (x) the termination of the Merger Agreement and the entry into the Acquisition Agreement for the Competing

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

Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Bergen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Bergen.

CONDITIONS

     Mutual Conditions. The obligations of Cardinal and Bergen to consummate the Merger are subject to fulfillment of the following conditions, among others:

          (i) the Bergen Merger Proposal shall have been approved and adopted by the Bergen Shareholders in the manner required by any applicable law;

          (ii) the Cardinal Merger Proposal and the Authorized Shares Proposal shall have been approved and adopted by the Cardinal Shareholders in the manner required by any applicable law;

          (iii) any applicable waiting periods under the HSR Act relating to the Merger and the other transactions contemplated by the Merger Agreement shall have expired or been terminated;

          (iv) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

          (v) there shall not be pending any action by any governmental authority (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (b) except to the extent consistent with the obligations of Bergen and Cardinal under a section of the Merger Agreement relating to cooperation, antitrust and regulatory matters (Section 5.1(a)), seeking to prohibit or limit the ownership or operation by Cardinal, Bergen or any of their respective subsidiaries of, or to compel Cardinal, Bergen or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, Bergen or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (c) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the shareholders of the Surviving Corporation or (d) seeking to prohibit Cardinal or any subsidiary of Cardinal from effectively controlling in any material respect the business or operations of Cardinal or the subsidiaries of Cardinal;

          (vi) the Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator;

          (vii) the Cardinal Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

          (viii) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP dated the date of the Effective Time stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     Conditions to Bergen's Obligations to Consummate the Merger. The obligations of Bergen to consummate the Merger and the transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and fulfillment of the following conditions:

          (i) each of the representations and warranties of each of Cardinal and Subcorp set forth in the Merger Agreement (a) which is qualified by materiality or contains references to Material Adverse Effect shall be true and correct in all respects on the date of the Merger Agreement and on and as of the

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

     Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that
     (x) with respect to any Non-Recurring Non-Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Cardinal from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Cardinal shall not exceed $30 million (without giving effect to any tax consequences), and (y) solely for purposes of the termination right under Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any Material Adverse Effect on Cardinal; and (b) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date);

          (ii) the representations and warranties of each of Cardinal and Subcorp set forth in the Merger Agreement shall be true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Cardinal (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of the termination right under
     Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any Material Adverse Effect on Cardinal;

          (iii) each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, except, in all such cases, for acts and omissions of Cardinal which, in the aggregate, do not have a Material Adverse Effect on Cardinal;

          (iv) Bergen shall have received the opinion of Lowenstein, Sandler, dated on or prior to the effective date of the Registration Statement, to the effect that (a) the Merger will constitute a reorganization under section 368(a) of the Code, (b) Bergen, Cardinal and Subcorp will each be a party to that reorganization, and (c) no gain or loss will be recognized by the shareholders of Bergen upon the receipt of Cardinal Common Shares in exchange for shares of Bergen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares;

          (v) there shall not be pending any action which is reasonably likely to have a Material Adverse Effect on Cardinal; and

          (vi) since the date of the Merger Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Cardinal which would constitute a Material Adverse Effect on Cardinal or any event, occurrence or development which would have a material adverse effect on the ability of Cardinal to consummate the transactions contemplated by the Merger Agreement; provided, however, that solely for purposes of the termination right under Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Cardinal.

     Conditions to the Obligations of Cardinal to Consummate the Merger. The obligations of Cardinal to consummate the Merger and the other transactions contemplated by the Merger Agreement are further subject to the receipt of certain closing certificates and fulfillment of the following conditions:

          (i) each of the representations and warranties of Bergen set forth in the Merger Agreement: (a) which is qualified by materiality or contains references to Material Adverse Effect shall be true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that
     (x) with respect to any Non-Recurring Non-Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Bergen from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Bergen shall not exceed $30 million (without giving effect to any tax consequences), and (y) solely for purposes of the termination right under Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen; and (b) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date);

          (ii) the representations and warranties of Bergen set forth in the Merger Agreement shall be true and correct in all respects on the date of the Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Bergen (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of the termination right under Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen;

          (iii) Bergen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time, except, in all such cases, for acts and omissions of Bergen which, in the aggregate, do not have a Material Adverse Effect on Bergen;

          (iv) since the date of the Merger Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Bergen which would constitute a Material Adverse Effect on Bergen or any event, occurrence or development which would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated by the Merger Agreement; provided, however, that solely for purposes of the termination right under Section 7.1(j)(iii) of the Merger Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Bergen;

          (v) there shall not have been a material breach of the Stock Option Agreement;

          (vi) there shall not be pending any action which is reasonably likely to have a Material Adverse Effect on Bergen; and

          (vii) the Supplemental Agreements between Bergen and certain specified employees of Bergen, each as in effect as of the date of the Merger Agreement, shall be in full force and effect and shall not have been terminated; provided, however, that it is understood that this condition shall not fail to be satisfied with respect to any such person who is no longer employed by Bergen so long as Bergen shall not have modified, amended or terminated, granted any waiver or release under, or assigned any material

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

     rights or claims under the Supplemental Agreement with such former employee other than in accordance with its terms.

BERGEN STOCK OPTIONS

     Cardinal and Bergen covenant in the Merger Agreement to cause unexpired and unexercised Bergen Options granted by Bergen to be automatically converted at the Effective Time into Cardinal Exchange Options. See "The Merger -- Interests of Certain Persons in the Merger -- Bergen Options." Cardinal further covenants to file with the Commission, within 15 business days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act to register the Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

EMPLOYEE BENEFITS

     Cardinal has agreed that, from and after the Effective Time, it will treat all service by employees of Bergen as of the Effective Time with Bergen for all purposes as service with Cardinal (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which such employees participate after the Effective Time, to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements and to provide that any covered expenses incurred on or before the Effective Time by such employees or a covered dependent thereof will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal.

TERMINATION; EFFECT OF TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by Bergen Shareholders and Cardinal Shareholders (a) by mutual consent of Cardinal and Bergen; (b) by either Cardinal or Bergen if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining Cardinal or Bergen from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; (c) by either Cardinal or Bergen if the Merger shall not have been consummated before April 30, 1998, provided, however, that the right to terminate the Merger Agreement under this clause (c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (d) by Cardinal if the Board of Directors of Bergen shall withdraw, modify or change the Bergen Board's recommendation in favor of the Merger in a manner adverse to Cardinal, or if the Board of Directors of Bergen shall have refused to affirm such recommendation as promptly as practicable (but in any case within ten business days) after receipt of any written request from Cardinal which request was made on a reasonable basis; (e) by Cardinal or Bergen if at the Bergen Special Meeting the requisite vote of the Bergen Shareholders to approve the Merger and the transactions contemplated by the Merger Agreement shall not have been obtained; (f) by Cardinal or Bergen if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger or the increase in the number of authorized Cardinal Common Shares shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose; (g) by Bergen, pursuant to Section 5.3(e) of the Merger Agreement (relating to a Competing Transaction); (h) by Cardinal if Bergen shall have breached in any material respect any of its obligations under the Stock Option Agreement or if Mr. Robert
E. Martini shall have breached in any material respect any of his obligations under the Support/Voting Agreement with Cardinal; (i) by Cardinal if at any time the representations and warranties of Bergen to the effect that neither Bergen nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for accounting and financial reporting purposes shall not be true and correct and Cardinal shall have been advised that Deloitte & Touche LLP will not confirm in writing at the Effective Time that the Merger

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

will qualify as a pooling-of-interests for accounting and financial reporting purposes; (j) by Cardinal or Bergen if (i) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would result in the failure to satisfy one or more of the conditions with respect to representations, warranties, covenants and agreements set forth in Section 6.2(a) or 6.2(b) of the Merger Agreement (in the case of a breach by Cardinal) or Section 6.3(a) or 6.3(b) of the Merger Agreement (in the case of a breach by Bergen) or would result in a material adverse effect on the ability of Cardinal and/or Bergen to consummate the transactions contemplated by the Merger Agreement, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or (ii) the condition set forth in Section 6.3(d) (in the case of a termination by Cardinal) or Section 6.2(f) (in the case of a termination by Bergen) of the Merger Agreement with respect to the absence of certain changes is not satisfied; or (iii) the condition set forth in Sections 6.3(a) or 6.3(d) (in the case of a termination by Cardinal) or Sections 6.2(a) or 6.2(f) (in the case of a termination by Bergen) of the Merger Agreement is not satisfied solely because the proviso regarding Attributable Changes in such section is considered in determining whether any such condition has been satisfied, provided, that the terminating party pays the other party the sum of $75 million upon such termination; (k) by Bergen if at any time the representations and warranties of Cardinal to the effect that neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Bergen or any of its affiliates) would prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for accounting and financial reporting purposes shall not be true and correct and Cardinal shall have been advised that Deloitte & Touche LLP will not confirm in writing at the Effective Time that the Merger will qualify as a pooling-of-interests for accounting and financial reporting purposes; or (l) by Cardinal or Bergen on one business day's prior notice if either party has received any communication from the FTC or the Antitrust Division (each an "HSR Authority") (such communication to be confirmed to the other party by the Bureau Director of the FTC or such Director's delegate or an Assistant Attorney General or the latter's delegate) indicating that an HSR Authority has authorized the institution of litigation challenging the transactions contemplated by the Merger Agreement under the Antitrust Laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this particular provision shall only be exercisable within ten business days after the receipt by either party of the first such communication from an HSR Authority.

     The Merger Agreement provides that if the Merger Agreement is terminated and it is judicially determined that termination was caused by an intentional breach of the Merger Agreement, in addition to any other remedies available, the breaching party shall indemnify and hold harmless the other parties thereto for their respective costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of the Merger Agreement and related documentation and shareholders' meetings and consents ("Costs").

     If (i) Bergen terminates the Merger Agreement pursuant to Sections 5.3(e) and 7.1(g) thereof; (ii) Cardinal terminates the Merger Agreement pursuant to
Section 7.1(d) or 7.1(h) thereof; or (iii) (A) Cardinal or Bergen terminates the Merger Agreement pursuant to Section 7.1(e) thereof, (B) at the time of such failure by Bergen Shareholders to so approve the Merger Agreement there is a publicly announced or disclosed Competing Transaction with respect to Bergen involving a third party, and (C) within 12 months after such termination, Bergen shall enter into an Acquisition Agreement for a Business Combination (as hereinafter defined) or consummates a Business Combination; then, (X) in the case of a termination by Cardinal, within three business days following any such termination, (Y) in the case of a termination by Bergen as described in clause
(i) above, concurrently with such termination, or (Z) in the case of a termination by Bergen as described in clause (iii) above where a Competing Transaction has been publicly announced or publicly disclosed prior to the Bergen Special Meeting, prior to the earlier consummation of a Business Combination or execution of a definitive agreement with respect thereto, Bergen will pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including,

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

without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $12 million in the aggregate and (ii) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee"). For the purposes of this provision of the Merger Agreement, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Bergen as a result of which the Bergen Shareholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Bergen Common Stock whether by tender or exchange offer or otherwise.

     Pursuant to the Merger Agreement, in the event that the Board of Directors of Cardinal withdraws or changes in a manner adverse to Bergen its recommendation of the Merger Agreement, and the Merger Agreement is terminated in accordance with the terms hereof as a result thereof, then within three days after delivery of notice of such termination by Bergen to Cardinal, Cardinal will pay to Bergen in cash by wire transfer of immediately available funds to an account designated by Bergen, as liquidated damages (i) in reimbursement for Bergen's expenses, an amount of cash equal to the aggregate amount of Bergen's Costs up to but not in excess of $12 million in the aggregate, and (ii) the amount of $75 million.

     In the event that the Merger Agreement is terminated by Cardinal or Bergen pursuant to Section 7.1(j) thereof (relating to a material breach by the other of any of its representations, warranties, covenants or agreements contained in the Merger Agreement) as a result of the failure of the other party or its affiliates to perform its material covenants and obligations under Section 5.1(a)(i) or 5.1(a)(ii) thereof (relating to HSR Act matters), then within three days after such termination, the breaching party will pay to the terminating party in cash by wire transfer of immediately available funds to an account designated by the terminating party, as liquidated damages, the amount of $50 million.

     In the event that the Merger Agreement is terminated by Cardinal or Bergen pursuant to Section 7.1(j)(iii) thereof as a result, in whole or in part, of an Attributable Change with respect to the other party, then contemporaneously with such termination, the terminating party will pay in cash by wire transfer of immediately available funds to an account designated by the other party as liquidated damages the amount of $75 million.

     In the event that either Bergen or Cardinal gains the right to terminate the Merger Agreement for any reason, the Bergen Board or the Cardinal Board, as the case may be, may, in the exercise of its fiduciary duty, make determinations
(i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Bergen Merger Proposal (in the case of Bergen) or the Cardinal Merger Proposal and the Name Change Proposal (in the case of Cardinal).

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of the Merger Proposal by Cardinal Shareholders and Bergen Shareholders, but after each such approval, no amendment shall be made which by law requires further approval by the Cardinal Shareholders or Bergen Shareholders, as the case may be, without such further approval.

     At any time prior to the Effective Time, Cardinal (with respect to Bergen) or Bergen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors may, to the extent legally allowed, (i) extend the time for performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any document delivered pursuant thereto, and (iii) waive compliance with any of the agreements or conditions

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

contained therein, provided such waiver or extension is set forth in a written instrument signed on behalf of such party.

EXPENSES

     The Merger Agreement provides that Bergen and Cardinal will share equally the costs of filing and printing the Registration Statement and the costs of printing and mailing this Joint Proxy Statement/Prospectus. Except as otherwise provided in the Merger Agreement and the Stock Option Agreement (as described above), Cardinal and Bergen will pay their own costs and expenses associated with the transactions contemplated by the Merger Agreement.

                       RIGHTS OF DISSENTING SHAREHOLDERS

CARDINAL SHAREHOLDERS

     Section 1701.84 of the Ohio Revised Code provides that all Cardinal Shareholders entitled to vote on the Cardinal Merger Proposal may exercise dissenters' rights with respect to the Merger. The following is a summary of the principal steps a Cardinal Shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Revised Code. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Code, a copy of which is attached as Annex D to this Joint Proxy Statement/Prospectus. Any Cardinal Shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 of the Ohio Revised Code are not fully and precisely satisfied. To perfect dissenters' rights, a Cardinal Shareholder must satisfy each of the following conditions:

          1. No Vote in Favor of the Cardinal Merger Proposal. Cardinal Common Shares ("Dissenter's Cardinal Shares") held by the dissenting Cardinal Shareholder (the "Dissenting Cardinal Shareholder") must not be voted at the Cardinal Special Meeting in favor of the Cardinal Merger Proposal. See "The Special Meetings -- Matters to Be Considered at the Special Meetings." This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Cardinal Merger Proposal or to abstain from such vote, if no proxy is returned and no vote is cast at the Cardinal Special Meeting in favor of the Cardinal Merger Proposal, or if the Dissenting Cardinal Shareholder revokes a proxy, and thereafter abstains from voting with respect to the Cardinal Merger Proposal or votes against the Cardinal Merger Proposal at the Cardinal Special Meeting. A vote in favor of the Cardinal Merger Proposal at the Cardinal Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Cardinal Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting Cardinal Shareholder may revoke his proxy at any time before its exercise by filing with Cardinal an instrument revoking it or a duly executed proxy bearing a later date, or by attending and giving notice of the revocation of the proxy in open meeting (although attendance at the Cardinal Special Meeting will not in and of itself constitute revocation of a proxy). See "The Special Meetings -- Voting of Proxies."

          2. Filing Written Demand. Not later than ten days after the taking of the vote on the Cardinal Merger Proposal, a Dissenting Cardinal Shareholder must deliver to Cardinal a written demand (the "Cardinal Demand") for payment of the fair cash value of the Dissenter's Cardinal Shares. The Cardinal Demand should be delivered to Cardinal at 5555 Glendon Court, Dublin, Ohio 43016, Attention: Secretary. It is recommended, although not required, that the Cardinal Demand be sent by registered or certified mail, return receipt requested. Voting against the Cardinal Merger Proposal will not itself constitute a demand. Cardinal will not send any further notice to Cardinal Shareholders as to the date on which such ten-day period expires.

          The Cardinal Demand must identify the name and address of the holder of record of the Dissenter's Cardinal Shares, the number of Dissenter's Cardinal Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Cardinal Demand in respect of the Dissenter's Cardinal Shares. The Cardinal Demand must be signed by the shareholder of record (or by the duly authorized representative of the shareholder) exactly as the shareholder's name appears on the shareholder records of Cardinal. A Cardinal Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Cardinal Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and his authority to sign the demand.

          Because only shareholders of record on the Cardinal Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section entitled "Rights of Dissenting Shareholders," the dissenters' rights for all of the shares held by that shareholder will be lost.

          From the time the Cardinal Demand is given until either the termination of the rights and obligations arising from such Cardinal Demand or the purchase of the Dissenter's Cardinal Shares related thereto by Cardinal, all rights accruing to the holder of the Dissenter's Cardinal Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Cardinal Common Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenter's Cardinal Shares, but for such suspension, shall be paid to the holder of record of the Dissenter's Cardinal Shares as a credit upon the fair cash value of the Dissenter's Cardinal Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenter's Cardinal Shares by Cardinal, all rights will be restored to the Dissenting Cardinal Shareholder and any distribution that would have been made to the holder of record of the Dissenter's Cardinal Shares, but for the suspension, will be made at the time of the termination.

          3. Petitions to Be Filed in Court. Within three months after the service of the Cardinal Demand, if Cardinal and the Dissenting Cardinal Shareholder do not reach an agreement on the fair cash value of the Dissenter's Cardinal Shares, the Dissenting Cardinal Shareholder or Cardinal may file a complaint in the Court of Common Pleas of Franklin County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Cardinal Shareholder, for a judicial determination of the fair cash value of the Dissenter's Cardinal Shares. Cardinal does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenter's Cardinal Shares.

          Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Cardinal Shareholder is entitled to be paid the fair cash value of the Dissenter's Cardinal Shares. If the Common Pleas Court finds that the Dissenting Cardinal Shareholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenter's Cardinal Shares and to render a judgment against Cardinal for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenter's Cardinal Shares is required to be made within 30 days after the date of final determination of such value or the Effective Time, whichever is later, only upon surrender to Cardinal of the Certificates representing the Dissenter's Cardinal Shares for which payment is made.

          Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Cardinal Demand. The fair cash value is to be determined as of the day prior to the day of the vote on the Cardinal Merger Proposal. In computing this value, any appreciation or depreciation in the market value of the Dissenter's Cardinal Shares resulting from the Merger is excluded.

     The dissenters' rights of any Dissenting Cardinal Shareholder will terminate if, among other things, (a) he has not complied with Section 1701.85 of the Ohio Revised Code (unless the Board of Directors of Cardinal waives compliance), (b) the Merger is abandoned or otherwise not carried out or such Dissenting Cardinal Shareholder withdraws his Cardinal Demand with the consent of the Board of Directors of Cardinal, or (c) no agreement has been reached between Cardinal and the Dissenting Cardinal Shareholder with respect to the fair cash value of the Dissenter's Cardinal Shares and no complaint has been timely filed in the Common Pleas Court.

BERGEN SHAREHOLDERS

     Bergen Shareholders will not be entitled to dissenters' appraisal rights under the New Jersey Law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary of the material Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to certain Bergen Shareholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Bergen Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any Federal tax laws other than those pertaining to Federal income tax.

     Bergen has received an opinion from Lowenstein, Sandler, counsel to Bergen, to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code for Federal income tax purposes. Such opinion is based on the Code, the regulations thereunder, administrative rulings of the Internal Revenue Service and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Cardinal, Bergen and certain shareholders of Bergen. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below applies to Bergen Shareholders who hold their shares of Bergen Common Stock as a capital asset within the meaning of
Section 1221 of the Code.

     As a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by the Bergen Shareholders with respect to the Cardinal Common Shares received in the Merger. The tax basis of the Cardinal Common Shares received by a Bergen Shareholder in the Merger will be equal to the tax basis of the shares of Bergen Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Cardinal Common Shares received in the Merger is long-term or short-term, the holding period of such Cardinal Common Shares received by the Bergen Shareholders will include the holding period of the shares of Bergen Common Stock exchanged therefor.

     The receipt of cash in lieu of a fractional Cardinal Common Share by a Bergen Shareholder pursuant to the Merger will result in taxable gain or loss to such shareholder for Federal income tax purposes based on the difference between the amount of cash received by such shareholder and such shareholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss.

     The Merger Agreement provides that neither Cardinal nor Bergen is obligated to consummate the Merger unless Bergen shall have received an opinion from Lowenstein, Sandler, counsel to Bergen, substantially to the effect that under applicable law, for Federal income tax purposes, the Merger will constitute a reorganization under Section 368(a) of the Code.

     THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF LOWENSTEIN, SANDLER IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH BERGEN SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF BERGEN

     Bergen is a diversified drug and health care distribution organization and is one of the nation's leading suppliers of healthcare products and services to the managed care and retail pharmacy markets. Bergen offers innovative logistics management programs to all healthcare venues that help its customers grow efficiently, improve their cost effectiveness and further support their focus on patient/consumer care.

     Bergen Brunswig Drug Company (the "Drug Company"), a wholly-owned and the largest subsidiary of Bergen, is one of the largest national distributors of products sold or used by institutional (hospital) and retail pharmacies. The Drug Company distributes a full line of products, including pharmaceuticals, proprietary medicines, cosmetics, toiletries, personal health products, sundries, and home healthcare supplies and equipment. As of November 30, 1997, the Drug Company's operations (including ASD (as defined below)) were located in 40 owned and leased warehouse and office facilities in Alabama, Arizona, California, Colorado, Florida, Georgia, Hawaii, Indiana, Kentucky, Massachusetts, Michigan, Mississippi, Missouri, Nevada, New Jersey, New Mexico, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Utah, Virginia and Washington. Leased facilities range in size from approximately 5,800 to 181,300 square feet and have a combined area of approximately 1,733,200 square feet. Owned facilities range in size from approximately 46,000 to 231,500 square feet. The Drug Company's products are sold to a large number of hospital pharmacies, managed care facilities, health maintenance organizations, independent retail pharmacies, pharmacy chains, supermarkets, food-drug combination stores and other retailers located in all 50 states, the District of Columbia, Puerto Rico, Guam and Mexico. The Drug Company has been an innovator in the development and utilization of computer-based retailer order entry systems and of electronic data interchange systems including computer-to-computer ordering systems with suppliers. During fiscal 1997, substantially all of the Drug Company's customer orders were received via electronic order entry systems. These systems, combined with daily delivery, improve customers' cash and inventory management and profitability by freeing them from the burden of maintaining large inventories.

     In June 1996, Bergen introduced its Generic Purchasing Program. Designed to streamline customers' generic pharmaceutical costs, the Generic Purchasing Program utilizes the products of a selected group of generic manufacturers and combines that benefit with substantial volume to leverage buying power for Bergen's customers.

     In July 1994, Bergen introduced AccuSource(R), a multimedia communication, product information, and electronic ordering system for pharmacies. AccuSource(R) links the supplier, wholesaler and retailer in the pharmaceutical distribution process. AccuSource(R) simplifies the ordering process and gives retailers detailed information on thousands of products, services and special purchase opportunities, as well as prescription substitution alternatives and Medicaid coverage information. AccuSource(R)'s on-line feature provides retailers with a convenient method for ensuring product availability by giving immediate information on quantity levels at their Drug Company distribution center.

     The Drug Company also provides a wide variety of promotional, advertising, merchandising, and marketing assistance to independent community pharmacies. For example, the Good Neighbor Pharmacy(R) program utilizes circular and media advertising to strengthen the consumer image of the independent pharmacy without sacrificing its local individuality. Other programs for the independent community pharmacy include in-store merchandising programs, private label products, shelf management systems, pharmacy computers and a fully-integrated point-of-sale system marketed under the Drug Company's trademark of OmniPhase(TM).

     Hospital and other institutional accounts are offered a wide variety of inventory management and information services by the Drug Company to better manage inventory investment and contain costs. AccuLine(TM), introduced in June 1995, provides an on-line, real-time, pharmacy management system in a Windows(TM) (a trademark of Microsoft(R) Corporation) environment and features local area network capability.

     Bergen Brunswig Medical Corporation (formerly known as Durr Medical Corporation) and other wholly-owned subsidiaries of Bergen (collectively, "Medical"), distribute a variety of medical and surgical products to individual hospitals and alternate site healthcare providers through 28 distribution centers located in every region of the United States except the northeast. As of November 30, 1997, Medical's operations were located in 34 owned and leased warehouse and office facilities in Alabama, Alaska, Arizona, California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Michigan, Minnesota, Missouri, Nevada, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia and Washington. Leased facilities range in size from approximately 6,600 to 97,000 square feet and have a combined area of approximately 1,002,100 square feet. Owned facilities range in size from 30,800 to 188,000 square feet. Medical serves hospital customers and alternate site customers in 44 states and the District of Columbia. Alternate site customers include outpatient clinics, nursing homes, surgery centers, dialysis and oncology centers, emergency centers, laboratories and veterinary clinics. Medical's distribution centers range between 14,000 and 70,000 square feet and average 40,000 square feet.

     Alternate Site Distributors, Inc. ("ASD"), Bergen's specialty wholesale subsidiary, supplies pharmaceuticals and oncology products to physician and clinic accounts. Bergen created ASD during fiscal 1994 to respond to the rapid growth in the alternate site market business. As a major supplier to the alternate site market, ASD gives its customers quick access to a broad range of specialty, value-added products and services, and commercial outsourcing.

     In September 1995, Bergen formed IntePlex(TM) Inc. ("IntePlex"), a subsidiary of Bergen, to focus exclusively on the evolving integrated healthcare marketplace. The foundation of IntePlex involves the development of an electronic catalog for one-stop-shopping and a centralized database for tracking customers' purchasing information. IntePlex's offerings are expected to include logistics management, continuous replenishment, just-in-time delivery, and benefit plan compliance for both medical-surgical supplies and pharmaceuticals combined with delivery to all points in a network: hospitals, alternate sites, physician offices and retail stores.

     On January 2, 1998, Bergen acquired Besse Medical Services, Inc., a privately-held distributor of injectables, diagnostics and medical supplies.

     Additional information concerning Bergen and its subsidiaries is included in the Bergen documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

BUSINESS OF CARDINAL

     Cardinal, a holding company operating through a number of operating subsidiaries, is a leading health care service provider, offering an array of value-added pharmaceutical distribution services and pharmaceutical related products and services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its Pyxis subsidiary, Cardinal develops, manufactures, leases, sells and services unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its MSI subsidiary. In addition, through its Owen subsidiary, Cardinal provides pharmacy management and information services to hospitals. PCI, another one of Cardinal's subsidiaries, is also a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     In February 1994, Cardinal combined with Whitmire, a Folsom, California-based drug wholesaler. The majority of Whitmire's sales were concentrated in the western and central United States, complementing Cardinal's former concentration of sales in the eastern United States and positioning the combined company to service both customers and suppliers on a national basis. As a result of the Whitmire merger, Cardinal now maintains a network of pharmaceutical distribution centers enabling it to routinely serve the entire population of the continental U.S. on a next-day basis.

     Cardinal has completed several additional business combinations since the Whitmire Merger. On July 1, 1994, Cardinal acquired Humiston-Keeling, Inc., a Calumet City, Illinois-based drug wholesaler serving customers located primarily in the upper midwest region of the United States. On July 18, 1994, Cardinal completed a merger with Behrens Inc., a Waco, Texas-based drug wholesaler serving customers located primarily in Texas and adjoining states. On November 13, 1995, Cardinal completed a merger with MSI, a St. Louis, Missouri-based franchisor of independent apothecary-style retail pharmacies in the United States and abroad. On May 7, 1996, Cardinal completed a merger with Pyxis, a San Diego, California-based designer, manufacturer, marketer and servicer of unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other healthcare facilities. On October 11, 1996, Cardinal completed a merger with PCI, a Philadelphia, Pennsylvania-based provider of integrated packaging services to pharmaceutical manufacturers. On March 18, 1997, Cardinal completed a merger with Owen, a Houston, Texas-based provider of fully integrated pharmacy management and information services to hospitals. Cardinal has entered into a merger agreement to acquire MediQual, a leading supplier of clinical information management systems and services to the healthcare industry. The transaction to acquire MediQual is subject to the approval of MediQual's shareholders and the satisfaction of other closing conditions.

     Additional information concerning Cardinal and its subsidiaries is included in the Cardinal documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

SUBCORP

     Subcorp is a newly formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The impact of the proposed MediQual Merger on an historical basis is not significant and prior period financial statements will not be restated upon consummation of the MediQual Merger. Upon consummation of the Merger, historical financial statements will be restated for the historical results of MediQual and Bergen.

     The following unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements, including the notes thereto, of Cardinal, MediQual and Bergen which are either included or incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the MediQual Merger or the Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the Merger or any merger-related expenses. See Note 2 for further discussion.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

     The following unaudited pro forma combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheets of Cardinal, MediQual and Bergen combined as of September 30, 1997.

                                       CARDINAL        MEDIQUAL         BERGEN
                                        HEALTH       SYSTEMS, INC.     BRUNSWIG
                                     SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,    PRO FORMA     PRO FORMA
                                         1997            1997            1997        ADJUSTMENTS   BALANCES(1)
                                     -------------   -------------   -------------   -----------   -----------
                                                                  (IN THOUSANDS)
ASSETS:
  Current assets:
     Cash and equivalents..........   $   180,515       $ 4,196       $    54,494     $      --    $   239,205
     Marketable securities.........            --                           2,786                        2,786
     Trade receivables.............       691,063         1,915           772,342                    1,465,320
     Current portion of net
       investment in sales-type
       leases......................        57,664            --                --                       57,664
     Merchandise inventories(3)....     1,614,140                       1,309,359                    2,923,499
     Prepaid expenses and other....       111,648            31            16,494                      128,173
                                       ----------       -------        ----------      --------     ----------
       Total current assets........     2,655,030         6,142         2,155,475            --      4,816,647
                                       ----------       -------        ----------      --------     ----------
  Property and equipment -- at
     cost..........................       492,539         3,461           270,306            --        766,306
     Accumulated depreciation and
       amortization................      (206,573)       (2,491)         (131,944)                    (341,008)
                                       ----------       -------        ----------      --------     ----------
     Property and
       equipment -- net............       285,966           970           138,362            --        425,298
  Other assets:
     Net investment in sales-type
       leases, less current
       portion.....................       119,538            --                --            --        119,538
     Goodwill and other
       intangibles.................       120,948            --           339,621                      460,569
     Other.........................        78,007             8            73,665                      151,680
                                       ----------       -------        ----------      --------     ----------
          Total....................   $ 3,259,489       $ 7,120       $ 2,707,123     $      --    $ 5,973,732
                                       ==========       =======        ==========      ========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
     Notes payable -- banks........   $    22,329       $    --       $        --     $      --    $    22,329
     Current portion of long-term
       obligations.................         5,095            75                --                        5,170
     Accounts payable..............     1,239,463           187         1,336,070                    2,575,720
     Other accrued
       liabilities(2)..............       227,647         1,870           288,236                      517,753
                                       ----------       -------        ----------      --------     ----------
       Total current liabilities...     1,494,534         2,132         1,624,306            --      3,120,972
                                       ----------       -------        ----------      --------     ----------
  Long-term obligations -- less
     current portion...............       277,882            --           418,177            --        696,059
  Deferred tax and other
     liabilities...................        89,580            --            19,779                      109,359
  Redeemable preferred stock.......            --        12,108                --       (12,108)            --
  Shareholders' equity:
     Common Shares -- without par
       value.......................       656,596         2,207           240,166                      898,969
     Retained earnings (accumulated
       deficit)(2).................       753,138        (9,106)          492,565                    1,236,597
     Common Shares in treasury, at
       cost........................        (6,432)          (19)          (88,279)                     (94,730)
     Other.........................        (5,809)         (202)              409        12,108          6,506
                                       ----------       -------        ----------      --------     ----------
     Total shareholders' equity....     1,397,493        (7,120)          644,861            --      2,047,342
                                       ----------       -------        ----------      --------     ----------
          Total....................   $ 3,259,489       $ 7,120       $ 2,707,123     $      --    $ 5,973,732
                                       ==========       =======        ==========      ========     ==========

      See accompanying notes to the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 and the three months ended September 30, 1997 and 1996 combined with the statements of earnings of MediQual for the twelve months ended June 30, 1997, the fiscal years ended December 31, 1996 and 1995 and the three months ended September 30, 1997 and 1996, and the consolidated statements of earnings of Bergen for the fiscal years ended September 30, 1997, 1996 and 1995 and the three months ended September 30, 1997 and December 31, 1996, respectively. The financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma data for both the fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $0.9 million, respectively. The financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma data for both the fiscal year ended June 30, 1997 and the three months ended September 30, 1997. Bergen's net revenues and net earnings for the quarter ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively.

                                     FISCAL YEAR    TWELVE MONTHS      FISCAL YEAR
                                        ENDED           ENDED             ENDED
                                    -------------   -------------   ------------------
                                    JUNE 30, 1997   JUNE 30, 1997   SEPTEMBER 30, 1997
                                    -------------   -------------   ------------------
                                      CARDINAL        MEDIQUAL       BERGEN BRUNSWIG      PRO FORMA     PRO FORMA
                                    HEALTH, INC.    SYSTEMS INC.       CORPORATION       ADJUSTMENTS   RESULTS(1)
                                    -------------   -------------   ------------------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)...................   $ 10,968,042      $11,246         $ 11,660,496        $    --     $22,639,784
Cost of products sold(3)..........     10,068,384        2,780           11,006,065                     21,077,229
                                      -----------      -------          -----------            ---     -----------
Gross margin......................        899,658        8,466              654,431             --       1,562,555
Selling, general and
  administrative expenses.........        515,551        5,350              479,399                      1,000,300
Merger related costs -- prior
  mergers(4)......................        (50,929)          --               (5,800)                       (56,729)
                                      -----------      -------          -----------            ---     -----------
Operating earnings(4).............        333,178        3,116              169,232             --         505,526
Other income (expense)............        (22,098)        (661)             (30,793)                       (53,552)
                                      -----------      -------          -----------            ---     -----------
Earnings before income taxes......        311,080        2,455              138,439             --         451,974
Provisions for income taxes.......        126,481           67               56,760                        183,308
                                      -----------      -------          -----------            ---     -----------
Net earnings, excluding estimated
  Merger Expenses(2)(4)...........   $    184,599      $ 2,388         $     81,679        $    --     $   268,666
                                      ===========      =======          ===========            ===     ===========
Earnings per Common Share,
  excluding estimated Merger
  Expenses(2)(4)(5)
     Primary......................   $       1.69                                                      $      1.80
     Fully diluted................   $       1.69                                                      $      1.80
Weighted average number of Common
  Shares outstanding(5):
     Primary......................        109,118                                                          148,968
     Fully diluted................        109,172                                                          149,049

      See accompanying notes to the unaudited pro forma combined financial information.

                                                FISCAL YEAR ENDED
                                -------------------------------------------------
                                  JUNE 30,       DECEMBER 31,      SEPTEMBER 30,
                                    1996             1996              1996
                                ------------   ----------------   ---------------
                                  CARDINAL         MEDIQUAL       BERGEN BRUNSWIG    PRO FORMA     PRO FORMA
                                HEALTH, INC.     SYSTEMS INC.       CORPORATION     ADJUSTMENTS   RESULTS(1)
                                ------------   ----------------   ---------------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)...............   $ 9,407,591       $ 11,002         $ 9,942,697       $    --     $19,361,290
Cost of products sold(3)......     8,597,878          2,067           9,368,893                    17,968,838
                                  ----------        -------          ----------     ----------    -----------
Gross margin..................       809,713          8,935             573,804            --       1,392,452
Selling, general and
  administrative expenses.....       514,879          6,058             418,364                       939,301
Merger related costs -- prior
  mergers(4)..................       (49,200)            --                  --                       (49,200)
                                  ----------        -------          ----------     ----------    -----------
Operating earnings(4).........       245,634          2,877             155,440            --         403,951
Other income (expense)........       (18,132)          (463)            (30,170)                      (48,765)
                                  ----------        -------          ----------     ----------    -----------
Earnings before income
  taxes.......................       227,502          2,414             125,270            --         355,186
Provisions for income taxes...       100,262            115              51,737                       152,114
                                  ----------        -------          ----------     ----------    -----------
Net earnings, excluding
  estimated Merger
  Expenses(2)(4)..............   $   127,240       $  2,299         $    73,533       $    --     $   203,072
                                  ==========        =======          ==========     ==========    ===========
Earnings per Common Share,
  excluding estimated Merger
  Expenses(2)(4)(5)
     Primary..................   $      1.20                                                      $      1.39
     Fully diluted............   $      1.19                                                      $      1.39
Weighted average number of
  Common Shares
  outstanding(5):
     Primary..................       106,091                                                          145,636
     Fully diluted............       107,001                                                          146,581

      See accompanying notes to the unaudited pro forma combined financial information.

                                                FISCAL YEAR ENDED
                                -------------------------------------------------
                                  JUNE 30,       DECEMBER 31,      SEPTEMBER 30,
                                    1995             1995              1995
                                ------------   ----------------   ---------------
                                  CARDINAL         MEDIQUAL       BERGEN BRUNSWIG    PRO FORMA     PRO FORMA
                                HEALTH, INC.     SYSTEMS INC.       CORPORATION     ADJUSTMENTS   RESULTS(1)
                                ------------   ----------------   ---------------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)...............   $ 8,472,302       $ 10,974         $ 8,447,607       $    --     $16,930,883
Cost of products sold(3)......     7,779,030          2,445           7,944,396                    15,725,871
                                  ----------        -------          ----------     ----------    -----------
Gross margin..................       693,272          8,529             503,211            --       1,205,012
Selling, general and
  administrative expenses.....       428,343          9,921             363,179                       801,443
                                  ----------        -------          ----------     ----------    -----------
Operating earnings............       264,929         (1,392)            140,032            --         403,569
Other income (expense)........       (15,665)           (70)            (30,542)                      (46,277)
                                  ----------        -------          ----------     ----------    -----------
Earnings (loss) before income
  taxes.......................       249,264         (1,462)            109,490            --         357,292
Provisions for income taxes...       102,677             --              45,548                       148,225
                                  ----------        -------          ----------     ----------    -----------
Net earnings (loss), excluding
  estimated Merger
  Expenses(2).................   $   146,587       $ (1,462)        $    63,942       $    --     $   209,067
                                  ==========        =======          ==========     ==========    ===========
Earnings per Common Share,
  excluding estimated Merger
  Expenses(2)(5)
     Primary..................   $      1.41                                                      $      1.46
     Fully diluted............   $      1.40                                                      $      1.45
Weighted average number of
  Common Shares
  outstanding(5):
     Primary..................       103,659                                                          142,737
     Fully diluted............       104,849                                                          143,944

      See accompanying notes to the unaudited pro forma combined financial information.

                                                THREE MONTHS ENDED
                                                SEPTEMBER 30, 1997
                                 -------------------------------------------------
                                   CARDINAL         MEDIQUAL       BERGEN BRUNSWIG    PRO FORMA    PRO FORMA
                                 HEALTH, INC.     SYSTEMS INC.       CORPORATION     ADJUSTMENTS   RESULTS(1)
                                 ------------   ----------------   ---------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)................   $ 2,869,971        $3,348          $ 3,020,043       $    --     $5,893,362
Cost of products sold(3).......     2,644,106           771            2,848,233                    5,493,110
                                   ----------       -------           ----------     ----------    -----------
Gross margin...................       225,865         2,577              171,810            --        400,252
Selling, general and
  administrative expenses......       135,054         1,335              129,115                      265,504
Merger-related costs -- prior
  mergers(4)...................        (2,183)           --                   --                       (2,183)
                                   ----------       -------           ----------     ----------    -----------
Operating earnings(4)..........        88,628         1,242               42,695            --        132,565
Other income (expense).........           (43)           46               (7,488)                      (7,485)
                                   ----------       -------           ----------     ----------    -----------
Earnings before income taxes...        88,585         1,288               35,207            --        125,080
Provisions for income taxes....        34,545            97               14,435                       49,077
                                   ----------       -------           ----------     ----------    -----------
Net earnings, excluding
  estimated Merger
  Expenses(2)(4)...............   $    54,040        $1,191          $    20,772       $    --     $   76,003
                                   ==========       =======           ==========     ==========    ===========
Earnings per Common Share,
  excluding estimated Merger
  Expenses(2)(4)(5)
     Primary...................   $      0.49                                                      $     0.50
     Fully diluted.............   $      0.49                                                      $     0.50
Weighted average number of
  Common Shares outstanding(5):
     Primary...................       110,777                                                         150,901
     Fully diluted.............       110,940                                                         151,098

      See accompanying notes to the unaudited pro forma combined financial information.

                                                THREE MONTHS ENDED
                                 -------------------------------------------------
                                                                    DECEMBER 31,
                                       SEPTEMBER 30, 1996               1996
                                 -------------------------------   ---------------
                                   CARDINAL         MEDIQUAL       BERGEN BRUNSWIG    PRO FORMA    PRO FORMA
                                 HEALTH, INC.     SYSTEMS INC.       CORPORATION     ADJUSTMENTS   RESULTS(1)
                                 ------------   ----------------   ---------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)................   $ 2,535,476        $2,880          $ 2,822,122       $    --     $5,360,478
Cost of products sold(3).......     2,341,648           525            2,668,146                    5,010,319
                                   ----------       -------           ----------     ----------    -----------
Gross margin...................       193,828         2,355              153,976            --        350,159
Selling, general and
  administrative expenses......       124,156         1,501              116,314                      241,971
Merger-related costs -- prior
  mergers(4)...................          (158)           --                   --                         (158)
                                   ----------       -------           ----------     ----------    -----------
Operating earnings(4)..........        69,514           854               37,662            --        108,030
Other income (expense).........        (3,769)            9               (6,588)                     (10,348)
                                   ----------       -------           ----------     ----------    -----------
Earnings before income taxes...        65,745           863               31,074            --         97,682
Provisions for income taxes....        26,419           117               12,896                       39,432
                                   ----------       -------           ----------     ----------    -----------
Net earnings, excluding
  estimated Merger
  Expenses(2)(4)...............   $    39,326        $  746          $    18,178       $    --     $   58,250
                                   ==========       =======           ==========     ==========    ===========
Earnings per Common Share,
  excluding estimated Merger
  Expenses(2)(4)(5)
     Primary...................   $      0.37                                                      $     0.40
     Fully diluted.............   $      0.37                                                      $     0.40
Weighted average number of
  Common Shares outstanding
  (5):
     Primary...................       105,945                                                         145,652
     Fully diluted.............       106,150                                                         145,890

      See accompanying notes to the unaudited pro forma combined financial information.

               NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1)  CARDINAL, MEDIQUAL AND BERGEN HISTORICAL FISCAL YEARS

     Cardinal's historical fiscal year ends on June 30, MediQual's historical fiscal year ends on December 31, and Bergen's historical fiscal year ends on September 30. For purposes of combining MediQual's and Bergen's historical financial information with Cardinal's in the pro forma combined statements of earnings herein, the financial information of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 have been combined with MediQual's financial information for the twelve months ended June 30, 1997 and fiscal years ended December 31, 1996 and 1995, and Bergen's financial information for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Cardinal's financial information for the three months ended September 30, 1997 and 1996 have been combined with MediQual's financial information for the three months ended September 30, 1997 and 1996 and Bergen's financial information for the three months ended September 30, 1997 and December 31, 1996, respectively. As a result, the financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma data for both fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $.9 million, respectively. In addition, the financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma data for both the fiscal year ended June 30, 1997 and the three months ended September 30, 1997. Bergen's net revenues and net earnings for the three months ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively.

     In addition, certain amounts in the historical financial statements of Cardinal, MediQual and Bergen have been reclassified for the pro forma presentation.

(2)  MERGER-RELATED EXPENSES

     Cardinal and MediQual will incur transaction and other costs as a result of the MediQual Merger. The amount of this charge is not expected to be significant and will be charged to expense in the period in which the MediQual Merger is consummated, or in subsequent periods, when incurred.

     In connection with the Merger, the companies expect to incur investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. Based on information currently available, the total amount of merger-related charges to be recognized in connection with the Merger is estimated to be between $100 and $130 million, after tax. These merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods, when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

     The accounting policies of Cardinal, MediQual and Bergen are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests accounting method.

(3)  TRANSACTIONS BETWEEN CARDINAL AND BERGEN

     Owen, which became a subsidiary of Cardinal as a result of the Owen Merger, purchased pharmaceuticals from Bergen during the period covered by the pro forma financial statements. At September 30, 1997, Owen's unsold inventory related to purchases from Bergen was not significant. The amounts arising from these transactions are not material and, accordingly, the unaudited pro forma statements of earnings do not include adjustments for these items.

(4)  EFFECT OF MERGER-RELATED ITEMS

     Amounts include the effect of merger-related costs recorded by Cardinal in the fiscal years ended June 30, 1997 and 1996 and the three months ended September 30, 1997 and 1996 and by Bergen in the fiscal year ended September 30, 1997. During the fiscal year ended June 30, 1997, Cardinal recorded merger-related charges associated with the PCI and Owen mergers ($46.2 million) and additional integration costs related to the Pyxis and Medicine Shoppe mergers ($4.7 million). During the fiscal year ended September 30, 1997, Bergen recorded a charge of approximately $5.8 million for expenses related to the terminated merger with IVAX Corporation. The effect of the merger-related costs on the 1997 unaudited pro forma combined results was to reduce pro forma net earnings by $40.0 million to $268.7 million and to reduce pro forma fully diluted earnings per Common Share by $.27 per share to $1.80 per share.

     During the fiscal year ended June 30, 1996, Cardinal recorded charges to reflect the estimated MSI and Pyxis merger-related costs of approximately $49.2 million. The effect of the merger-related costs on the 1996 unaudited pro forma combined results was to reduce pro forma net earnings by $36.9 million to $203.1 million and to reduce pro forma fully diluted earnings per Common Share by $.25 per share to $1.39 per share.

     During the three months ended September 30, 1997 and 1996, Cardinal recorded charges related to integrating the operations of the merged companies of approximately $2.2 million and $0.2 million, respectively. The effect of the merger-related costs on the unaudited pro forma combined results for the three-month periods ended September 30, 1997 and 1996 was to reduce pro forma net earnings by $1.3 million and $0.1 million, to $76.0 million and $58.3 million, respectively. The impact was also to reduce the pro forma fully diluted earnings per Common Share by $.01 per share to $.50 per share for the three months ended September 30, 1997.

(5)  EARNINGS PER SHARE

     The pro forma net earnings per share reflect: (i) the weighted average number of Cardinal Common Shares that would have been outstanding if the MediQual Merger occurred at the beginning of the periods presented based upon the conversion of each share of MediQual common stock, MediQual Class B preferred stock and MediQual Class C preferred stock into Cardinal Common Shares, assuming a common equivalent exchange ratio of .0802 and the conversion of each share of MediQual Class A preferred stock into 293.6356 Cardinal Common Shares (in each case assuming an average share price equal to $57.75 and 6,652,216 fully diluted shares of MediQual common stock and excluding the accretion of preferred stock dividends because of the conversion of the preferred stock), (ii) the weighted average number of Cardinal Common Shares that would have been outstanding had the Merger occurred at the beginning of the periods presented based upon an exchange ratio of 0.775 Cardinal Common Shares to be issued for each share of Bergen Common Stock outstanding, and (iii) the dilutive impact of stock options and warrants using the treasury stock method. All MediQual options are assumed to be converted into options for Cardinal Common Shares, assuming a common equivalent exchange ratio of .0802. All Bergen options are assumed to be converted into options for Cardinal Common Shares at an exchange ratio of 0.775 Cardinal Common Shares for each share of Bergen Common Stock before application of the treasury stock method.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Bergen Shareholders will receive common shares of Cardinal, an Ohio corporation, in exchange for their shares of common stock in Bergen, a New Jersey corporation. The following is a summary of certain material differences between the rights of holders of Bergen Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the New Jersey Business Corporation Act (the "New Jersey Law") and the Ohio Revised Code (the "Ohio Law"). Additional differences arise from the governing instruments of the two companies (in the case of Bergen, the Bergen Certificate, the Bergen Bylaws and the Rights Agreement, and, in the case of Cardinal, the Cardinal Articles and the Cardinal Regulations). Although it is impractical to compare all of the aspects in which the New Jersey Law and the Ohio Law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them.

AMENDMENT OF CHARTER DOCUMENTS

     Under the New Jersey Law, a proposed amendment to a corporation's certificate of incorporation requires approval by the board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon; provided that in the case of a corporation organized prior to January 1, 1969, as is the case with Bergen, the proposed amendment requires the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon unless the corporation has adopted the majority voting requirement by amendment of its certificate of incorporation adopted by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon, as is the case with Bergen. Under the Bergen Certificate, a proposed amendment to the Bergen Certificate requires the affirmative votes cast by the holders of a majority of the votes cast of the Bergen Common Stock entitled to vote thereon. In addition, the Bergen Certificate provides that a proposed amendment to the Bergen Certificate which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock (as hereinafter defined) so as to affect them adversely requires the affirmative vote of the holders of a majority or more of the outstanding shares of Junior Preferred Stock, voting separately as a class.

     To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of each class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     Under the New Jersey Law, the board of directors of a corporation has the power to make, alter and repeal bylaws unless such power is reserved to the shareholders in the certificate of incorporation, but bylaws made by the board may be altered or repealed and new bylaws made by the shareholders. In addition, the shareholders may prescribe in the bylaws that any bylaw made by them shall not be altered or repealed by the board. Under the Bergen Bylaws, the Board of Directors of Bergen may adopt, amend or repeal the Bergen Bylaws subject to the right of the Bergen Shareholders to adopt, amend or repeal such bylaws; provided that a bylaw or an amendment thereto changing the number of directors may be adopted, amended or repealed by the Bergen Board of Directors only for the purpose of fixing the exact number of directors within the minimum (currently nine directors) and maximum (currently 15 directors) limits specified in the Bergen Bylaws.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal that corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal the provisions of the Cardinal Regulations dealing with the number and classification of directors, the term of office of directors or the removal of directors, or the provision relating to amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The New Jersey Law provides that directors may be removed from office with or without cause, by the shareholders by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote for the election of directors; provided that, unless otherwise provided in the certificate of incorporation, shareholders of a corporation whose board of directors is classified shall not be entitled to remove directors without cause. The Bergen Board of Directors is classified. The Bergen Certificate provides, however, that any director may be removed at any time, either for or without cause, by, and only by, a majority of the votes cast by the holders of record of Bergen Common Stock voting at a meeting of such shareholders called for such purpose.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The Cardinal Regulations provide that such removal requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Board of Directors for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if he is adjudicated a bankrupt or if he fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The New Jersey Law provides that unless the governing documents of a corporation provide otherwise, any directorship not filled at the annual meeting, any vacancy, however caused, occurring in the board of directors, and newly created directorships resulting from an increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board, or by a sole remaining director. The Bergen Bylaws also provide that any vacancy in the Bergen Board of Directors may be filled by a majority of the remaining directors. The Bergen Certificate provides that any vacancy caused by the removal of a director by the holders of Bergen Common Stock may be filled at such meeting, and any vacancy caused by the death or resignation of a director elected by the holders of Bergen Common Stock may be filled only by the Bergen Shareholders at a meeting called for that purpose or by a majority of the remaining directors elected by those holders.

     The Ohio Law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Cardinal Regulations provide that vacancies may be filled by the Board of Directors until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the Board of Directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     The New Jersey Law permits special meetings of shareholders to be called by the president or the board of directors of the corporation, or by such other officers, directors or shareholders as the bylaws may provide. The New Jersey Law provides, however, that upon application of the holder or holders of not less than 10% of all the shares entitled to vote at a meeting, a court, in an action in which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, upon such notice and for the transaction of such business as may be designated in such order. The Bergen Bylaws provide that special meetings may be called by the chairman of the Board of Directors, by the president or by the Board of Directors of Bergen.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the President, a majority of the directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     The New Jersey Law provides that, except as otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of shareholders, other than the annual election of directors, may be taken without a meeting, without prior notice and without a vote, upon the written consent of shareholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize such action at a meeting at which all shareholders entitled to vote thereon were present and voting. The corporation must notify non-consenting shareholders at least 20 days in advance of the proposed effective date of a merger, consolidation, statutory share exchange, or sale, lease exchange, or other disposition of all or substantially all, assets of the corporation if not in the usual and regular course of its business and at least 10 days in advance of the proposed effective date of any other action. The Bergen Certificate does not provide otherwise. The Bergen Bylaws further provide that any shareholder of record who seeks to have shareholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request that the Bergen Board of Directors set a record date, which date shall not be more than ten days after the date on which the resolution setting the record date is adopted by the Board.

     Under both the New Jersey Law and the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at such meeting.

CUMULATIVE VOTING

     Under the New Jersey Law, if the certificate of incorporation so provides, shareholders may have the right to cumulate their votes in the election of directors. The Bergen Certificate does not grant such rights.

     Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Cardinal Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The New Jersey Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by the board of directors and by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon; provided that in the case of a corporation organized prior to January 1, 1969, as is the case with Bergen, any such proposed transaction requires the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon unless the corporation has adopted the majority voting requirement by amendment of its certificate of incorporation adopted by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon, as is the case with Bergen. Under the Bergen Certificate, such proposed transactions require the affirmative votes cast by the holders of a majority of the Bergen Common Stock entitled to vote thereon. The New Jersey Law does not require shareholder approval for control share acquisitions and does not require shareholder approval for a merger if the corporation is the surviving entity and (i) such corporation's certificate of incorporation is not amended in connection with the merger, (ii) the shareholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger; and (iii) the number of voting or participation shares outstanding

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

immediately after the merger, plus the number of voting or participation shares issuable on conversion of other securities or on exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 40% the total number of voting or participation shares of the surviving corporation outstanding immediately before the merger.

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Sections 14A:10A-1 et seq. of the New Jersey Law (the "New Jersey Shareholders' Protection Act") provide generally that no public corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a "resident domestic corporation") may engage in any "business combination" (as defined in the New Jersey Law) with any "interested stockholder" (generally, a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation cannot opt out of the foregoing provisions of the New Jersey Law. The approval of the Merger by the Bergen Board prior to Cardinal's acquisition of a 10% interest in Bergen excludes the Merger from the operation of the New Jersey Shareholders' Protection Act.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors of such corporation prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder.

     Chapter 1704 of the Ohio Law also prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by the New Jersey Shareholders' Protection Act. However, in contrast to the New Jersey Law, under Chapter 1704 an interested shareholder includes a shareholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law shall not apply.

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

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the New Jersey Law, shareholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party and from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business (other than to a wholly owned subsidiary), and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, the New Jersey Law provides that shareholders do not have a right to dissent from any plan of merger or consolidation with respect to shares (i) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; or (ii) for which, pursuant to the plan of merger or consolidation, such shareholder will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities. In addition, the New Jersey Law provides that, unless the certificate of incorporation provides otherwise, shareholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of such shareholders. The Bergen Certificate does not provide otherwise. As a result of such exceptions, Bergen Shareholders will not have the right to dissent with respect to the Bergen Merger Proposal. See "Rights of Dissenting Shareholders -- Bergen Shareholders." In addition, unless a corporation's certificate of incorporation provides otherwise, the New Jersey Law provides that shareholders do not have a right to dissent from any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (i) with respect to shares of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders; (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for
(x) cash or (y) shares, obligations or other securities which, upon consummation of the plan of dissolution, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities; or (iii) from a sale pursuant to an order of a court having jurisdiction.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. As a result of such provisions, Cardinal Shareholders will have the right to dissent with respect to the Cardinal Merger Proposal. See "Rights of Dissenting Shareholders -- Cardinal Shareholders."

     Under the New Jersey Law, among other procedural requirements, a shareholder's written notice of dissent stating that he intends to demand payment for his shares, must be received before the taking of the vote on the matter giving rise to dissenting rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Both the New Jersey Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The New Jersey Law provides that dividends may also be paid in shares of a corporation's bonds and in shares having a preference in the assets of the corporation upon liquidation, whether or not the net assets at the time of the share dividend are less than the aggregate amount of such prior and newly created preferences. The New Jersey Law also prohibits a corporation from paying dividends or otherwise making a distribution to its shareholders if, after giving effect thereto, either (a) the corporation would be unable to pay its debts as they become due in the usual course of business or (b) the corporation's

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

total assets would be less than its total liabilities. The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

PREEMPTIVE RIGHTS OF SHAREHOLDERS

     The New Jersey Law provides that, with respect to corporations organized after January 1, 1969, the shareholders shall not have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights, and with respect to corporations organized before January 1, 1969, such as Bergen, the shareholders shall have preemptive rights unless a bylaw duly adopted by the shareholders prior to that date or the certificate of incorporation provides otherwise. The Bergen Certificate expressly eliminates any preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Cardinal Articles expressly eliminate any preemptive rights.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     The New Jersey Law allows a New Jersey corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable (and the Bergen Certificate so provides), or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders; (ii) not in good faith or involving a knowing violation of law; or (iii) resulting in receipt by such person of an improper personal benefit.

     There is under the Ohio law no comparable provision limiting the liability of officers, employees or agents of the corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     The Bergen Certificate provides for indemnification of every person who is or was a director, officer, employee or agent of Bergen, or of any corporation which he served as such at the request of Bergen, to the fullest extent permitted by the New Jersey Law. The New Jersey Law permits a New Jersey corporation to indemnify "corporate agents" (as defined below) under certain circumstances and mandates indemnification under certain circumstances. "Corporate agents," as used in the New Jersey Law, means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent. The New Jersey Law permits a corporation to indemnify a corporate agent against his expenses and liabilities (including but not limited to fines and penalties) in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation if (i) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. Indemnification against expenses incurred by a corporate agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a corporate agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The New Jersey Law grants express power to a New Jersey corporation to purchase liability insurance for its corporate agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification. The indemnification and advancement of

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

expenses provided by or granted pursuant to the New Jersey Law does not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that, under the New Jersey Law, no indemnification may be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Bergen has entered into indemnity agreements with certain of its current and former directors which generally provide for Bergen to indemnify such directors against liabilities and defense costs to the extent that such directors would have been insured under the director and officer liability insurance policies which Bergen had in effect on December 31, 1984. Bergen's obligation to indemnify a director under such indemnity agreements is limited to $30 million in the aggregate; however, the indemnity agreements do not limit the directors' right to recover in excess of such $30 million maximum from Bergen if the director is otherwise entitled to statutory indemnification.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Articles provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of Cardinal or of any other corporation for which he was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interests of Certain Persons in the Merger."

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under the Cardinal Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee or agent of Cardinal or at the request of Cardinal as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse Cardinal for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under

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

the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of Cardinal or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

RIGHTS AGREEMENT

     On February 8, 1994, the Board of Directors of Bergen declared a dividend distribution of one Right for each outstanding share of Bergen Common Stock to shareholders of record at the close of business on February 18, 1994. Each Right entitles the registered holder to purchase from Bergen a unit (a "Unit") consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (the "Junior Preferred Stock"), at a purchase price of $80.00 per Unit, subject to adjustment (the "Purchase Price").

     At present, the Rights are attached to all Bergen Common Stock certificates representing outstanding shares, and no separate Rights Certificates have been distributed. The Rights will separate from the Bergen Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Bergen Common Stock (the "Stock Acquisition Date"), or (ii) ten business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Bergen Common Stock. Until the Distribution Date, (i) the Rights will be evidenced by the Bergen Common Stock certificates and will be transferred with and only with such Bergen Common Stock certificates, (ii) Bergen Common Stock certificates issued after February 18, 1994 will contain a notation incorporating the Rights Agreement by reference and
(iii) the surrender for transfer of any certificates for Bergen Common Stock outstanding will also constitute the transfer of the Rights associated with the Bergen Common Stock represented by such certificate. Pursuant to the Rights Agreement, Bergen reserves the right to require prior to the occurrence of a Triggering Event (as hereinafter defined) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Junior Preferred Stock will be issued.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 18, 2004, unless earlier redeemed by Bergen as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Bergen Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Bergen Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that (i) Bergen is the surviving corporation in a merger with an Acquiring Person and the Bergen Common Stock is not changed or exchanged,
(ii) a Person becomes the beneficial owner of more than 15% of the then outstanding shares of Bergen Common Stock (unless such transaction is approved by the Board or such person is excepted by the Board, in either case before such person acquires beneficial ownership of more than 15% of the outstanding Bergen Common Stock), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, Bergen Common Stock (or, in certain circumstances, cash, property or other securities of Bergen) having a value equal to two times the exercise price of the Right. Notwithstanding any of the

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

foregoing, following the occurrence of any of the events set forth in this paragraph (the "Flip-In Events"), all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of any of the Flip-In Events until such time as the Rights are no longer redeemable by Bergen as set forth below. For example, at an exercise price of $80 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in this paragraph would entitle its holder to purchase $160 worth of Bergen Common Stock (or other consideration, as noted above) for $80. Assuming that the Bergen Common Stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase 8 shares of Bergen Common Stock for $80.

     In the event that, at any time following the Stock Acquisition Date, (i) Bergen is acquired in a merger or other business combination transaction in which Bergen is not the surviving corporation (other than following a permitted transaction, as described in the Rights Agreement), or (ii) 50% or more of Bergen's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of Units of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) if holders of the Junior Preferred Stock are granted certain rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock, or (iii) upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock on the last trading date prior to the date of exercise.

     At any time after the occurrence of any of the Flip-In Events, the Board of Directors of Bergen may exchange the Rights (other than Rights owned by an Acquiring Person which will become void as described above), in whole or in part, for shares of Bergen Common Stock or shares of preferred stock of Bergen having essentially the same value or economic rights as shares of Bergen Common Stock, at an exchange ratio of one share of Bergen Common Stock per Right, subject to antidilution adjustments.

     At any time until ten days following the Stock Acquisition Date, Bergen may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Bergen Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (as hereinafter defined). After the redemption period has expired, Bergen's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Bergen Common Stock in a transaction or series of transactions not involving Bergen. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     The term "Continuing Directors" means any member of the Board of Directors of Bergen who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

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

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Bergen, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to Bergen, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Bergen Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of Bergen prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     In connection with the execution of the Merger Agreement, Bergen and the Rights Agent executed the Second Amendment to the Rights Agreement, dated as of August 21, 1997, amending the Rights Agreement so as to provide that none of Cardinal and its affiliates will become an "Acquiring Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the execution of the Merger Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition or transfer of shares of Bergen Common Stock by Cardinal pursuant to the Stock Option Agreement.

     The Rights are designed to protect Bergen Shareholders in the event of unsolicited offers or attempts to acquire Bergen, including offers that do not treat all Bergen Shareholders equally, acquisitions in the open market of shares constituting control without offering fair value to all Bergen Shareholders and other coercive or unfair takeover tactics that could impair the Bergen Board's ability to represent Bergen Shareholders' interests fully.

     Cardinal has not adopted a rights plan and has not declared a stock purchase right dividend with respect to Cardinal Common Shares.

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of the Cardinal Record Date, the authorized capital stock of Cardinal consisted of: (i) 150,000,000 Cardinal Common Shares, of which 109,634,461 were issued and outstanding, 250,759 were issued and held in treasury, and 3,985,810 were reserved for issuance pursuant to options outstanding under stock incentive plans (with 1,434,318 additional Cardinal Common Shares available for issuance under such plans), (ii) 5,000,000 Class B common shares, without par value, none of which was outstanding or reserved for issuance, and (iii) 500,000 Nonvoting Preferred Shares, without par value ("Preferred Shares"), none of which has been issued or reserved for issuance. At the Cardinal Special Meeting, Cardinal Shareholders are being asked to approve and adopt, among other proposals, the Authorized Shares Proposal to increase the number of authorized Cardinal Common Shares from 150,000,000 to 300,000,000. See "Other Action to be Taken at the Cardinal Special Meeting -- Authorized Shares Proposal."

     The holders of Cardinal Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Cardinal Common Shares are entitled to participate equally and ratably in such dividends on Cardinal Common Shares as may be declared by Cardinal's Board of Directors. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Cardinal Shareholders are afforded the right to vote their shares cumulatively for the election of the nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of the Preferred Shares from time to time in one or more series without future authorization of its shareholders. The Board of Directors is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of the Preferred Shares, including
(i) division of such shares into series and the designation and authorized number of shares of each series, (ii) dividend rate, (iii) dates of payment of dividends and the dates from which they are cumulative, (iv) liquidation price,
(v) redemption rights and price, (vi) sinking fund requirements, (vii) conversion rights, and (viii) restrictions on the issuance of such shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Board of Directors shall consist of that number of directors as determined by action of the Board of Directors, but in no case fewer than nine or more than fourteen members, divided into three classes, and require that any proposal to either remove a director during his term of office or to further amend the Cardinal Regulations relating to the classification, number, or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Board of Directors may fill any vacancy with a person who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

     Although Cardinal continually evaluates possible candidates for acquisition and intends to seek additional acquisition opportunities in the health care field, as of the date of this Joint Proxy Statement/Prospectus, other than the merger agreement by Cardinal to acquire MediQual, a leading supplier of clinical information management systems and services to the healthcare industry, no material acquisition has been agreed upon or become the subject of a letter of intent or agreement in principle.

             OTHER ACTION TO BE TAKEN AT THE BERGEN SPECIAL MEETING

BERGEN ADJOURNMENT PROPOSAL

     Bergen is submitting to its shareholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Bergen Special Meeting, in the event that there are not sufficient votes to approve the Bergen Merger Proposal at the time of the Bergen Special Meeting. Even though a quorum may be present at the Bergen Special Meeting, it is possible that Bergen may not have received sufficient votes to approve the Bergen Merger Proposal at the time of the Bergen Special Meeting. In that event, the Bergen Merger Proposal could not be approved unless the Bergen Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Bergen at the time of the Bergen Special Meeting to be voted for such adjournment, if necessary, Bergen has submitted the question of adjournment under such circumstances, and only under such circumstances, to its shareholders for their consideration. A majority of the shares of Bergen Common Stock represented and voting at the Bergen Special Meeting is required in order to approve any such adjournment.

     The Bergen Board recommends that the Bergen Shareholders vote their proxies in favor of the Bergen Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn the Bergen Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Bergen Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Bergen Merger Proposal in the event that there are insufficient votes to approve the Bergen Merger Proposal at the Bergen Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Bergen Board retains full authority to postpone the Bergen Special Meeting prior to such meeting being convened, without the consent of any Bergen Shareholder.

     BERGEN'S BOARD OF DIRECTORS RECOMMENDS THAT BERGEN SHAREHOLDERS VOTE FOR THE BERGEN ADJOURNMENT PROPOSAL.

            OTHER ACTION TO BE TAKEN AT THE CARDINAL SPECIAL MEETING

AUTHORIZED SHARES PROPOSAL

     The Cardinal Board of Directors has unanimously approved an amendment to Article Fourth of the Cardinal Articles to increase the authorized number of Cardinal Common Shares from 150,000,000 to 300,000,000 and recommends that Cardinal Shareholders approve and adopt the amendment. The full text of Article Fourth reflecting this amendment and the amendment described in "Name Change Proposal" is attached to this Joint Proxy Statement/Prospectus as Annex C.

     The additional Cardinal Common Shares for which authorization is sought would have the same rights and privileges as the Cardinal Common Shares presently outstanding. Holders of Cardinal Common Shares have no preemptive rights to subscribe to or for any additional shares of Cardinal.

     As of the Cardinal Record Date, 109,634,461 Cardinal Common Shares were outstanding, 250,759 were issued and held in treasury, and 5,420,128 Cardinal Common Shares were reserved for issuance under stock incentive plans. As of such date, excluding Cardinal Common Shares already reserved as described above, a balance of 34,694,652 authorized Cardinal Common Shares would have been available for issuance without shareholder action. As a result of the Merger and the transactions contemplated by the Merger Agreement, it is currently contemplated that Cardinal will issue approximately 41,280,599 additional Cardinal Common Shares in connection with the Merger. Completion of the Merger is conditioned upon approval of the Authorized Shares Proposal. If approved, however, adoption of the Authorized Shares Proposal will not be conditioned upon the consummation of the Merger. Although Cardinal has no other present plan, agreement or commitment for the issuance of additional Cardinal Common Shares other than those described above or pursuant to existing employee benefit plans, Cardinal's Board of Directors believes that the number of Cardinal Common Shares currently available for issuance will be insufficient to meet the future needs of Cardinal.

     The Cardinal Board of Directors believes that it is desirable to have additional authorized but unissued Cardinal Class A Common Shares available for possible future share dividends or splits, employee benefit programs, financing and acquisition transactions, and other general corporate purposes. For example, Cardinal issued shares pursuant to 25% stock splits in September 1989, September 1990, September 1991 and June 1994 and a 3-for-2 stock split in December 1996; approximately 3,018,800 shares in a registered public offering in March 1991 and 2,800,400 shares in a registered public offering in September 1994; approximately 5,133,800 shares pursuant to the conversion of outstanding debentures in July 1993; and approximately 65,800,000 shares and options to purchase shares in acquisition transactions completed since May 1, 1993. All of the above-referenced numbers are adjusted to reflect all stock splits. Although there can be no assurance that similar transactions will occur in the future, the Board wishes to have Cardinal Common Shares available for such purposes if conditions warrant. Like the presently authorized but unissued Cardinal Common Shares, the additional Cardinal Common Shares would be available for issuance without further action by the Cardinal Shareholders, unless such action is required by applicable law or the rules of the NYSE on which transactions in Cardinal Common Shares are presently reported or any other stock exchange on which Cardinal Common Shares may be listed in the future. The authorization of additional Cardinal Common Shares will enable the Merger to be consummated and enable Cardinal, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of its shareholders.

     The authorized and unissued Cardinal Common Shares could be issued for the purpose of discouraging an attempt by another person or entity, through the acquisition of a substantial number of Cardinal Common Shares, to acquire control of Cardinal with a view to effecting a merger, sale of Cardinal's assets, or similar transaction, since the issuance of Cardinal Common Shares could be used to dilute the share ownership or voting rights of such a person or entity. Further, any of such authorized but unissued Cardinal Common Shares could be privately placed with purchasers who might support incumbent management, making a change in control of Cardinal more difficult.

     Under the Ohio Law, the affirmative vote of the holders of a majority of the outstanding Cardinal Common Shares is required for the approval of the Authorized Shares Proposal.

     CARDINAL'S BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE AUTHORIZED SHARES PROPOSAL.

NAME CHANGE PROPOSAL

     The Cardinal Board of Directors has unanimously approved an amendment to Article First of the Cardinal Articles changing the name of Cardinal from "Cardinal Health, Inc." to "Cardinal Bergen Health, Inc.", subject to consummation of the Merger. The proposed name is designed to retain the goodwill associated with the Bergen name after the Merger is consummated. Approval of the Name Change Proposal is not a condition to the Merger. The full text of Article First reflecting this amendment is attached to this Joint Proxy Statement/Prospectus as Annex C.

     Under the Ohio Law, the affirmative vote of a majority of the outstanding Cardinal Common Shares is required for the approval of the Name Change Proposal.

     CARDINAL'S BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE NAME CHANGE PROPOSAL.

CARDINAL ADJOURNMENT PROPOSAL

     Cardinal is submitting to its shareholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Cardinal Special Meeting, in the event that there are not sufficient votes to approve the Cardinal Merger Proposal, the Authorized Shares Proposal and the Name Change Proposal at the time of the Cardinal Special Meeting. Even though a quorum may be present at the Cardinal Special Meeting, it is possible that Cardinal may not have received sufficient votes to approve the Cardinal Merger Proposal, the Authorized Shares Proposal and the Name Change Proposal at the time of the Cardinal Special Meeting. In that event, such proposals could not be approved unless the Cardinal Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Cardinal at the time of the Cardinal Special Meeting to be voted for such adjournment, if necessary, Cardinal has submitted the question of adjournment under such circumstances, and only under such circumstances, to its shareholders for their consideration. A majority of the shares of Cardinal Common Stock represented and present in person or represented by proxy at the Cardinal Special Meeting is required in order to approve any such adjournment.

     The Cardinal Board recommends that the Cardinal Shareholders vote their proxies in favor of the Cardinal Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn the Cardinal Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Cardinal Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Cardinal Merger Proposal and the Authorized Shares Proposal in the event that there are insufficient votes to approve such proposals at the Cardinal Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Cardinal Board retains full authority to postpone the Cardinal Special Meeting prior to such meeting being convened, without the consent of any Cardinal Shareholder.

     CARDINAL'S BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE CARDINAL ADJOURNMENT PROPOSAL.

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Lowenstein, Sandler has rendered the opinion referred to under the caption "Certain Federal Income Tax Consequences." As of the Bergen Record Date, members of Lowenstein, Sandler participating in the consideration of legal matters relating to the Merger and the transactions contemplated thereby beneficially owned 1,375 shares of Bergen Common Stock.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, have been incorporated in this Joint Proxy Statement/Prospectus by reference from the 1997 Cardinal Form 10-K. Such consolidated financial statements and schedule of Cardinal and its subsidiaries, except Pyxis and Owen financial statements consolidated with Cardinal's financial statements for the years ended June 30, 1996 and 1995, have been audited by Deloitte & Touche LLP as stated in their report which is incorporated herein by reference from the 1997 Cardinal Form 10-K. The financial statements of Pyxis and Owen (consolidated with those of Cardinal in the consolidated financial statements for the years ended June 30, 1996 and 1995) have been audited by Ernst & Young LLP and Price Waterhouse LLP, respectively, as stated in their reports which are incorporated herein by reference from the 1997 Cardinal Form 10-K.

     The consolidated financial statements of Bergen and its consolidated subsidiaries as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which have been incorporated in this Joint Proxy Statement/Prospectus by reference from the 1997 Bergen Form 10-K, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference.

     Such consolidated financial statements of Cardinal and its consolidated subsidiaries and of Bergen and its consolidated subsidiaries are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

     The MediQual audited financial statements incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

     Representatives of Deloitte & Touche LLP are expected to be present at the Cardinal Special Meeting and the Bergen Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any Cardinal Shareholder who intends to present a proposal at Cardinal's 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Cardinal at its principal executive offices not later than June 15, 1998. Cardinal will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission.

     Bergen Shareholder proposals in respect of the 1998 Annual Meeting of Bergen Shareholders were required to have been submitted to Bergen by August 14, 1997 for inclusion in the proxy statement and form of proxy relating to that meeting. No such shareholder proposals were submitted to Bergen by that date. If the Merger is consummated, there will be no 1998 Annual Meeting of Bergen Shareholders.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             CARDINAL HEALTH, INC.
                                 ("CARDINAL"),

                               BRUIN MERGER CORP.
                  A WHOLLY OWNED DIRECT SUBSIDIARY OF CARDINAL
                                  ("SUBCORP"),

                                      AND

                          BERGEN BRUNSWIG CORPORATION
                                   ("BERGEN")

                                AUGUST 23, 1997

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
AGREEMENT AND PLAN OF MERGER.........................................................   A-1
PRELIMINARY STATEMENTS...............................................................   A-1
AGREEMENT............................................................................   A-1
ARTICLE I.  THE MERGER...............................................................   A-1
  1.1.   The Merger..................................................................   A-1
  1.2.   Effective Time..............................................................   A-1
  1.3.   Effects of the Merger.......................................................   A-2
  1.4.   Certificate of Incorporation and Bylaws.....................................   A-2
  1.5.   Directors and Officers of the Surviving Corporation.........................   A-2
  1.6.   Additional Actions..........................................................   A-2
ARTICLE II.  CONVERSION OF SECURITIES................................................   A-2
  2.1.   Conversion of Capital Stock.................................................   A-2
  2.2.   Exchange Ratio; Fractional Shares; Adjustments..............................   A-3
  2.3.   Exchange of Certificates....................................................   A-3
           (a)  Exchange Agent.......................................................   A-3
           (b)  Exchange Procedures..................................................   A-3
           (c)  Distributions with Respect to Unexchanged Shares.....................   A-4
           (d)  No Further Ownership Rights in Bergen Common Stock...................   A-4
           (e)  Termination of Exchange Fund.........................................   A-4
           (f)  No Liability.........................................................   A-4
           (g)  Investment of Exchange Fund..........................................   A-4
  2.4.   Treatment of Stock Options..................................................   A-5
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP.................   A-5
  3.1.   Organization and Standing...................................................   A-5
  3.2.   Subsidiaries................................................................   A-5
  3.3.   Corporate Power and Authority...............................................   A-6
  3.4.   Capitalization of Cardinal and Subcorp......................................   A-6
  3.5.   Conflicts; Consents and Approval............................................   A-6
  3.6.   Brokerage and Finder's Fees.................................................   A-7
  3.7.   Accounting Matters; Reorganization..........................................   A-7
  3.8.   Cardinal SEC Documents......................................................   A-7
  3.9.   Registration Statement......................................................   A-8
  3.10.  Compliance with Law.........................................................   A-8
  3.11.  Litigation..................................................................   A-8
  3.12.  Board Recommendation........................................................   A-8
  3.13.  No Material Adverse Change..................................................   A-9
  3.14.  Title to and Condition of Properties........................................   A-9
  3.15.  Undisclosed Liabilities.....................................................   A-9
  3.16.  Operation of Cardinal's Business; Relationships.............................   A-9
  3.17.  Interested Stockholder or Acquiring Person..................................   A-9
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BERGEN................................   A-9
  4.1.   Organization and Standing...................................................   A-9
  4.2.   Subsidiaries................................................................  A-10
  4.3.   Corporate Power and Authority...............................................  A-10
  4.4.   Capitalization of Bergen....................................................  A-10

                                                                                       PAGE
                                                                                       ----
  4.5.   Conflicts; Consents and Approvals...........................................  A-11
  4.6.   No Material Adverse Change..................................................  A-12
  4.7.   Bergen SEC Documents........................................................  A-12
  4.8.   Taxes.......................................................................  A-12
  4.9.   Compliance with Law.........................................................  A-13
  4.10.  Intellectual Property.......................................................  A-13
  4.11.  Title to and Condition of Properties........................................  A-14
  4.12.  Registration Statement; Joint Proxy Statement...............................  A-14
  4.13.  Litigation..................................................................  A-14
  4.14.  Brokerage and Finder's Fees; Expenses.......................................  A-14
  4.15.  Accounting Matters; Reorganization..........................................  A-14
  4.16.  Employee Benefit Plans......................................................  A-14
  4.17.  Contracts...................................................................  A-16
  4.18.  Labor Matters...............................................................  A-17
  4.19.  Undisclosed Liabilities.....................................................  A-17
  4.20.  Operation of Bergen's Business; Relationships...............................  A-17
  4.21.  Permits; Compliance.........................................................  A-17
  4.22.  Environmental Matters.......................................................  A-18
  4.23.  Opinion of Financial Advisors...............................................  A-19
  4.24.  Board Recommendation........................................................  A-19
  4.25.  New Jersey Shareholders Protection Act and Rights Agreement.................  A-19
  4.26.  Accounts Receivable and Inventories.........................................  A-19
  4.27.  Insurance...................................................................  A-19
  4.28.  Employee Agreements.........................................................  A-20
  4.29.  Director Compensation.......................................................  A-20
ARTICLE V.  COVENANTS OF THE PARTIES.................................................  A-20
  5.1.   Mutual Covenants............................................................  A-20
           (a)  HSR Act Filings; Reasonable Efforts; Notification....................  A-20
           (b)  Pooling-of-Interests.................................................  A-21
           (c)  Tax-Free Treatment...................................................  A-22
           (d)  Public Announcements.................................................  A-22
  5.2.   Covenants of Cardinal.......................................................  A-22
           (a)  Cardinal Shareholders Meeting........................................  A-22
           (b)  Preparation of Registration Statement................................  A-22
           (c)  Conduct of Cardinal's Operations.....................................  A-23
           (d)  Indemnification; Directors' and Officers' Insurance..................  A-23
           (e)  Merger Sub...........................................................  A-23
           (f)  NYSE Listing.........................................................  A-24
           (g)  Access...............................................................  A-24
           (h)  Board of Directors of Cardinal.......................................  A-24
           (i)   Corporate Name......................................................  A-24
           (j)   Affiliates of Cardinal..............................................  A-24
           (k)  Notification of Certain Matters......................................  A-24
           (l)   Employees and Employee Benefit......................................  A-25
  5.3.   Covenants of Bergen.........................................................  A-25
           (a)  Bergen Shareholders Meeting..........................................  A-25
           (b) Information for the Registration Statement and Preparation of Joint
               Proxy Statement.......................................................  A-25

                                                                                       PAGE
                                                                                       ----
           (c)  Conduct of Bergen's Operations.......................................  A-25
           (d)  No Solicitation......................................................  A-27
           (e)  Termination Right....................................................  A-28
           (f)  Affiliates of Bergen.................................................  A-29
           (g)  Access...............................................................  A-29
           (h)  Notification of Certain Matters......................................  A-29
           (i)  Subsequent Financial Statements.....................................  A-30
           (j)  Employee Agreements; Trust Amendment................................  A-30
ARTICLE VI.  CONDITIONS..............................................................  A-30
  6.1.   Conditions to the Obligations of Each Party.................................  A-30
  6.2.   Conditions to Obligations of Bergen.........................................  A-31
  6.3.   Conditions to Obligations of Cardinal and Subcorp...........................  A-32
ARTICLE VII.  TERMINATION AND AMENDMENT..............................................  A-33
  7.1.   Termination.................................................................  A-33
  7.2.   Effect of Termination.......................................................  A-34
  7.3.   Amendment...................................................................  A-35
  7.4.   Liquidated Damages..........................................................  A-35
  7.5.   Exclusive Remedy............................................................  A-36
  7.6.   Extension; Waiver...........................................................  A-36
ARTICLE VIII.  MISCELLANEOUS.........................................................  A-36
  8.1.   Survival of Representations and Warranties..................................  A-36
  8.2.   Notices.....................................................................  A-36
  8.3.   Interpretation..............................................................  A-37
  8.4.   Counterparts................................................................  A-38
  8.5.   Entire Agreement............................................................  A-38
  8.6.   Third Party Beneficiaries...................................................  A-38
  8.7.   Governing Law...............................................................  A-38
  8.8.   Consent to Jurisdiction; Venue..............................................  A-38
  8.9.   Specific Performance........................................................  A-38
  8.10.  Assignment..................................................................  A-39
  8.11.  Expenses....................................................................  A-39

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 23rd day of August, 1997, by and among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Cardinal ("Subcorp"), and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen").

                             PRELIMINARY STATEMENTS

     A. Cardinal desires to combine its pharmaceutical distribution business and other businesses with the pharmaceutical distribution business and other businesses operated by Bergen through the merger of Subcorp with and into Bergen, with Bergen as the surviving corporation (the "Merger"), pursuant to which each share of Bergen Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive Cardinal Common Shares (as defined in Section 3.4) as more fully provided herein.

     B. The Board of Directors of Bergen has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Bergen and Bergen desires to combine its pharmaceutical distribution business and other businesses with the healthcare service businesses operated by Cardinal and for the holders of shares of Bergen Common Stock ("Bergen Shareholders") to have a continuing equity interest in the combined Cardinal/Bergen businesses through the ownership of Cardinal Common Shares.

     C.  The parties intend that the Merger constitute a tax-free
"reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

     D. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     E. The respective Boards of Directors of Cardinal, Subcorp and Bergen have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the New Jersey Business Corporation Act (the "NJBCA"), Subcorp shall be merged with and into Bergen at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Bergen shall continue its existence under the laws of the State of New Jersey. Bergen, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of New Jersey (the "New Jersey Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 14A:10-4.1 of the NJBCA. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the New Jersey Secretary of State or at such later time as shall be agreed upon by Cardinal and Bergen and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Cardinal, 5555 Glendon Court, Dublin, Ohio 43016, or such other place as the parties may agree as soon as practicable (but in any event within ten business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as Cardinal and Bergen may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA.

     1.4. Certificate of Incorporation and Bylaws. At the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Amended and Restated Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'BERGEN BRUNSWIG CORPORATION' ", and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law. Cardinal agrees not to amend the Certificate of Incorporation of the Surviving Corporation for a period of at least one year from the Effective Time.

     1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Bergen shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, Bergen shall deliver to Cardinal a written acknowledgment reasonably satisfactory to Cardinal from each director of Bergen that they will not be directors of Bergen or the Surviving Corporation effective as of the Effective Time.

     1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Bergen, or (b) otherwise carry out the provisions of this Agreement, Bergen and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bergen or otherwise to take any and all such action.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

     2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or Bergen or their respective shareholders:

          (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Subject to the other provisions of this Article II, each share of Bergen Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of Cardinal Common Shares equal to the Exchange Ratio (as defined in Section 2.2(a)).

          (c) Each share of capital stock of Bergen held in the treasury of Bergen shall be cancelled and retired and no payment shall be made in respect thereof.

     2.2.  Exchange Ratio; Fractional Shares; Adjustments.

     (a) The "Exchange Ratio" shall be equal to 0.775. No certificates for fractional Cardinal Common Shares shall be issued as a result of the conversion provided for in Section 2.1(b).

     (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Bergen Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Bergen Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Bergen Common Stock shall be surrendered for the account of the same holder, the number of Cardinal Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

     (c) In the event that prior to the Effective Time Cardinal shall declare a stock dividend or other distribution payable in Cardinal Common Shares or securities convertible into Cardinal Common Shares, or effect a stock split, reclassification, combination or other change with respect to Cardinal Common Shares, the Exchange Ratio set forth in this Section 2.2 shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     2.3.  Exchange of Certificates.

     (a) Exchange Agent. Promptly following the Effective Time, Cardinal shall deposit with ChaseMellon Shareholder Services, Inc. or such other exchange agent as may be designated by Cardinal (the "Exchange Agent"), for the benefit of Bergen Shareholders, for exchange in accordance with this Section 2.3, certificates representing Cardinal Common Shares issuable pursuant to Section
2.1 in exchange for outstanding shares of Bergen Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such Cardinal Common Shares and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as practicable after the Effective Time, Cardinal shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Bergen Common Stock whose shares were converted into the right to receive Cardinal Common Shares pursuant to Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Bergen prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Cardinal may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Cardinal Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of Cardinal Common Shares which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this
Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Bergen Common Stock. In the event of a transfer of ownership of shares of Bergen Common Stock which is not registered on the transfer records of Bergen, a certificate representing the proper number of Cardinal Common Shares, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Bergen Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Cardinal Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.10), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole Cardinal Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Cardinal Common Shares and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Cardinal Common Shares, less the amount of any withholding taxes which may be required thereon.

     (d) No Further Ownership Rights in Bergen Common Stock. All Cardinal Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Bergen Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Bergen of shares of Bergen Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3. Certificates surrendered for exchange by any person constituting an "affiliate" of Bergen for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Cardinal has received written undertakings from such person in the form attached hereto as Exhibit A-1.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Bergen Shareholders six months after the date of the mailing required by Section 2.3(b) shall be delivered to Cardinal, upon demand therefor, and holders of Certificates previously representing shares of Bergen Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to Cardinal for payment of any claim to Cardinal Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     (f) No Liability. None of Cardinal, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Bergen Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash, any cash in lieu of fractional shares or any dividends or distributions with respect to whole shares of Bergen Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.5), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

     (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from such investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 2.3(e).

     2.4.  Treatment of Stock Options.

     (a) Prior to the Effective Time, Cardinal and Bergen shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Bergen in effect on the date hereof which has been granted to current or former directors, officers or employees of Bergen by Bergen (or which has been granted by Bergen prior to the Effective Time pursuant to agreements in compliance with the terms of this Agreement) (each, a "Bergen Option") to be automatically converted at the Effective Time into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Bergen Common Stock issuable immediately prior to the Effective Time upon exercise of the Bergen Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Bergen Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bergen Option immediately before the Effective Time; provided that with respect to any Bergen Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto.

     (b) Bergen agrees to issue treasury shares of Bergen, to the extent available, upon the exercise of Bergen Options prior to the Effective Time.

     (c) Cardinal agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within 15 business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III.

             REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

     In order to induce Bergen to enter into this Agreement, Cardinal and Subcorp hereby represent and warrant to Bergen that the statements contained in this Article III are true, correct and complete.

     3.1. Organization and Standing. Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Cardinal and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on Cardinal. Cardinal is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated (the "Cardinal Articles"), or its Code of Regulations, as amended and restated (the "Cardinal Code of Regulations"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws. Cardinal has heretofore furnished to Bergen a complete and correct copy of the Cardinal Articles and Cardinal Code of Regulations.

     3.2. Subsidiaries. Except as set forth in Section 3.2 to the disclosure schedule delivered by Cardinal to Bergen and dated the date hereof (the "Cardinal Disclosure Schedule"), Cardinal owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Cardinal's subsidiaries.

     3.3. Corporate Power and Authority. Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, subject to approval of (i) amendments to the Cardinal Articles to change Cardinal's name as provided for in Section 5.2(i) and to increase the number of authorized Cardinal Common Shares, and (ii) the issuance of Cardinal Common Shares issuable in the Merger and the transactions contemplated hereby by the Cardinal Shareholders (such proposals to amend the Cardinal Articles and to authorize the issuance of Cardinal Common Shares collectively the "Cardinal Shareholder Proposals"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp, subject to approval by the Cardinal Shareholders of the Cardinal Shareholder Proposals. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

     3.4.  Capitalization of Cardinal and Subcorp.

     (a) As of August 7, 1997, Cardinal's authorized capital stock consisted solely of (a) 150,000,000 common shares, without par value ("Cardinal Common Shares"), of which (i) 109,097,646 shares were issued and outstanding, (ii) 240,709 shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (a)(iii) below) and (iii) 6,000,434 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Cardinal, (b) 5,000,000 Class B common shares, without par value, none of which was issued and outstanding or reserved for issuance, and (c) 500,000 Non-Voting Preferred Shares, without par value, none of which was issued and outstanding or reserved for issuance. Each outstanding share of Cardinal capital stock is, and all Cardinal Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Cardinal capital stock has not been, and all Cardinal Common Shares to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.4 to the Cardinal Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by Cardinal of any equity securities of Cardinal, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Cardinal and neither Cardinal nor any Cardinal subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Cardinal, its subsidiaries or its or their predecessors. The Cardinal Common Shares (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"). Except as set forth in Section 3.4 to the Cardinal Disclosure Schedule, Cardinal has no agreement, arrangement or understanding to register any securities of Cardinal or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Bergen.

     (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned free and clear of any liens, claims or encumbrances by Cardinal.

     3.5. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with, or result in a breach of any provision of the Cardinal Articles or Cardinal Code of Regulations or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp, subject to approval by the Cardinal Shareholders of the Cardinal Shareholder Proposals;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval by the Cardinal Shareholders of the Cardinal Shareholder Proposals, (ii) authorization for inclusion of the Cardinal Common Shares to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance,
     (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (v) consents or approvals of any Governmental Authority set forth in Section
     3.5 to the Cardinal Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

     3.6. Brokerage and Finder's Fees. Except as set forth in Section 3.6 of the Cardinal Disclosure Schedule, neither Cardinal nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of Cardinal any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.7. Accounting Matters; Reorganization. Neither Cardinal nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Bergen or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     3.8. Cardinal SEC Documents. Cardinal has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Cardinal SEC Documents"). The Cardinal SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 3.8 to the Cardinal Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Cardinal included in the Cardinal SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Cardinal and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.9. Registration Statement. None of the information provided by Cardinal in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Cardinal under the Securities Act, including the prospectus relating to Cardinal Common Shares to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of Bergen Shareholders with respect to the Merger and the vote of Cardinal Shareholders with respect to the Cardinal Shareholder Proposals (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the Cardinal Shareholders Meeting (each, as hereinafter defined) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Bergen, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

     3.10. Compliance with Law. Cardinal and its subsidiaries are in compliance with, and at all times since September 30, 1994 have been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act (the "FDCA"), the Good Manufacturing Practices standards of the Food and Drug Administration (the "FDA"), federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to Cardinal, its subsidiaries or their respective business or properties, except where the failure to be in compliance therewith (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Cardinal or where such non-compliance has been cured. Except as disclosed in Section 3.10 to the Cardinal Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Cardinal or its subsidiaries is pending, or, to the knowledge of Cardinal, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Cardinal.

     3.11. Litigation. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule or in the Cardinal SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of Cardinal, threatened against Cardinal or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Neither Cardinal nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Cardinal or a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby. Except as set forth in Section 3.11 to the Cardinal Disclosure Schedule, since September 30, 1994, neither Cardinal nor any of its subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to Cardinal's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Cardinal.

     3.12. Board Recommendation. The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken

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

together, are fair to and in the best interests of Cardinal and the Cardinal Shareholders, and (ii) resolved to recommend that the Cardinal Shareholders approve and authorize the Cardinal Shareholder Proposals and the transactions contemplated hereby.

     3.13. No Material Adverse Change. Except as disclosed in the Cardinal SEC Documents filed prior to the date of this Agreement, since June 30, 1996, there has been no change in the assets, liabilities, results of operations or financial condition of Cardinal which would constitute a Material Adverse Effect on Cardinal or any event, occurrence or development which would have a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby.

     3.14. Title to and Condition of Properties. Cardinal and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Cardinal and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Cardinal.

     3.15. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the restated consolidated balance sheet of Cardinal as of June 30, 1996 included in the Cardinal SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 3.15 to the Cardinal Disclosure Schedule, Cardinal, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Cardinal.

     3.16.  Operation of Cardinal's Business; Relationships.

     (a) Since March 31, 1997, through the date of this Agreement, neither Cardinal nor any of its subsidiaries has engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect
Section 5.2(c) hereof except as set forth in Section 3.16(a) to the Cardinal Disclosure Schedule.

     (b) Except as set forth in Section 3.16(b) to the Cardinal Disclosure Schedule, since January 1, 1997, no material customer of Cardinal or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Cardinal or its subsidiaries and no material supplier of Cardinal or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Cardinal or its subsidiaries, in each case, the effect of which would have a Material Adverse Effect on Cardinal.

     3.17. Interested Stockholder or Acquiring Person. Neither Cardinal nor any of its affiliates is or has been an "Interested Stockholder" as such term is defined in the New Jersey Shareholders Protection Act (the "NJSPA") or an "Acquiring Person" as such term is defined in the Bergen Rights Agreement.

                                  ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF BERGEN

     In order to induce Subcorp and Cardinal to enter into this Agreement, Bergen hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article IV are true, correct and complete.

     4.1. Organization and Standing. Bergen is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Bergen and each subsidiary of Bergen is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Bergen. Bergen is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation, as

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

amended and restated (the "Bergen Certificate"), or its Bylaws, as in effect on the date hereof (the "Bergen Bylaws"). Bergen has heretofore furnished to Cardinal a complete and correct copy of the Bergen Certificate and the Bergen Bylaws. Listed in Section 4.1 to the disclosure schedule delivered by Bergen to Cardinal and dated the date hereof (the "Bergen Disclosure Schedule") is each jurisdiction in which Bergen or a subsidiary of Bergen is qualified to do business and in good standing as of the date of the Agreement.

     4.2. Subsidiaries. Bergen does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the Bergen Disclosure Schedule. Except as set forth in Section 4.2 to the Bergen Disclosure Schedule, Bergen is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity that is not wholly owned by Bergen. Bergen owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Bergen's subsidiaries. Each of the outstanding shares of capital stock of each of Bergen's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Bergen free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each subsidiary of Bergen is set forth in Section 4.2 to the Bergen Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) for a subsidiary which is not wholly owned by Bergen, its authorized capital stock or share capital; and (iii) for a subsidiary which is not wholly owned by Bergen, the number of issued and outstanding shares of capital stock or share capital, the record owner(s) thereof to the extent known to Bergen and the number of issued and outstanding shares of capital stock or share capital beneficially owned by Bergen. Other than as set forth in Section 4.2 to the Bergen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional securities of any subsidiary of Bergen or to pay for or repurchase any securities of any subsidiary of Bergen or any predecessor thereof.

     4.3. Corporate Power and Authority. Bergen has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and the transactions contemplated hereby by Bergen Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Bergen have been duly authorized by all necessary corporate action on the part of Bergen, subject to approval of the Merger and the transactions contemplated hereby by Bergen Shareholders. This Agreement has been duly executed and delivered by Bergen and constitutes the legal, valid and binding obligation of Bergen enforceable against it in accordance with its terms.

     4.4. Capitalization of Bergen. As of July 31, 1997, Bergen's authorized capital stock consisted solely of (a) 100,000,000 shares of Class A common stock, par value $1.50 per share ("Bergen Common Stock"), of which (i) 50,392,779 shares were issued and outstanding, (ii) 5,454,983 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Bergen, (iii) 2,531,152 shares were reserved for issuance upon the exercise of outstanding options and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Bergen, (iv) 820,313 shares of Bergen Common Stock were reserved for issuance under the Bergen Elective Savings Retirement Plan and (v) 10,028,163 shares of Bergen Common Stock were reserved for future issuance under the Stock Option Agreement dated August 23, 1997 between Cardinal and Bergen (the "Bergen Stock Option Agreement"); and (b) 3,000,000 shares of preferred stock, without par value ("Bergen Preferred Stock"), none of which was issued and outstanding or reserved for issuance, except for a series of 400,000 shares of Bergen Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Bergen Rights Agreement (as defined in Section 4.25), none of which was issued and outstanding. Each outstanding share of Bergen capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any

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

preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Bergen Disclosure Schedule or as contemplated by the Bergen Stock Option Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Bergen of any securities of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Bergen or any predecessor. The Bergen Disclosure Schedule accurately sets forth as of August 7, 1997 the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Bergen Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Bergen capital stock. Except as set forth in Section 4.4 to the Bergen Disclosure Schedule, Bergen has no agreement, arrangement or understandings to register any securities of Bergen or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Cardinal.

     4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement or the Bergen Stock Option Agreement by Bergen, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) conflict with, or result in a breach of any provision of, the Bergen Certificate or the Bergen Bylaws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Bergen under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Bergen or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Bergen or any of its subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration or filing by Bergen or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Bergen Shareholders, (ii) actions required by the HSR Act, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section 4.5 to the Bergen Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. Other than as set forth on Schedule 4.5(b) to the Bergen Disclosure Schedule, to the knowledge of Bergen, neither the execution and delivery of this Agreement or the Bergen Stock Option Agreement by Bergen, nor the consummation of the transactions contemplated hereby or thereby will violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Bergen under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Bergen or any of its subsidiaries is a party.

     4.6. No Material Adverse Change. Except as disclosed in the Bergen SEC Documents (as defined in Section 4.7 hereof) filed prior to the date of this Agreement, since September 30, 1996, there has been no change in the assets, liabilities, results of operations or financial condition of Bergen which would constitute a Material Adverse Effect on Bergen or any event, occurrence or development which would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.7. Bergen SEC Documents. Bergen has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Bergen SEC Documents"). The Bergen SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 4.7 to the Bergen Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Bergen included in the Bergen SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Bergen and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Bergen is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

     4.8. Taxes. Except as set forth in Section 4.8 to the Bergen Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen:

          (a) Bergen and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Bergen or its subsidiaries prior to the date hereof, all of which foregoing Tax Returns and reports are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority; (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid; (iv) are not delinquent in the payment of any Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed; and (v) have not received written notice of any deficiencies for any Tax from any taxing authority, against Bergen or any of its subsidiaries for which there are not adequate reserves. Neither Bergen nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to September 30, 1992, all federal income Tax Returns including Bergen or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Bergen nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Bergen or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by an authority in a jurisdiction where none of Bergen and its subsidiaries files Tax Returns that Bergen or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Bergen has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (b) Neither Bergen nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Bergen nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Bergen or any of its subsidiaries which (i) requires Bergen or any of its subsidiaries to make any Tax payment to (other than payments made prior to March 31, 1997 or payments which are adequately reserved on Bergen's balance sheet as of September 30, 1996 included in the Bergen SEC Documents) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Bergen or any of its subsidiaries, or
     (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Bergen or any of its subsidiaries, from any other person.

          (c) Bergen and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

     4.9. Compliance with Law. Except as set forth in Section 4.9 to the Bergen Disclosure Schedule, Bergen is in compliance, and at all times since September 30, 1994 has been in compliance, with all Applicable Laws relating to Bergen or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Bergen or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Bergen Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Bergen is pending, or, to the knowledge of Bergen, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Bergen.

     4.10. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, Bergen owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Bergen ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against Bergen challenging the validity or the use by Bergen of any of the foregoing. Other than licenses generally available to the public at reasonable cost and material licenses or rights to use set forth in
Section 4.10 to the Bergen Disclosure Schedule, no material licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights is necessary for the operation of the business of Bergen in substantially the same manner as such business is presently conducted. The conduct of the businesses of Bergen as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, there are no infringements of any of the Intellectual Property owned by or licensed by or to Bergen and the Intellectual Property is not the subject to any pending Action.

     4.11. Title to and Condition of Properties. Bergen owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Bergen as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Bergen.

     4.12. Registration Statement; Joint Proxy Statement. None of the information provided in writing by Bergen for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the Cardinal Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Cardinal and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

     4.13. Litigation. Except as set forth in Section 4.13 to the Bergen Disclosure Schedule or specifically identified in the Bergen SEC Documents filed prior to the date of the Agreement, there is no Action pending or, to the knowledge of Bergen, threatened against Bergen or any executive officer or director of Bergen which, individually or in the aggregate, would have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Bergen is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Except as set forth in
Section 4.13 to the Bergen Disclosure Schedule, since September 30, 1994, Bergen has not been subject to any outstanding order, writ, injunction or decree relating to Bergen's method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Bergen.

     4.14. Brokerage and Finder's Fees; Expenses. Except for Bergen's obligations to Merrill Lynch & Co., Inc. ("Merrill Lynch") (copies of all written agreements relating to such obligations having previously been provided to Cardinal), neither Bergen nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Bergen, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     4.15. Accounting Matters; Reorganization. Neither Bergen nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Cardinal or any of its affiliates) would (a) prevent Cardinal from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     4.16.  Employee Benefit Plans.

     (a) For purposes of this Section 4.16, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means all employee welfare benefit plans within the meaning of
     Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA sponsored or maintained by Bergen or any of its subsidiaries or to which Bergen or any of its subsidiaries contributes or is obligated to contribute.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

     (b) With respect to each Plan, Bergen has provided to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles;
(ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

     (c) Except as set forth in Section 4.16(c) to the Bergen Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust in a manner that would have a Material Adverse Effect.

     (d) All contributions required to be made to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Closing Date will be made or paid in full on or before the final due date thereof.

     (e) Bergen and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Bergen or any of its subsidiaries under ERISA or the Code.

     (f) Except as set forth in Section 4.16(f) to the Bergen Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Bergen or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither Bergen nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither Bergen nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, to be insolvent, or to be terminated. Except for Multiemployer Plans, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

     (g) There does not now exist, and there are no currently existing circumstances that would result in, any material Controlled Group Liability that would be a liability of Bergen or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Bergen nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 4.16(h) to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     (i) Except as disclosed in Section 4.16(i) to the Bergen Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Bergen or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.16(i) to the Bergen Disclosure Schedule, no amount paid or payable by Bergen or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (j) Except as disclosed in Section 4.16(j) to the Bergen Disclosure Schedule, there are no pending or to the knowledge of Bergen threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would result in any material liability of Bergen or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

     (k) Section 4.16(k) to the Bergen Disclosure Schedule sets forth a list of each employment, severance or similar agreement under which Bergen or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $200,000 in any one calendar year, and Bergen has provided to Cardinal a copy of each such agreement.

     (l) The Bergen Amended and Restated Supplemental Executive Retirement Plan (the "SERP") and the Amended and Restated Bergen Capital Accumulation Plan (the "CAP") have been amended, and the Company has executed an amendment (the "Trust Amendment") to the Master Trust Agreement for Bergen Brunswig Corporation Executive Deferral Plans dated as of December 27, 1994, between Bergen and Wachovia Bank of North Carolina, N.A. (the "Trustee"), which amendment is subject to execution by the Trustee. Such amendments provide that, except as set forth in the immediately following sentence, (i) the consummation of the Merger shall not effectuate a "Change in Control" within the meaning thereof, and (ii) effective as of the Effective Time, all provisions thereof that relate to a "Change in Control" shall be null and void and of no further force and effect, as if deleted. Notwithstanding the foregoing, the consummation of the Merger shall effectuate a "Change in Control" solely for purposes of giving effect to
(A) the provisions of Section 5.1(b)(i) of the SERP that call for full vesting of the "Accrued Benefit" of each "Participant" upon a "Change in Control" (as those terms are defined in the SERP, as amended to exclude from participation, contingent upon consummation of the Merger, certain executives who previously participated therein), and (B) the provisions of Section 5.4(a)(F) of the CAP that call for the benefit of a "Participant" that is "Accrued" as of a "Change in Control" (without giving effect to clauses (A)-(E) of Section 5.4(a)) to become fully "Vested" as of a "Change in Control" (as those terms are defined in the CAP, as similarly amended to exclude from participation, contingent upon consummation of the Merger, certain executives who previously participated therein).

     4.17. Contracts. Section 4.17 to the Bergen Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments that exist as of the date hereof other than Plans (each a "Contract") to which Bergen is a party and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Bergen's business other than those that are not material to the business of Bergen, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of Bergen to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Cardinal or its subsidiaries (other than Bergen) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $10,000,000 with respect to inventory purchases for resale, and $500,000 in

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

the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of Bergen or its affiliates, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $2,000,000, letters of credit or other agreements or instruments of Bergen or commitments for the borrowing or the lending of amounts in excess of $2,000,000 by Bergen or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Bergen with an aggregate value in excess of $2,000,000, (h) Contracts providing for "earn-outs" or other contingent payments by Bergen involving more than $100,000 over the term of the Contract, and (i) except as specifically described in Bergen SEC Documents filed prior to the date of this Agreement, Contracts with or for the benefit of any affiliate of Bergen or immediate family member thereof (other than subsidiaries of Bergen) involving more than $60,000 in the aggregate per affiliate. All such Contracts and all contracts to which Bergen is a party and which involve annual revenues to the business of Bergen in excess of 2.5% of Bergen's annual revenues (each, a "Material Contract") are valid and binding obligations of Bergen and, to the knowledge of Bergen, the valid and binding obligation of each other party thereto except such Contracts or Material Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen. Neither Bergen nor, to the knowledge of Bergen, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or Material Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Set forth in Section 4.17(j) to the Bergen Disclosure Schedule is a description of any material changes to the amount and terms of the indentures of Bergen and its subsidiaries from the description in the notes to the financial statements incorporated in Bergen's Form 10-K for the period ending September 30, 1996 filed with the Commission. Set forth in Section 4.17(k) to the Bergen Disclosure
Schedule is the amount of the annual premium currently paid by Bergen for its directors' and officers' liability insurance.

     4.18. Labor Matters. Except as set forth in Section 4.18 to the Bergen Disclosure Schedule, Bergen does not have any consulting agreements providing for compensation of any individual in excess of $150,000 annually, or any labor contracts or collective bargaining agreements with any persons employed by Bergen or any persons otherwise performing services primarily for Bergen. There is no labor strike, dispute or stoppage pending or, to the knowledge of Bergen, threatened against Bergen, and Bergen has not experienced any labor strike, dispute or stoppage since September 30, 1994.

     4.19. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Bergen as of September 30, 1996 included in the Bergen SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.19 to the Bergen Disclosure Schedule, Bergen does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Bergen.

     4.20.  Operation of Bergen's Business; Relationships.

     (a) Since March 31, 1997 through the date of this Agreement, Bergen has not engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 5.3(c) hereof except as set forth in Section 4.20(a) to the Bergen Disclosure Schedule.

     (b) Except as set forth in Section 4.20(b) to the Bergen Disclosure Schedule, since January 1, 1997 no material customer of Bergen has indicated that it will stop or materially decrease purchasing materials, products or services from Bergen and no material supplier of Bergen has indicated that it will stop or materially decrease the supply of materials, products or services to Bergen, in each case, the effect of which would have a Material Adverse Effect on Bergen.

     4.21. Permits; Compliance. (a) Bergen is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders

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necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Bergen Permits"), except where the failure to be in possession of such Bergen Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby, and there is no Action pending or, to the knowledge of Bergen, threatened regarding any of the Bergen Permits which, if successful, would have Material Adverse Effect on Bergen or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby. Bergen is not in conflict with, or in default or violation of any of the Bergen Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen.

     (b) Except as set forth in Section 4.21(b) of the Bergen Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen:

          (i) all necessary clearances or approvals from governmental agencies for all drug and device products which are sold by Bergen and its subsidiaries have, to the knowledge of Bergen, been obtained and Bergen and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the storage, distribution, promotion and sale by Bergen and its subsidiaries of such products;

          (ii) none of Bergen, or any of its officers (during the term of such person's employment by Bergen) has made any untrue statement of a material fact or fraudulent statement to the FDA or any similar governmental agency, failed to disclose a material fact required to be disclosed to the FDA or similar governmental agency, or committed an act, made a statement or failed to make a statement that would provide a basis for the FDA or similar governmental agency to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

          (iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of Bergen, distributed by Bergen, such article is not adulterated or misbranded within the meaning of the FDCA or any similar governmental act or law of any jurisdiction; and

          (iv) none of Bergen or any of its officers (during the term of such person's employment by Bergen), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

     4.22.  Environmental Matters.  Except for matters disclosed in Schedule
4.22 of the Bergen Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, (a) the properties, operations and activities of Bergen and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of Bergen or any Bergen subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Bergen and its subsidiaries and the properties and operations of Bergen and its subsidiaries are not subject to any existing, pending or, to the knowledge of Bergen, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Bergen or its subsidiaries or in connection with their properties or operations; (d) to the best of Bergen's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Bergen and its subsidiaries; and (e) Bergen and its subsidiaries have made available to Cardinal all internal and external environmental audits and reports (in each case relevant to Bergen or any of its subsidiaries) prepared since January 1, 1994 and in the possession of Bergen or its subsidiaries. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes

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

(collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     4.23. Opinion of Financial Advisors. Bergen has received the written opinion of Merrill Lynch, its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Bergen Shareholders from a financial point of view, Bergen has heretofore provided copies of such opinion to Cardinal and such opinion has not been withdrawn or revoked or modified in any material respect.

     4.24. Board Recommendation. The Board of Directors of Bergen, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Bergen Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Bergen Shareholders, and (ii) resolved to recommend that the holders of the shares of Bergen Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Bergen Board Recommendation").

     4.25. New Jersey Shareholders Protection Act and Rights Agreement. Prior to the date hereof, the Board of Directors of Bergen has taken all action necessary to exempt under or make not subject to (x) the provisions of the NJSPA and (y) any other New Jersey or California takeover law or New Jersey or California law that purports to limit or restrict business combinations: (i) the execution of this Agreement, the Bergen Stock Option Agreement and the Support/Voting Agreement dated as of August 23, 1997 between Cardinal and Mr. Robert E. Martini (the "Support Agreement"), (ii) the Merger and (iii) the transactions contemplated hereby and by the Bergen Stock Option Agreement and the Support Agreement. The Rights Agreement, dated as of February 8, 1994 (the "Bergen Rights Agreement"), between Bergen and Chemical Trust Company of California, a California banking corporation, has been amended so that Cardinal is exempt from the definition of "Acquiring Person" contained in the Bergen Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Bergen Rights Agreement) will occur as a result of the execution of this Agreement or the Bergen Stock Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition or transfer of shares of Bergen Common Stock by Cardinal pursuant to the Bergen Stock Option Agreement and the Bergen Rights Agreement will expire immediately prior to the Effective Time, and the Bergen Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Bergen Rights Agreement have been previously provided to Cardinal.

     4.26.  Accounts Receivable and Inventories.

     (a) All accounts and notes receivable of Bergen have arisen in the ordinary course of business and the accounts receivable reserve reflected in the balance sheet of Bergen as of March 31, 1997 included in the Bergen SEC Documents is as of such date adequate and established in accordance with generally accepted accounting principles consistently applied.

     (b) The Bergen assets which are inventories have a net realizable value on March 31, 1997 at least equal to the sum of the LIFO values and the corresponding LIFO reserve at which such inventories are carried on the balance sheet of Bergen as of March 31, 1997 included in the Bergen SEC Documents; and have been purchased by Bergen directly from the manufacturer thereof or from an authorized distributor of such products in accordance with the Federal Prescription Drug Marketing Act, if applicable.

     4.27. Insurance. Section 4.27 to the Bergen Disclosure Schedule sets forth a list of the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Bergen (copies of all of which policies have been previously provided to Cardinal), which policies have terms expiring as set forth in Section 4.27 to the Bergen Disclosure Schedule.

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

     4.28.  Employee Agreements.  Each of the employees of Bergen specified in
Section 4.28 to the Bergen Disclosure Schedule has duly executed and delivered an employee agreement with Bergen substantially in the form attached to Section
4.28 to the Bergen Disclosure Schedule (the "Employee Agreements"), and such Employee Agreements have not been amended or terminated. Bergen has previously provided to Cardinal copies of all such Employee Agreements.

     4.29. Director Compensation. Section 4.29 to the Bergen Disclosure Schedule sets forth a list and a brief summary of the material terms of all plans, programs, agreements, arrangements or understandings of Bergen under which any director of Bergen may be entitled to payment or compensation from Bergen or its subsidiaries (i) in connection with or as a result of any of the transactions contemplated by this Agreement or (ii) after the Effective Time.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

     The parties hereto agree that:

     5.1.  Mutual Covenants.

     (a) HSR Act Filings; Reasonable Efforts; Notification.

          (i) Each of Cardinal and Bergen shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and
     (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

          (ii) Each of Cardinal and Bergen shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Cardinal and Bergen shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding, including any legislative,

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

     administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless by mutual agreement Cardinal and Bergen decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied in all material respects with its obligations under this Section 5.1(a). Each of Cardinal and Bergen shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

          (iii) Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings under the New Jersey Industrial Site Recovery Act, if applicable, and other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on Cardinal or Bergen from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A), and (E) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

          (iv) Notwithstanding anything to the contrary in this Agreement, neither Cardinal nor Bergen shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, provided, however, that unless Cardinal and Bergen otherwise agree, if required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement, Cardinal shall and, at the direction of Cardinal, Bergen shall, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby unless such action would reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations or financial condition of Cardinal combined with the Surviving Corporation after the Effective Time, or would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from consummation of the Merger. Notwithstanding any other provision of this Section 5.1(a)(iv) neither party shall be required to (i) waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party, or
     (ii) divest any of their respective businesses or assets if the divestitures would be required to be consummated prior to the Effective Time.

     (b) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants) to allow Cardinal to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the

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Accounting Principles Board of the American Institute of Certified Public
Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP dated the date of the Effective Time and, if requested by Cardinal, dated the date of the Joint Proxy Statement stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

     (c) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A. ("Lowenstein, Sandler"), counsel to Bergen, as provided for in Section 6.2(d). In connection therewith, each of Cardinal and Bergen shall deliver to Lowenstein, Sandler representation letters and Bergen shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Bergen and shall deliver any such letters obtained to Lowenstein, Sandler, in each case in form and substance reasonably satisfactory to Lowenstein, Sandler.

     (d) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release, which shall state, among other matters, that subject to the consummation of the transactions contemplated hereby, Robert E. Martini shall be appointed Chairman of the Board of Directors of Cardinal to serve in such office until the annual meeting of Cardinal Shareholders in the year 2000. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, Cardinal and Bergen shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

     5.2.  Covenants of Cardinal.

     (a) Cardinal Shareholders Meeting. Cardinal shall take all action in accordance with the federal securities laws, the Ohio Revised Code and the Cardinal Articles and Code of Regulations, as amended and restated, necessary to convene a special meeting of Cardinal Shareholders (the "Cardinal Shareholders Meeting") to be held on the earliest practical date determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), and to obtain the consent and approval of Cardinal Shareholders with respect to the Cardinal Shareholder Proposals and the transactions contemplated hereby, including recommending approval of the Cardinal Shareholder Proposals and transactions contemplated by this Agreement to the Cardinal Shareholders as set forth in Section 3.12 of this Agreement.

     (b) Preparation of Registration Statement. Cardinal shall, as soon as is reasonably practicable, prepare the Joint Proxy Statement for filing with the Commission on a confidential basis. Consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), Cardinal shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and reasonable approval of the Joint Proxy Statement by Bergen and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Cardinal shall obtain knowledge of any information pertaining to Cardinal contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Cardinal will so advise Bergen in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Cardinal shall promptly furnish to Bergen all information concerning it as may be required for the Joint Proxy Statement and any supplements or amendments thereto. Cardinal shall cooperate with Bergen in the preparation of the Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Bergen in clearing the Joint Proxy Statement with the Staff of the Commission, such Joint Proxy Statement to include the recommendation of the Cardinal Board of Directors referred to in Section 3.12 above. Cardinal also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Cardinal Common Shares in the Merger.

     (c) Conduct of Cardinal's Operations. During the period from the date of this Agreement to the Effective Time, Cardinal shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Cardinal shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.2(c) to the Cardinal Disclosure Schedule, without the prior written consent of Bergen:

          (i) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Cardinal's regular independent accountants;

          (ii) take any action that could likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect;

          (iii) make any changes in the Cardinal Articles that would adversely affect in any material respect the rights and preferences of the holders of Cardinal Common Shares or make any changes in the Amended and Restated Certificate of Incorporation of Subcorp;

          (iv) acquire a material amount of assets or capital stock of any other person if such acquisition would materially and adversely affect the ability of Section 6.1(b) to be satisfied on or prior to April 30, 1998 (and, in any case, Cardinal agrees to give Bergen reasonable prior notice of any acquisition of a material amount of assets or capital stock of any other person);

          (v) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (vi) agree in writing or otherwise to take any of the foregoing actions.

     (d) Indemnification; Directors' and Officers' Insurance.

          (i) From and after the Effective Time, Cardinal shall cause (including, to the extent required, providing sufficient funding to enable the Surviving Corporation to satisfy all of its obligations under this
     Section 5.2(d)(i)), the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of Bergen in respect of acts or omissions occurring prior to the Effective Time to the fullest extent provided or permitted under the Bergen Certificate, as amended and restated, the Bergen Bylaws, and the indemnification agreements disclosed in Section 5.2(d) to the Bergen Disclosure Schedule in effect on the date hereof.

          (ii) Cardinal shall use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of 325% of the amount set forth in
     Section 4.17(k) to the Bergen Disclosure Schedule.

          (iii) Cardinal covenants and agrees from and after the Effective Time to (A) provide to the directors of Bergen who become directors of Cardinal directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of Cardinal, and
     (B) enter into indemnification agreements with the directors of Bergen who become directors of Cardinal on terms entered into with other directors of Cardinal generally.

     (e) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to Cardinal) or any material liabilities.

     (f) NYSE Listing. Cardinal shall use its reasonable efforts to cause the Cardinal Common Shares issuable pursuant to the Merger (including, without limitation, the Cardinal Common Shares issuable upon the exercise of the Cardinal Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     (g) Access. Cardinal shall permit representatives of Bergen to have appropriate access at all reasonable times to Cardinal's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Bergen pursuant to this Section 5.2(g) shall be subject to the provisions of the confidentiality agreement between Cardinal and Bergen dated July 23, 1997 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.2(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (h) Board of Directors of Cardinal. The Board of Directors of Cardinal shall take all action necessary immediately following the Effective Time to elect each of Robert E. Martini and Donald R. Roden and two other persons from the Board of Directors of Bergen as of the date of this Agreement (designated by Robert E. Martini and reasonably acceptable to Cardinal) as a director of Cardinal (with Messrs. Robert E. Martini and Donald R. Roden being assigned to the class of directors whose term of office expires at Cardinal's third annual meeting of shareholders after the Effective Time and second annual meeting of shareholders after the Effective Time, respectively, and the other two persons being assigned to the class or classes of directors with a vacancy (other than those vacancies to be filled by Robert E. Martini and Donald R. Roden) and with the longest term of office available) effective as of the Effective Time, for a term expiring at Cardinal's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Cardinal's Board of Directors. The Board of Directors of Cardinal shall take all action necessary immediately following the Effective Time to (i) elect Robert E. Martini as the Chairman of the Board of Cardinal; (ii) elect Robert D. Walter as the Chairman of the Executive Committee of the Board of Directors of Cardinal;
(iii) reformulate the Executive Committee of the Cardinal Board of Directors by appointing each of Robert D. Walter, Robert E. Martini, Donald R. Roden and three other members designated by Robert D. Walter to the Executive Committee of the Board of Directors of Cardinal; and (iv) elect Donald R. Roden as Co-President of Cardinal, effective as of the Effective Time, to hold such offices until his successor is elected and qualified, subject to being reelected or reappointed to such positions at the discretion of Cardinal's Board of Directors.

     (i) Corporate Name. Subject to approval of the holders of Cardinal Common Shares (the "Cardinal Shareholders") at the Cardinal Shareholders Meeting of an amendment to Article First of the Cardinal Articles, as soon as practicable following the Effective Time, Article First of the Cardinal Articles shall read "The name of the corporation shall be 'Cardinal Bergen Health, Inc.' " At any time prior to the Cardinal Shareholders Meeting, Cardinal and Bergen may agree to change the proposed name for Cardinal following the Effective Time.

     (j) Affiliates of Cardinal. Cardinal shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Cardinal for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Bergen no less than 30 days prior to the date of the Cardinal Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2 (the "Cardinal Affiliate Letter").

     (k) Notification of Certain Matters. Cardinal shall give prompt notice to Bergen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Cardinal representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Cardinal to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(k) shall not limit or otherwise affect the remedies available hereunder to Bergen.

     (l) Employees and Employee Benefit. From and after the Effective Time, Cardinal shall treat all service by Bergen Employees (as defined below) with Bergen and their respective predecessors prior to the Effective Time for all purposes as service with Cardinal (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Bergen Employees participate after the Effective Time, Cardinal shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Bergen Employee who was, as of the Effective Time, excluded from participation in a Bergen Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Bergen Employee or a Bergen Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Cardinal and subsidiaries of Cardinal. For purposes of this Section 5.2(l), "Bergen Employees" shall mean persons who are, as of the Effective Time, employees of Bergen.

     5.3.  Covenants of Bergen.

     (a) Bergen Shareholders Meeting. Bergen shall take all action in accordance with the federal securities laws, the NJBCA and the Bergen Certificate and the Bergen Bylaws necessary to convene a special meeting of Bergen Shareholders (the "Bergen Shareholders Meeting") to be held on the earliest practicable date determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby.

     (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Bergen shall promptly furnish Cardinal with all information concerning it as may be required for inclusion in the Registration Statement. Bergen shall cooperate with Cardinal in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist Cardinal in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld). If, at any time prior to the Effective Time, Bergen obtains knowledge of any information pertaining to Bergen that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, Bergen shall so advise Cardinal and shall promptly furnish Cardinal with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Joint Proxy Statement. Bergen shall use all reasonable efforts to cooperate with Cardinal in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the Cardinal Shareholders Meeting and the Bergen Shareholders Meeting as determined by Cardinal, subject to the consent of Bergen (which shall not be unreasonably withheld), Bergen shall use all reasonable efforts to mail at the earliest practicable date to Bergen Shareholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Bergen Shareholders in connection with the Merger and the transactions contemplated thereby and shall include the Bergen Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinion of Merrill Lynch described in Section 4.23.

     (c) Conduct of Bergen's Operations. Bergen shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Bergen shall not, except as otherwise expressly contemplated by this

Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Bergen Disclosure Schedule, without the prior written consent of
Cardinal:

          (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on Bergen Common Stock of $0.12 per share with record and payment dates consistent with past practice) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, provided, however, that Bergen may grant options with a fair market value exercise price to purchase up to 1% of the number of shares of Bergen Common Stock outstanding as of the date of this Agreement to employees of Bergen in the ordinary course consistent with prior practice or in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) below, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Bergen Options which are outstanding as of the date hereof or which are granted by Bergen prior to the Effective Time in compliance with the terms of this Agreement), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

          (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

          (iii) make or propose any changes in the Bergen Certificate or the Bergen Bylaws;

          (iv) merge or consolidate with any other person (other than as permitted, in each case, by Section 5.3(d));

          (v) acquire for cash a material amount of assets or capital stock of any other person valued, giving effect to assumed indebtedness, at more than $50 million per transaction and $100 million in the aggregate (and, in each case, Bergen shall give Cardinal reasonable prior notice of any such acquisition or agreement to make such an acquisition); provided, that to the extent Cardinal consents to any such acquisition, such acquisition shall not be taken into account in computing the dollar limitations in this clause (v); and provided further, that Bergen shall not make any acquisition if such acquisition would materially and adversely affect the ability of Section 6.1(b) to be satisfied on or prior to April 30, 1998;

          (vi) amend or modify, or propose to amend or modify, the Bergen Rights Agreement, as amended as of the date hereof;

          (vii) except pursuant to existing credit arrangements, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder and shall not include any covenants that shall be more burdensome to Bergen in any material respect or increase costs to the Surviving Corporation after the Effective Time in any material respect);

          (viii) create any subsidiaries other than in connection with acquisitions of assets or capital stock permitted pursuant to clause (v) of this Section 5.3(c);

          (ix) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Cardinal), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice; provided, however, that Bergen may implement a stay-bonus program providing for bonuses in an aggregate amount, together with any severance benefits payable to Bergen employees in such program or otherwise, not to exceed $13.75 million for employees of Bergen (other than employees of Bergen who are in a position of Tier 1 or Tier 2) and will consult with, but need not have the approval of, Cardinal prior to implementing any such plans;

          (x) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

          (xi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Bergen's regular independent accountants;

          (xii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in
     Section 4.17 to the Bergen Disclosure Schedule or any Material Contract other than with respect to modifications or amendments to, terminations of, waivers or releases under, or assignments of (A) Contracts or Material Contracts with customers or suppliers entered into in the ordinary course of business, (B) Contracts relating to existing indebtedness which may be refinanced in compliance with Section 5.3(c)(vii) hereof, (C) Contracts relating to the incurrence of or commitment to any capital expenditures up to $1 million individually or $5 million in the aggregate or as set forth in the budget set forth in Section 5.3(c) to the Bergen Disclosure Schedule, or (D) without the prior written consent of Cardinal (which consent shall not be unreasonably withheld) any other material Contract or Material Contract to which Bergen is a party or any confidentiality agreement to which Bergen is a party;

          (xiii) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

          (xiv) incur or commit to any capital expenditures, individually or in the aggregate, in excess of 120% of the amount set forth in Bergen's capital expenditure budget, which amount is set forth in Section 5.3(c) to the Bergen Disclosure Schedule;

          (xv) except as contemplated by Section 5.2(d)(ii), make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than amounts paid pursuant to current policies or any policies replacing such policies not in excess of 200% of the amount set forth in Section 4.17(k) to the Bergen Disclosure Schedule;

          (xvi) take any action to exempt or make not subject to (x) the provisions of the NJSPA or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Cardinal or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          (xvii) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

          (xviii) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

          (xix) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (xx) agree in writing or otherwise to take any of the foregoing actions.

     (d) No Solicitation. Bergen agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Bergen, or acquisition of any capital stock from Bergen (other than upon exercise of Bergen Options which are outstanding as of the date hereof and other than to the extent specifically permitted by Section 5.3(c)(i)) or 15% or more of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Bergen of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 5.3(c)(v)), or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Bergen Shareholders, Bergen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under Applicable Law and determines that such a proposal is, after consulting with Merrill Lynch (or any other nationally recognized investment banking firm), more favorable to Bergen's Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction). Bergen will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.2(d), in the event that prior to the approval of the Merger by the Bergen Shareholders the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Bergen Board of Directors under Applicable Law, the Board of Directors of Bergen may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, the Bergen Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Bergen Board Recommendation in connection with a tender or exchange offer for Bergen securities, provided that it uses all reasonable efforts to give Cardinal two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal's right to terminate this Agreement pursuant to Section 7.1(d)). The Bergen Board of Directors shall not, in connection with any such withdrawal, modification or change of the Bergen Board Recommendation, take any action to change the approval of the Board of Directors of Bergen for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger, the Bergen Stock Option Agreement or the Support Agreement. From and after the execution of this Agreement, Bergen shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Cardinal within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, Bergen shall immediately advise Cardinal, in writing, if the Board of Directors of Bergen shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

     (e) Termination Right. If prior to the approval of the Merger by the Bergen Shareholders the Board of Directors of Bergen shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by Bergen or any of its subsidiaries or affiliates in violation of this Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under Applicable Law and that such Competing Transaction is more favorable to the Bergen Shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the Bergen

Shareholders and Bergen has received (x) the advice of its outside legal counsel as to whether failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under Applicable Law and (y) an opinion (a copy of which, if delivered in writing, has been delivered to Cardinal) from Merrill Lynch (or any other nationally recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Bergen Shareholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal), Bergen may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) Bergen has provided Cardinal written notice that it intends to terminate this Agreement pursuant to this Section 5.3(e), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after Bergen has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), Bergen delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to this
Section 5.3(e), (B) a check in the amount of Cardinal's Costs (as defined in Section 7.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon Cardinal's definitive determination of such Costs), plus the amount of the termination fee as provided in Section 7.2, (C) a written acknowledgment from Bergen that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Bergen Stock Option Agreement and (y) the Bergen Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of Bergen's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by Bergen.

     (f) Affiliates of Bergen. Bergen shall cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Bergen for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Cardinal no less than 30 days prior to the date of the Bergen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "Bergen Affiliate Letter"). No later than 45 days prior to the date of the Bergen Shareholders Meeting, Bergen, after consultation with its outside counsel, shall provide Cardinal with a letter (reasonably satisfactory to outside counsel to Cardinal) specifying all of the persons or entities who, in Bergen's opinion, may be deemed to be "affiliates" of Bergen under the preceding sentence. The foregoing notwithstanding, Cardinal shall be entitled to place legends as specified in the Bergen Affiliate Letter on the certificates evidencing any of the Cardinal Common Shares to be received by (i) any such "affiliate" of Bergen specified in such letter or (ii) any person Cardinal reasonably identifies (by written notice to Bergen) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Cardinal Common Shares, consistent with the terms of the Bergen Affiliate Letter, regardless of whether such person has executed the Bergen Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

     (g) Access. Bergen shall permit representatives of Cardinal to have appropriate access at all reasonable times to Bergen's premises, properties, books, records, contracts, documents, customers and suppliers. Information obtained by Cardinal pursuant to this Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (h) Notification of Certain Matters. Bergen shall give prompt notice to Cardinal of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Bergen representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Bergen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to Cardinal.

     (i) Subsequent Financial Statements. Bergen shall consult with Cardinal prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Bergen SEC Documents after the date of this Agreement.

     (j) Employee Agreements; Trust Amendment. Bergen shall use its reasonable efforts to cause each of the employees of Bergen specified in Section 5.3(j) to the Bergen Disclosure Schedule to execute and deliver an Employee Agreement with Bergen substantially in the form attached to Section 4.28 to the Bergen Disclosure Schedule as soon as possible after the date of this Agreement. Bergen shall use its best efforts to cause the Trustee to execute the Trust Amendment as soon as possible after the date of this Agreement.

                                  ARTICLE VI.

                                   CONDITIONS

     6.1. Conditions to the Obligations of Each Party. The obligations of Bergen, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

     (a) (i) This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the Bergen Shareholders in the manner required by any Applicable Law, and (ii) the issuance of the Cardinal Common Shares to be issued in the Merger (and the transactions contemplated hereby) and the increase in the number of authorized Cardinal Common Shares shall have been approved by the Cardinal Shareholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

     (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated.

     (c) No provision of any applicable law or regulation, as supported by written opinion of outside legal counsel, and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement.

     (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of Bergen and Cardinal under Section 5.1(a), seeking to prohibit or limit the ownership or operation by Cardinal, Bergen or any of their respective subsidiaries of, or to compel Cardinal, Bergen or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, Bergen or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Cardinal or any subsidiary of Cardinal from effectively controlling in any material respect the business or operations of Cardinal or the subsidiaries of Cardinal.

     (e) The Commission shall have declared the Cardinal Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Cardinal Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

     (f) The Cardinal Common Shares to be issued in the Merger (including, without limitation, the Cardinal Common Shares issuable upon the exercise of the Cardinal Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (g) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal and Bergen, from Deloitte & Touche LLP dated the date of the Effective Time stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

     6.2. Conditions to Obligations of Bergen. The obligations of Bergen to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Bergen:

     (a) Each of the representations and warranties of each of Cardinal and Subcorp set forth in Article III:

          (i) which is qualified by materiality or contains references to Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that

             (x) with respect to any Non-Recurring Non-Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Cardinal from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Cardinal shall not exceed $30 million (without giving effect to any tax consequences), and

             (y) solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any Material Adverse Effect on Cardinal; and

          (ii) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

The representations and warranties of each of Cardinal and Subcorp set forth in
Article III shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Cardinal (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any Material Adverse Effect on Cardinal.

     (b) Each of Cardinal and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in all such cases, for acts and omissions of Cardinal which, in the aggregate, do not have a Material Adverse Effect on Cardinal.

     (c) Each of Cardinal and Subcorp shall have furnished Bergen with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

     (d) Bergen shall have received the opinion of Lowenstein, Sandler, dated on or prior to the effective date of the Registration Statement, to the effect that
(i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Bergen, Cardinal and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Bergen upon the receipt of Cardinal Common Shares in exchange for shares of Bergen Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Cardinal Common Shares.

     (e) There shall not be pending any Action which is reasonably likely to have a Material Adverse Effect on Cardinal.

     (f) Since the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Cardinal which would constitute a Material Adverse Effect on Cardinal or any event, occurrence or development which would have a material adverse effect on the ability of Cardinal to consummate the transactions contemplated hereby; provided, however, that solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Cardinal may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Cardinal.

     6.3. Conditions to Obligations of Cardinal and Subcorp. The obligations of Cardinal and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Cardinal:

     (a) Each of the representations and warranties of Bergen set forth in
Article IV:

          (i) which is qualified by materiality or contains references to Material Adverse Effect shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); provided, however, that

             (x) with respect to any Non-Recurring Non-Attributable Change, the aggregate amount excluded from the determination of whether there has been a Material Adverse Effect on Bergen from all such Non-Recurring Non-Attributable Changes applied to all of the representations and warranties of Bergen shall not exceed $30 million (without giving effect to any tax consequences), and

             (y) solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen; and

          (ii) which is not qualified by materiality and does not contain any reference to Material Adverse Effect shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

The representations and warranties of Bergen set forth in Article IV shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Bergen (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty); provided, however, that, solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any Material Adverse Effect on Bergen.

     (b) Bergen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in all such cases, for acts and omissions of Bergen which, in the aggregate, do not have a Material Adverse Effect on Bergen.

     (c) Bergen shall have furnished Cardinal with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

     (d) Since the date of this Agreement, there shall not have been any change in the assets, liabilities, results of operations or financial condition of Bergen which would constitute a Material Adverse Effect on

Bergen or any event, occurrence or development which would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby; provided, however, that solely for purposes of Section 7.1(j)(iii) of this Agreement, Attributable Changes with respect to Bergen may be considered in determining whether there has been any such material adverse change that would constitute a Material Adverse Effect on Bergen.

     (e) There shall not have been a material breach of the Bergen Stock Option Agreement.

     (f) There shall not be pending any Action which is reasonably likely to have a Material Adverse Effect on Bergen.

     (g) The Employee Agreements between Bergen and each employee of Bergen set forth in Section 4.28 to the Bergen Disclosure Schedule, each as in effect as of the date of this Agreement, shall be in full force and effect and shall not have been terminated; provided, however, that it is understood that this condition shall not fail to be satisfied with respect to any such person who is no longer employed by Bergen so long as Bergen shall not have modified, amended or terminated, granted any waiver or release under, or assigned any material rights or claims under the Employee Agreement with such former employee other than in accordance with its terms.

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Bergen Shareholders and Cardinal Shareholders):

     (a) by mutual written consent of Cardinal and Bergen;

     (b) by either Cardinal or Bergen if there shall be any law or regulation that, as supported by written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Cardinal or Bergen from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

     (c) by either Cardinal or Bergen if the Merger shall not have been consummated before April 30, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

     (d) by Cardinal if the Board of Directors of Bergen shall withdraw, modify or change the Bergen Board Recommendation in a manner adverse to Cardinal, or if the Board of Directors of Bergen shall have refused to affirm the Bergen Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Cardinal which request was made on a reasonable basis;

     (e) by Cardinal or Bergen if at the Bergen Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Bergen Shareholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

     (f) by Cardinal or Bergen if the authorization of the Cardinal Shareholders with respect to the issuance of Cardinal Common Shares in the Merger or the increase in the number of authorized Cardinal Common Shares shall not have been obtained by reason of the failure to obtain the required vote at a meeting held for such purpose;

     (g) by Bergen, pursuant to Section 5.3(e);

     (h) by Cardinal if Bergen shall have breached in any material respect any of its obligations under the Bergen Stock Option Agreement or if Mr. Robert E. Martini shall have breached in any material respect any of his obligations under the Support Agreement with Cardinal;

     (i) by Cardinal if at any time the representations and warranties of Bergen set forth in Section 4.15 shall not be true and correct and Cardinal shall have been advised by Deloitte & Touche LLP that the condition set forth in Section 6.1(g) cannot be satisfied;

     (j) by Cardinal or Bergen if:

          (i) there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by Cardinal) or Section 6.3(a) or 6.3(b) (in the case of a breach by Bergen) or would result in a material adverse effect on the ability of Cardinal and/or Bergen to consummate the transactions contemplated hereby, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

          (ii) the condition set forth in Section 6.3(d) (in the case of a termination by Cardinal) or Section 6.2(f) (in the case of a termination by Bergen) is not satisfied; or

          (iii) the condition set forth in Sections 6.3(a) or 6.3(d) (in the case of a termination by Cardinal) or Sections 6.2(a) or 6.2(f) (in the case of a termination by Bergen) is not satisfied solely because the proviso regarding Attributable Changes in such section is considered in determining whether any such condition has been satisfied, provided, that the terminating party complies with Section 7.4(c) hereof;

     (k) by Bergen if at any time the representations and warranties of Cardinal set forth in Section 3.7 shall not be true and correct and Cardinal shall have been advised by Deloitte & Touche LLP that the condition set forth in Section 6.1(g) cannot be satisfied; or

     (l) by Cardinal or Bergen on one business day's prior notice if either party has received any communication from the Federal Trade Commission or the Department of Justice (each an "HSR Authority") (such communication to be confirmed to the other party by the Bureau Director of the Federal Trade Commission or such Director's delegate or an Assistant Attorney General or the latter's delegate) indicating that an HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the Antitrust Laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(l) shall only be exercisable within 10 business days after the receipt by either party of the first such communication from an HSR Authority.

     7.2.  Effect of Termination.

     (a) In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of the second sentence of each of
Section 5.2(g) and Section 5.3(g) and the provisions of Sections 7.2 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholders' meetings and consents ("Costs").

     (b) Bergen agrees that, if:

          (i) Bergen terminates this Agreement pursuant to Sections 5.3(e) and 7.1(g);

          (ii) Cardinal terminates this Agreement pursuant to Section 7.1(d) or 7.1(h); or

          (iii) (A) Cardinal or Bergen terminates this Agreement pursuant to
     Section 7.1(e), (B) at the time of such failure by Bergen Shareholders to so approve this Agreement there is a publicly announced or disclosed Competing Transaction with respect to Bergen involving a third party, and
     (C) within 12 months after such termination, Bergen shall enter into an Acquisition Agreement for a Business Combination (as defined herein) or consummates a Business Combination;

then, (X) in the case of a termination by Cardinal, within three business days following any such termination, (Y) in the case of a termination by Bergen as described in clause (i) above, concurrently with such termination, or (Z) in the case of a termination by Bergen as described in clause (iii) above where a Competing Transaction has been publicly announced or publicly disclosed prior to the Bergen Shareholders Meeting (including any adjournment or postponement thereof), prior to the earlier consummation of a Business Combination or execution of a definitive agreement with respect thereto, Bergen will pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (i) in reimbursement for Cardinal's expenses an amount in cash equal to the aggregate amount of Cardinal's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $12 million in the aggregate and (ii) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee"). For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Bergen as a result of which the Bergen Shareholders prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Bergen Common Stock whether by tender or exchange offer or otherwise.

     7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Bergen Shareholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Bergen Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4.  Liquidated Damages.

     (a) In the event that the Board of Directors of Cardinal shall withdraw or change in a manner adverse to Bergen its recommendation as set forth in Section
3.12 of this Agreement, and this Agreement shall have terminated in accordance with the terms hereof as a result thereof, then within 3 days after delivery of notice of such termination by Bergen to Cardinal, Cardinal shall pay to Bergen in cash by wire transfer of immediately available funds to an account designated by Bergen, as liquidated damages (i) in reimbursement for Bergen's expenses, an amount of cash equal to the aggregate amount of Bergen's Costs up to but not equal to $12 million in the aggregate and (ii) the amount of $75 million.

     (b) In the event that this Agreement is terminated by Cardinal or Bergen (the "Terminating Party") pursuant to Section 7.1(j) hereof as a result of the failure of the other party or its affiliates (the "Breaching Party") to perform its material covenants and obligations under Section 5.1(a)(i) or 5.1(a)(ii) hereof, then within 3 days after such termination, the Breaching Party shall pay to the Terminating Party in cash by wire transfer of immediately available funds to an account designated by the Terminating Party, as liquidated damages, an amount of cash equal to $50 million.

     (c) In the event that this Agreement is terminated by Cardinal or Bergen pursuant to Section 7.1(j)(iii) as a result, in whole or in part, of an Attributable Change with respect to the other party, then contemporaneously with such termination, the terminating party shall pay in cash by wire transfer of immediately available funds to an account designated by the other party as liquidated damages the amount of $75 million.

     7.5. Exclusive Remedy. In the event that any Termination Fee is paid pursuant to Section 7.2 or any liquidated damages are paid pursuant to Section 7.4, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee or liquidated damages, as the case may be, shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

     7.6. Extension; Waiver. At any time prior to the Effective Time, Cardinal (with respect to Bergen) and Bergen (with respect to Cardinal and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

     8.1. Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Cardinal or Subcorp:

        Cardinal Health, Inc.
        5555 Glendon Court
        Dublin, Ohio 43016
        Attention: Robert D. Walter
        Telecopy No.: (614) 717-8919

        with a copy to

        David A. Katz
        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Telecopy No.: (212) 403-2000

     (b) if to Bergen:

        Bergen Brunswig Corporation
        4000 Metropolitan Drive
        Orange, CA 92668
        Attention: Milan A. Sawdei
        Telecopy No.: (714) 978-1148
        with a copy to

        Richard M. Sandler
        Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
        65 Livingston Avenue
        Roseland, New Jersey 07068
        Telecopy No.: (201) 992-5820

     8.3.  Interpretation.

     (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Bergen, such reference shall be deemed to include any and all subsidiaries of Bergen, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.8, 4.16, 4.22, 4.23, 4.24, 4.25 and 8.3.

     (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include:

          (i) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to any decrease in the market price of Cardinal Common Shares in the case of Cardinal or Bergen Common Stock in the case of Bergen (but in either case not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on such party),

          (ii) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to conditions, events, or circumstances generally affecting the industries in which Cardinal (and its subsidiaries) and Bergen (and its subsidiaries) operate,

          (iii) except to the extent provided in Section 7.1(j)(iii) of this Agreement, Attributable Changes,

          (iv) (A) a maximum of $30 million in the aggregate (determined without giving effect to any tax consequences) of Non-Recurring Non-Attributable Changes in determining whether the conditions set forth in Sections 6.3(d) or 6.2(f) have been satisfied, and (B) in considering the accuracy of an individual representation and warranty, such $30 million may be allocated among the various representations and warranties so long as the aggregate amount does not exceed $30 million (determined without giving effect to any tax consequences), or

          (v) any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly attributable to a Permitted Change.

     (c) For the purposes of any provision of this Agreement, a "Permitted Change" with respect to any party shall mean any change specifically contemplated by the provisions of this Agreement (without reference to the Bergen Disclosure Schedule or the Cardinal Disclosure Schedule).

     (d) For the purposes of any provision of this Agreement, an "Attributable Change" with respect to any party shall mean any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries directly or indirectly arising out of or attributable to the loss by such party (and its subsidiaries) of any of its customers (including business of such customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

     (e) For the purposes of any provision of this Agreement, a "Non-Attributable Change" with respect to any party shall mean any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of such party or any of its subsidiaries that is not an Attributable Change, in each case arising after the date of this Agreement.

     (f) For the purposes of any provision of this Agreement, a "Non-Recurring Non-Attributable Change" with respect to any party shall mean any Non-Attributable Change that is a change in or effect upon the results of operations of such party directly attributable to any non-recurring event, occurrence or development that would not materially impact the continuing operations of such party.

     (g) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     (h) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of executive vice president or higher.

     8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support Agreement, the Bergen Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     8.6.  Third Party Beneficiaries.  Except for the agreement set forth in
Section 5.2(d), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of New York.

     8.8.  Consent to Jurisdiction; Venue.

     (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any New York state or federal court sitting in the City of New York. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11. Expenses. Subject to the provisions of Section 7.2 and the Bergen Stock Option Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the Registration Statement and the Joint Proxy Statement (including filing fees related thereto) will be shared equally by Cardinal and Bergen.

     IN WITNESS WHEREOF, Cardinal, Subcorp and Bergen have signed this Agreement as of the date first written above.

                                          CARDINAL HEALTH, INC.

                                          By:     /s/ ROBERT D. WALTER

                                            ------------------------------------
                                            Name: Robert D. Walter
                                            Title: Chairman and Chief Executive
                                              Officer

                                          BRUIN MERGER CORP.

                                          By:     /s/ ROBERT D. WALTER

                                            ------------------------------------
                                            Name: Robert D. Walter
                                            Title: Chairman

                                          BERGEN BRUNSWIG CORPORATION

                                          By:     /s/ ROBERT E. MARTINI

                                            ------------------------------------
                                            Name: Robert E. Martini
                                            Title: Chairman

                                                                         ANNEX B

[Merrill Lynch Logo]                                                 [MERRILL LYNCH ADDRESS]

                                                                 August 23, 1997

Board of Directors
Bergen Brunswig Corporation
4000 Metropolitan Drive
Orange, California 92868

Members of the Board of Directors:

     Bergen Brunswig Corporation ("Bergen"), Cardinal Health, Inc. ("Cardinal") and a newly formed wholly owned subsidiary of Cardinal (the "Cardinal Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Cardinal Sub will be merged with and into Bergen in a transaction (the "Merger") in which each outstanding share of Bergen's common stock (the "Bergen Shares"), will be converted into the right to receive .775 shares (the "Exchange Ratio") of the common stock of Cardinal (the "Cardinal Shares").

     You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of Bergen Shares, other than Cardinal and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to Bergen and Cardinal which we deemed to be relevant;

          (2) Reviewed certain information, including financial forecast information from certain publicly available analysts' forecasts with respect to Bergen and Cardinal, identified and reviewed by Bergen and Cardinal, respectively, and provided to us as reasonable forecasts appropriate for use in rendering our opinion, relating to the business, earnings, cash flow, assets, liabilities and prospects of Bergen and Cardinal, furnished to us by Bergen and Cardinal, respectively, as well as certain information relating to the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies"), furnished to us by Bergen;

          (3) Conducted discussions with members of senior management of Bergen and Cardinal concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger, and the Expected Synergies;

          (4) Reviewed the market prices and valuation multiples for Bergen Shares and Cardinal Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (5) Reviewed the results of operations of Bergen and Cardinal and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

          (7) Reviewed the potential pro forma impact of the Merger, before and after giving effect to the Expected Synergies;

          (8) Reviewed the Agreement; and

          (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information and we have not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Bergen or Cardinal or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Bergen or Cardinal. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Bergen or Cardinal, we have assumed that they have been reasonably prepared or reviewed and reflect the best currently available estimates and judgment of Bergen's or Cardinal's management as to the expected future financial performance of, or expenses or benefits to, Bergen or Cardinal, as the case may be and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by Bergen or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Bergen.

     We are acting as financial advisor to Bergen in connection with the Merger and will receive a fee from Bergen for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Bergen has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Bergen and may continue to do so and have received fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Bergen Shares and other securities of Bergen, as well as Cardinal Shares and other securities of Cardinal, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Bergen. Our opinion does not address the merits of the underlying decision by Bergen to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. We are not expressing any opinion herein as to the prices at which Cardinal Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Bergen Shares, other than Cardinal and its affiliates.

                                       Very truly yours,

                                       /s/ Merrill Lynch Pierce Fenner & Smith
                                           Incorporated

                                       MERRILL LYNCH PIERCE FENNER & SMITH
                                       INCORPORATED

                                                                         ANNEX C

                 FORM OF AMENDMENTS TO THE AMENDED AND RESTATED
         ARTICLES OF INCORPORATION OF CARDINAL HEALTH, INC., AS AMENDED

              AMENDMENT TO ARTICLE FOURTH OF THE CARDINAL ARTICLES

     Resolved, that Section 1 of Article FOURTH of the Amended and Restated Articles of Incorporation, as amended, of Cardinal Health, Inc. be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

     FOURTH: Section 1. Authorized Shares. The maximum aggregate number of shares which the corporation is authorized to have outstanding is 305,500,000, consisting of 300,000,000 common shares, without par value ("Class A Common Shares"), 5,000,000 Class B common shares, without par value ("Class B Common Shares") (the Class A Common Shares and the Class B Common Shares are sometimes referred to herein collectively as the "Common Shares"), and 500,000 nonvoting preferred shares, without par value.

              AMENDMENT TO ARTICLE FIRST OF THE CARDINAL ARTICLES

     Resolved, that Article FIRST, of the Amended and Restated Articles of Incorporation, as amended, of Cardinal Health, Inc. be, and the same hereby is, deleted in its entirety and there is substituted therefor the following:

     FIRST: The name of the corporation shall be "Cardinal Bergen Health, Inc."

                                                                         ANNEX D

                    SECTION 1701.85 OF THE OHIO REVISED CODE

DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

        (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

        (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

        (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

        (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has bene successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contacts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of Cardinal, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse Cardinal for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of Cardinal or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 2.01   Agreement and Plan of Merger dated as of August 23, 1997, among the Registrant, Bruin
        Merger Corp., and Bergen Brunswig Corporation(1)
 2.02   Stock Option Agreement, dated August 23, 1997, between the Registrant and Bergen
        Brunswig Corporation.(2)
 3.01   Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02   Restated Code of Regulations of the Registrant, as amended.(4)
 4.01   Specimen Certificate for the Registrant's Class A Common Shares.(5)
 5      Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8      Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan P.C. as to certain tax matters.
23.01   Consent of Deloitte & Touche LLP.
23.02   Consent of Deloitte & Touche LLP.
23.03   Consent of Price Waterhouse LLP.
23.04   Consent of Ernst & Young LLP.
23.05   Consent of Arthur Andersen LLP.
23.06   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.07   Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan P.C. (included in Exhibit 8).
23.08   Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
99.01   Support/Voting Agreement dated August 23, 1997 between the Registrant and Robert E.
        Martini.(2)
99.02   Form of Cardinal Health, Inc. Proxy.
99.03   Form of Bergen Brunswig Corporation Proxy.

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Current Report on Form 8-K dated August 23, 1997 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on August 27, 1997) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (Commission File No. 0-12591) (as amended by Form 10-K/A (Amendment No. 1) filed with the Commission on January 7, 1998) and incorporated herein by reference.

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the Registrant's Annual Report on Form 10-K, as amended by the Form 10-K/A (Amendment No. 1), for the fiscal year ended June 30, 1997).

     (c) Report, Opinion or Appraisal.

     Not Applicable.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 21st day of January, 1998.

                                          CARDINAL HEALTH, INC.

                                          By:     /s/ ROBERT D. WALTER
                                            ------------------------------------
                                            Robert D. Walter, Chairman
                                            and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 21, 1998.

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------

/s/ ROBERT D. WALTER                            Chairman and Chief Executive Officer
---------------------------------------------     (principal executive officer)
Robert D. Walter                                  and Director

/s/ DAVID BEARMAN                               Executive Vice President and Chief Financial
---------------------------------------------     Officer (principal financial officer)
David Bearman

/s/ RICHARD J. MILLER                           Vice President, Controller and
---------------------------------------------     Principal Accounting Officer
Richard J. Miller

/s/ JOHN F. FINN                                Director
---------------------------------------------
John F. Finn

/s/ ROBERT L. GERBIG                            Director
---------------------------------------------
Robert L. Gerbig

/s/ JOHN F. HAVENS                              Director
---------------------------------------------
John F. Havens

/s/ REGINA E. HERZLINGER                        Director
---------------------------------------------
Regina E. Herzlinger

/s/ JOHN C. KANE                                Director
---------------------------------------------
John C. Kane

/s/ J. MICHAEL LOSH                             Director
---------------------------------------------
J. Michael Losh

/s/ GEORGE R. MANSER                            Director
---------------------------------------------
George R. Manser

/s/ JOHN B. MCCOY                               Director
---------------------------------------------
John B. McCoy

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------

/s/ JERRY E. ROBERTSON                          Director
---------------------------------------------
Jerry E. Robertson

/s/ L. JACK VAN FOSSEN                          Director
---------------------------------------------
L. Jack Van Fossen

/s/ MELBURN G. WHITMIRE                         Director
---------------------------------------------
Melburn G. Whitmire

                                 EXHIBIT INDEX

EXHIBITS REQUIRED BY S-K ITEM 601:

EXHIBIT
NUMBER                                   EXHIBIT DESCRIPTION
-------  ------------------------------------------------------------------------------------
 2.01    Agreement and Plan of Merger dated as of August 23, 1997, among the Registrant,
         Bruin Merger Corp., and Bergen Brunswig Corporation(1)
 2.02    Stock Option Agreement, dated August 23, 1997, between the Registrant and Bergen
         Brunswig Corporation.(2)
 3.01    Amended and Restated Articles of Incorporation of the Registrant, as amended.(3)
 3.02    Restated Code of Regulations of the Registrant, as amended. (4)
 4.01    Specimen Certificate for the Registrant's Class A Common Shares.(5)
 5       Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8       Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan P.C. as to certain tax matters.
23.01    Consent of Deloitte & Touche LLP.
23.02    Consent of Deloitte & Touche LLP.
23.03    Consent of Price Waterhouse LLP.
23.04    Consent of Ernst & Young LLP.
23.05    Consent of Arthur Andersen LLP.
23.06    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5).
23.07    Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan P.C. (included in Exhibit 8).
23.08    Consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated.
99.01    Support/Voting Agreement dated August 23, 1997 between the Registrant and Robert E.
         Martini(2)
99.02    Form of Cardinal Health, Inc. Proxy.
99.03    Form of Bergen Brunswig Corporation Proxy.

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Current Report on Form 8-K dated August 23, 1997 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on August 27, 1997) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996 (Commission File No. 0-12591) and incorporated herein by reference.

(4) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

(5) Included as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (Commission File No. 0-12591) (as amended by Form 10-K/A (Amendment No. 1) filed with the Commission on January 7, 1998) and incorporated herein by reference.